Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-175227

DATED JULY 11, 2012

Prospectus

54,166,684 Shares

THERMOENERGY CORPORATION

Common Stock

This prospectus relates to the resale of up to 54,166,684 shares of Common Stock, par value $0.001 per share, of ThermoEnergy Corporation that may be sold from time to time by the selling stockholders named in this prospectus on page 40. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any market or trading facility on which our shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. No underwriter or other person has been engaged to facilitate the sale of shares of our Common Stock in this offering. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their shares.

Our Common Stock is currently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "TMEN.OB." On May 31, 2012, the last reported sale price of our Common Stock on the OTCBB was $0.15 per share.

You should read this prospectus carefully before you invest. Investing in our Common Stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 7 of this prospectus for risks and uncertainties you should consider before buying shares of our Common Stock.

None of the Securities and Exchange Commission, any state securities commission, nor any other governmental agency has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 11, 2012

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment or supplement hereto or any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. We are not making an offer to sell our Common Stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference or any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the Common Stock.

Unless the context indicates otherwise, all references in this prospectus to “the Company,” "ThermoEnergy," "we," "us," "our company" and "our" refer to ThermoEnergy Corporation and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Common Stock. You should pay special attention to the "Risk Factors" section of this prospectus to determine whether an investment in our Common Stock is appropriate for you.

ThermoEnergy Corporation

ThermoEnergy is a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable.  Our wastewater treatment systems have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.  The CAST platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions while removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology. The pressurized oxycombustion technology is held in our subsidiary, ThermoEnergy Power Systems (“TEPS”) and will be developed and commercialized through our subsidiary, Unity Power Alliance.

For the years ended December 31, 2011 and 2010, ThermoEnergy Corporation incurred net losses attributable to common stockholders of $17.3 million and $16.8 million (as revised), respectively, and cash outflows from operations of approximately $6.1 million and $5.6 million, respectively. As of December 31, 2011 and 2010, ThermoEnergy had an accumulated deficit of approximately $113.5 million and $96.1 million (as revised), respectively. ThermoEnergy Corporation's independent registered public accounting firm included an emphasis of matter paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern in their report on ThermoEnergy Corporation's consolidated financial statements as of December 31, 2011 and 2010.

Industry Background

There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality.  Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative.  The regulations established under these programs are intended to improve existing water quality programs.  In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment and power generation.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs to be competitive, industrial companies are implementing "treat and recover" technologies such as our CAST technology.  CAST technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by these regulatory and economic initiatives, we believe that pressurized oxycombustion will provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants once carbon pricing is in place in the United States.

Our Technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States.  The marketability of the pressurized oxycombustion technology was significantly expanded with the ratification of the Kyoto Protocol by 141 nations, which took effect in February of 2005.  As the Kyoto Protocol emission reductions are phased in through 2012, many older coal-fired power plants will be among the first affected by the new regulations.  Many of these plants utilize boiler designs that are 20 years old or more, making any upgrade using conventional combustion technology highly improbable.  Collectively, these plants represent an enormous sunk-cost for utilities and industry, creating an ideal opportunity for any new retrofit technology that could potentially keep these plants operational.  While there are a number of post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving near zero air emissions as well as capturing greater than 95% of carbon dioxide. There can be no assurance, however, that a competing technology or technologies will not be developed in the future or that the passage of more stringent clean air requirements will result in our Technologies being used in either the United States or abroad, or that the current trend of domestic and international environmental legislation will continue.

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Our Key Advantages

We believe that the key advantages of our business include:

•	Technology Leadership: Our award winning wastewater treatment technology treats and disposes or treats and recovers feedstock and valuable resources depending on whether the need is driven by regulatory requirements or a return on investment. We have a comprehensive portfolio of wastewater treatment technology based on our CAST platform. Our technology supports a wide range of applications. This allows us to provide our customers with a simple or a "one-stop shop" solution. Our power generation technology utilizes pressurized oxyfuel combustion technology capturing and sequestering nearly all SOx, NOx, Mercury, and CO2 created in the power generation process.

•	Large domestic and global markets: We estimate the industrial and municipal tertiary wastewater removal and recovery market in the USA into which our CAST wastewater technologies are sold to be approximately $12 billion over the next five years and growing. We estimate the market for our pressurized oxycombustion power generation technology to be a $1 trillion segment of the global market opportunity once fully commercialized.

•	Proven Solution Provider: We have approximately 70 CAST wastewater treatment systems deployed worldwide. We sell systems to both large and small businesses, as well as to municipalities.

•	Superior Performance: Our performance advantage is derived from the physical-chemical nature of our controlled atmosphere separation technology resulting in the lowest cost of operations versus biological and other solutions. Our cost of capital and operating costs are lower, we have a smaller footprint, we are not temperature dependant, we take less than an hour to reach equilibrium, produce no sludge, and no odor.

Our Strategy

Our objective is to become a significant force within the global municipal and industrial wastewater and power generation industries.

Our business model is based on 1) new construction or retrofitting of existing wastewater treatment plants for federal, state and municipal governments, industrial clients as well as power generation plants for public and/or merchant utilities worldwide, 2) privatization contracts where we will build and operate, or build, own and operate municipal and/or industrial wastewater treatment and power plants, and 3) the generation and sale of emission credits for emissions including nitrogen, carbon and mercury either directly to end-users or via established public exchanges.  In instances where the client has sufficient skill to design, build and operate our technologies, we will enter into collaborative working relationships such as joint ventures, licenses and other similar agreements with companies that are well-established in our targeted markets, and can greatly expedite the commercialization of our technologies.

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses.  Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

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Our business is subject to numerous risks that are highlighted in the section entitled "Risk Factors" immediately following this prospectus summary. These risks, among others, represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	We will require additional capital to continue to fund our operations.

•	We face intense competition and expect competition to increase in the future.

•	Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

•	There may be a limited public market for our shares and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

Corporate History

The Company was incorporated in Arkansas on January 19, 1988, under the name Innotek Corporation, at the direction of the Board of Directors of American Fuel and Power Corporation ("AFP").  In exchange for the contribution by AFP of certain technologies, including an exclusive sublicense of rights under a license from Batelle Memorial Institute, 70% of the Company's initial Common Stock was issued to AFP and subsequently distributed to AFP shareholders.  The Company subsequently entered directly into a license agreement with Battelle Memorial Institute which supersedes the previous agreement between Battelle and AFP.  On December 12, 1996 the Company changed its name from Innotek Corporation to ThermoEnergy Corporation.

On June 20, 2007, the Company changed its jurisdiction of incorporation from Arkansas to Delaware by effecting a merger of the Company with and into its wholly-owned Delaware subsidiary, ThermoEnergy Corporation, in a transaction in which the Delaware corporation was the surviving entity.

Corporate Information

Our principal executive offices are located at 10 New Bond Street, Worcester, Massachusetts 01606 and our telephone number is (508) 854-1628. Our Internet address is www.thermoenergy.com. Information contained on our website does not constitute part of this prospectus.`

The names "ThermoEnergy Corporation," "CAST," and "CASTion" are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

Summary of the Offering

Common Stock offered	54,166,684 shares of Common Stock, $0.001 par value per share, offered by the selling stockholders.

Common Stock outstanding after the offering (1)	111,919,165 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders.

Over-the-Counter Bulletin Board Symbol	TMEN.OB

Risk factors	Investing in our Common Stock involves a number of risks. Before investing, you should carefully consider the information set forth under “Risk Factors” beginning on page 7 of this prospectus, for a discussion of the risks related to an investment in our Common Stock.

(1)	The number of shares of Common Stock outstanding after this offering includes 91,085,825 shares outstanding as of June 5, 2012, but does not include:

•	21,994,102 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $0.36 per share, which have been granted and remain outstanding;

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•	10,933,206 shares issuable under our stock option plan;

•	76,812,100 shares underlying currently outstanding warrants;

•	3,754,433 shares issuable upon conversion of convertible debt; and

•	96,024,924 shares issuable upon conversion of convertible preferred stock held by persons other than the selling stockholders.

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RISK FACTORS

Investing in our Common Stock involves risk.  In deciding whether to invest in our Common Stock, you should carefully consider the following risks, which should be read together with our other disclosures in this prospectus and in the documents we incorporate by reference.  These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Common Stock to decline.  If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.  In that case, the value of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to Our Company

We have incurred substantial operating losses in the past and we may not be able to achieve profitability in the future.

We have incurred negative cash flows from operations since inception. For the years ended December 31, 2011 and 2010, we incurred net losses of $17,386,000 and $14,856,000 (as revised), respectively, and cash outflows from operations of $6,101,000 and $5,628,000, respectively. As of December 31, 2011 and 2010, we had an accumulated deficit of $113,510,000 and $96,124,000 (as revised), respectively. We expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenues could decline. Furthermore, if our operating expenses exceed expectations, financial performance will be adversely affected and we may continue to incur significant losses in the future.

We will require additional capital to continue to fund our operations. If we need but do not obtain additional capital, we may be required to substantially limit operations.

We may not generate sufficient cash needed to finance our anticipated operations for the foreseeable future from such operations. Accordingly, we may seek funding through public or private financings, including equity financings, and through other arrangements including collaborations. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our Common Stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of our business, reductions in capital expenditures and reductions in staff and discretionary costs.

There is substantial doubt about our ability to continue as a going concern.

We have incurred net losses since inception and require substantial capital to continue commercialization of our water and power technologies (together, the “Technologies”) and to fund our liabilities. For the years ended December 31, 2011 and 2010, we incurred net losses of $17,386,000 and $14,856,000 (as revised), respectively, and cash outflows from operations of $6,101,000 and $5,628,000, respectively. As of December 31, 2011 and 2010, we had an accumulated deficit of $113,510,000 and $96,124,000 (as revised), respectively. As of March 31, 2012, our liabilities included approximately $1.3 million in accounts payable, $2.9 million of convertible debt, $4.0 million of billings in excess of costs, derivative liabilities of $602,000 and approximately $1.8 million of other liabilities.  Our ability to continue as a going concern is dependent on many events outside of our direct control, including, among other things, obtaining additional financing either privately or through public markets and customers’ purchasing our products in substantially higher volumes. Further, our independent registered public accounting firm, in its report for the fiscal years ended December 31, 2011 and 2010, included an emphasis of matter paragraph regarding the substantial doubt about our ability to continue as a going concern.

On July 1, 2011, we prepaid an aggregate of $1,568,267 of our outstanding debt, triggering the automatic conversion of an aggregate of $1,568,260 of additional outstanding debt into shares of our Series B Convertible Preferred Stock. On August 11, 2011, we exercised our right to convert an additional aggregate amount of $2,932,108 in outstanding debt into shares of our Series B Convertible Preferred Stock. Also on August 11, 2011, certain holders of outstanding warrants exercised such warrants for the purchase of an aggregate of 3,469,387 shares of our Series B Preferred Stock at an aggregate exercise price, in cash, of $4,510,203. As a result of the debt conversion and repayment and the warrant exercises, our total liabilities were reduced by approximately $6.9 million.

Our indebtedness could affect our business adversely and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flows to satisfy our liquidity needs.

As of December 31, 2011, the carrying value of our indebtedness was $2,821,000, and our working capital (defined as current assets less current liabilities) was in a deficit position. Our indebtedness could have important consequences, including:

•	limiting our ability to obtain additional financing to fund future working capital or capital expenditures;

•	exposing us to interest rate risk with respect to the portion of our indebtedness that bears interest at a variable rate;

•	limiting our ability to pay dividends on our Common Stock or make payments in connection with our other obligations;

•	requiring that a portion of our cash flows from operations be dedicated to the payment of the principal of and interest on our debt, thereby reducing funds available for future operations, acquisitions, dividends on our Common Stock or capital expenditures;

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•	limiting our ability to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions; and

•	placing us at a competitive disadvantage compared to those of our competitors that have less debt.

Material weaknesses in our internal controls over financial reporting and in our disclosure controls and procedures existed during 2011 and 2010 which led us to restate our 2011 interim financial results, as reflected in our 2011 Annual Report on Form 10-K. If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our Common Stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act as of the end of each fiscal year, which requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting.  Our management is responsible for establishing and maintaining adequate internal control over financial reporting.  Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

In connection with the preparation of our consolidated financial statements as of December 31, 2009, we and our independent registered public accountants identified a number of material weaknesses in our internal controls over financial reporting and in our disclosure controls and procedures.  Specifically, we determined that our internal controls as of December 31, 2009 were deficient in that (i) we had not adequately allocated resources to ensure that necessary internal controls were implemented and followed, (ii) there was a lack of segregation of duties in our significant accounting functions, (iii) our period-end reporting process did not provide sufficiently timely and accurate financial statements and required disclosures, (iv) our contract administration and accounting procedures were deficient, and (v) our former Chief Financial Officer engaged in acts that resulted in significant adjustments to the 2008 consolidated financial statements and subjected us to potential criminal and/or civil action with respect to the impact of our unpaid payroll tax matters.  The former Chief Financial Officer resigned on August 3, 2009 following a vote by our Board of Directors to terminate his employment for cause.  The above-referenced material weaknesses were discovered by Kemp & Company (“Kemp”), at the time our independent registered public accounting firm.  During their audit for the year ended December 31, 2007, Kemp brought to the attention of our Audit Committee the failure to allocate adequate resources to the implementation of internal controls, the failure to provide timely and accurate financial statements and disclosures, and deficiencies in our contract administration and accounting procedures.  During their audit for the year ended December 31, 2008, Kemp advised the Audit Committee of the lack of segregation of duties in accounting functions and the misconduct of our former CFO.

We began our efforts to remediate those areas of material weakness with the appointment of a new Chief Financial Officer in the fourth quarter of 2009. During the first quarter of 2010, we engaged additional finance personnel with expertise and knowledge of the accounting and financial reporting obligations of public companies. With the assistance of the new personnel and under the guidance of our new Chief Financial Officer and our Audit Committee, during the first quarter of 2010 we implemented new reporting processes to assure that our financial statements and required disclosures were timely and accurate. In the third quarter of 2010, we developed and implemented processes and procedures related to the accounting for contract administration.

However, we have determined that our internal controls over financial reporting and our disclosure controls and procedures as of December 31, 2011 were deficient due to (i) our failure to adequately allocate proper and sufficient amount of resources to ensure that necessary internal controls were implemented and followed, specifically, but not limited, to the accounting and valuation of complex debt and equity transactions; and (ii) a lack of segregation of duties in our significant accounting functions to ensure that internal controls were designed and operating effectively.  Management has discussed its conclusions with the Audit Committee and with our  independent registered public accounting firm and expects to hire additional qualified personnel in the financial and accounting area in order to remediate these material weaknesses by December 31, 2012. We cannot provide assurance that we have eliminated all, or that we will not in the future have additional, material weaknesses, any of which may subject us to additional regulatory scrutiny and cause future delays in filing our financial statements and periodic reports with the SEC. Any such delays in the filing of our financial statements and periodic reports may result in a loss of public confidence in the reliability of our financial statements and sanctions could be imposed on us by the SEC. We believe that any such misstatements or delays could negatively impact our liquidity, access to capital markets, financial condition and the market value of our Common Stock.

We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, size, ease of system design, customer support, products, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product and our reputation.

Our competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets and internal engineering groups, some of which may be our customers.  We expect competition in the markets in which we participate to increase in the future as existing competitors improve or expand their product offerings. In addition, we believe that a number of other public and private companies may in the future develop competing products.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.  Many of our competitors have substantially greater financial and other resources with which to withstand adverse economic or market conditions in the future. Moreover, increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

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Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.

Our customers often require our products to undergo a lengthy and expensive qualification process which may delay and does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which sometime involve rigorous reliability testing.  However, qualification of a product by a customer does not assure any sales of the product to that customer.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its  plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

The selection process for obtaining new business typically is lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures.

The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

The failure to compete successfully could harm our business.

We face competitive pressures from a variety of companies in our target markets. We expect that domestic and international competition will increase in these markets, due in part to rapid technological advances, price erosion, changing customer preferences and evolving regulatory standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of our competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, and manufacturing and human resources, name recognition and experience than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or that will achieve greater market acceptance than our products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products;

•	withstand price competition more successfully than us;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than us; and

•	take advantage of acquisitions or other opportunities more readily than us.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements that are available to customers on a more timely basis than comparable products from our company or that have the potential to replace or provide lower cost alternatives to our products. The introduction of enhancements or new products by competitors could render our existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on our company’s business, financial condition and results of operations.

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Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

Our success depends, in part, upon our ability to maintain and gain market acceptance of our products. To be accepted, these products must meet the quality, technical performance and price requirements of our customers and potential customers. The wastewater treatment and power generation industries are currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance.  In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products, which market acceptance is critical to meeting our financial targets.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

Successful commercialization of current and future products will require us to maintain a high level of technical expertise.

To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Risks Related to Our Common Shares

There may be a limited public market for our common shares, and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

We cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The market price for our Common Stock may fluctuate in the future, and such volatility may bear no relation to our performance.

The exercise of options and warrants, the conversion of preferred Stock and other issuances of shares of Common Stock or securities convertible into Common Stock will dilute your interest.

As of June 5, 2012, there were (i) outstanding options to purchase an aggregate of 21,994,102 shares of our Common Stock at a weighted-average exercise price of $0.36 per share, (ii) warrants outstanding to purchase 76,812,100 shares of our Common Stock at a weighted average exercise price of $0.38 per share, (iii) convertible promissory notes with an aggregate principal amount of $1,877,217 convertible into 3,754,433 shares of Common Stock, and (iv) shares of Preferred Stock convertible into 116,858,264 shares of Common Stock.   The exercise of options and warrants or the conversion of notes or Preferred Stock at prices below the market price of our Common Stock could adversely affect the price of shares of our Common Stock. Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with financing efforts.

Any issuance of our Common Stock (other than issuances solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split), will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our Common Stock in the future and those options or warrants are exercised, or if we issue restricted stock, stockholders may experience further dilution.

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Penny Stock Regulation

Broker−dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Commission. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker−dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker−dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker−dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker−dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company’s securities are subject to the penny stock rules, investors in the Company may find it more difficult to sell their securities.

The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker−dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high−pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid−ask differential and markups by selling broker dealers; and (v) the wholesale dumping of the same securities by promoters and broker−dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

Although we do not expect to be in a position to dictate the behavior of the market or of broker−dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "project," "could," "intend," "target" and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	we are an early stage company and have a history of incurring losses;

•	our ability to remain competitive in the markets we serve;

•	the effects of future economic, business and market conditions;

•	general economic and capital market conditions and our ability to obtain additional funding;

•	our ability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;

•	our ability to establish effective internal controls over our financial reporting;

•	risks relating to the transaction of business internationally;

•	our failure to realize anticipated benefits from acquisitions or the possibility that such acquisitions could adversely affect us, and risks relating to the prospects for future acquisitions;
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•	the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

•	quarterly and annual fluctuations;

•	investments in research and development;

•	protection and enforcement or our intellectual property rights and proprietary technologies;

•	costs associated with potential intellectual property infringement claims asserted by third parties;

•	the loss of one or more of our significant customers, or the diminished demand for our products;

•	our dependence on contract manufacturing and outsourced supply chain, as well as the costs of materials;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	our success at managing the risks involved in the foregoing items; and

•	other risks and uncertainties, including those listed under the heading "Risk Factors" in this prospectus.

The forward-looking statements are based upon management's beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Any investor should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, or the SEC, described below under the heading "Where You Can Find More Information," all of which is accessible on the SEC's website at www.sec.gov.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our Common Stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "TMEN.OB."  From January 1, 2010 through October 27, 2010, our Common Stock was traded in the over-the-counter market on pink sheets under the symbol “TMEN.PK”.  The table below sets forth the high and low prices per share of our Common Stock for the periods specified.  As of June 5, 2012, we had 91,085,825 shares of Common Stock outstanding, held by approximately 1,190 record holders.

	Sale Price Per Share of Common Stock
	High	Low
2010
First Quarter	$0.59	$0.22
Second Quarter	$0.56	$0.28
Third Quarter	$0.44	$0.265
Fourth Quarter	$0.48	$0.20

2011
First Quarter	$0.35	$0.16
Second Quarter	$0.32	$0.11
Third Quarter	$0.25	$0.15
Fourth Quarter	$0.28	$0.11

2012
First Quarter	$0.28	$0.16
Second Quarter (through May 31, 2012)	$0.19	$0.12

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DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and to expand our business.

BUSINESS

Overview

We are a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  Our CAST systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations.  Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable.  Our wastewater treatment systems have applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.  The CAST platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions while removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.  The technology is held in our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and will be developed and commercialized through the formation of our new subsidiary, Unity Power Alliance.

Our pressurized oxycombustion technology and the water technologies are collectively referred to as the “Technologies.”  The economic and environmental benefits of our technologies represent a significant advancement in these key infrastructure industries.  Additional information can be found on our website at www.thermoenergy.com.

We were founded in 1988, are incorporated under the laws of the State of Delaware, and have been a public company since 1992.  Our Common Stock is traded on the OTC Bulletin Board under the stock symbol TMEN.OB.

Industry Background

There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality.  Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative.  The regulations established under these programs are intended to improve existing water quality programs.  In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment and power generation.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs to be competitive, industrial companies are implementing "treat and recover" technologies such as our CAST technology.  CAST technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by these regulatory and economic initiatives, we believe that pressurized oxycombustion will provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants without any new government legislation.

Our Technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States.  The marketability of the pressurized oxycombustion technology was significantly expanded with the ratification of the Kyoto Protocol by 141 nations, which took effect in February of 2005.  As the Kyoto Protocol emission reductions are phased in through 2012, many older coal-fired power plants will be among the first affected by the new regulations.  Many of these plants utilize boiler designs that are 20 years old or more, making any upgrade using conventional combustion technology highly improbable.  Collectively, these plants represent an enormous sunk-cost for utilities and industry, creating an ideal opportunity for any new retrofit technology that could potentially keep these plants operational.  While there are a number of post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving near zero air emissions as well as capturing greater than 95% of carbon dioxide. There can be no assurance, however, that a competing technology or technologies will not be developed in the future or that the passage of more stringent clean air requirements will result in our Technologies being used in either the United States or abroad, or that the current trend of domestic and international environmental legislation will continue.

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Growth Strategy

Our business model is based on 1) new construction or retrofitting of existing wastewater treatment plants for federal, state and municipal governments, industrial clients as well as power generation plants for public and/or merchant utilities worldwide, 2) privatization contracts where we will build and operate, or build, own and operate municipal and/or industrial wastewater treatment and power plants, and 3) the generation and sale of emission credits for emissions including nitrogen, carbon and mercury either directly to end-users or via established public exchanges.  In instances where the client has sufficient skill to design, build and operate our technologies, we will enter into collaborative working relationships such as joint ventures, licenses and other similar agreements with companies that are well-established in our targeted markets, and can greatly expedite the commercialization of our technologies.

We believe many of these markets represent suitable opportunities for us to implement our business model of design, build, own and operate ("DBOO") wastewater facilities over a contracted period (anticipated to be a 5-20 year period).  Alternatively, we may license the Technologies to the client and enter into an operating contract for municipal-owned systems utilizing our Technologies over a similar time period.  Under these arrangements, we would seek to generate revenues and profits from a per unit tolling fee on the volume of waste processed by our Technologies, as well as from the projected sale of the commodity byproducts (i.e. the high-energy fuel generated by ThermoFuel, the ammonium sulfate generated by ARP or selling the electricity and/or process steam produced using the high-energy fuel as a feedstock to the municipality or the local power grid.)

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses.  Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

Technology and Research and Development

We own or license all of our Technologies, including the Technologies discussed previously and below in this document. Our product engineering and research and development expenses were $299,000 and $643,000 for the fiscal years ended December 31, 2011 and 2010, respectively, and $109,000 for the three months ended March 31, 2012.

Products

Water Technologies

Our management team has focused the Company on our proprietary CAST and R-CAST technologies (described below) in our intellectual property portfolio pertaining to wastewater.  The Company’s wastewater technologies offer industrial, agricultural and municipal clients superior economic and process advantages over conventional wastewater treatment methods.  The Company’s water technologies include the following:

CASTion’s CAST, R-CAST and Proprietary Water Technologies

Our proprietary Controlled Atmosphere Separation Technology (“CAST” and “R-CAST”) systems can be utilized as an effective stand-alone wastewater or chemical recovery system, or as part of an integrated plant-wide recovery solution.  The CAST wastewater and chemistry recovery system reduces and/or eliminates costly disposal of hazardous waste or process effluent.  When used in a Zero-Liquid-Discharge (“ZLD”) application, we can recover nearly 90% of a customer’s valuable chemical resources or wastewater for immediate disposal, reuse or recycling at our customer’s facility.  CAST concentrates mixed hazardous waste down to as little as 5% of its original volume for economical disposal or reclaim.  CASTion’s water technologies fall into three major categories:

•	Compliance Systems – designed to meet strict local and federal regulatory mandates;
•	Primary Recovery Systems – designed to treat the majority of an operation’s wastewater for reuse and concentrate the contaminants; and

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•	Final Recovery Systems – designed to treat the remaining concentrate contaminants for disposal or additional processing to achieve zero liquid discharge.

Systems integration is key to the success of any treatment or recovery project.  Because of this, we provide significant value as a turnkey solution provider, thereby ensuring these “state-of-the-art” technologies operate effectively.

Turbo CAST

Turbo CAST is specifically designed for use in areas where energy costs are high and in applications where there are high wastewater flows. Turbo CAST incorporates the latest in heat recuperation technology that allows for the recovery of up to 90% of the thermal energy used in the system. Turbo CAST opens up opportunities in several high flow industrial markets where previously we didn't have a competitive solution. By combining vapor recompression technology with a vacuum assisted flash distillation process, this solution offers a highly energy efficient, very simple to operate system that reduces operating costs. Turbo CAST can be retrofitted to our existing CAST systems improving  energy performance significantly.

Mobile CAST 2500

The Mobile CAST 2500 is a completely self-contained wastewater processing system that uses the company’s CAST® platform technology. The unit is capable of treating 2,500 gallons per day of wastewater.  The Mobile CAST 2500 can be deployed on-site for a range of applications, including:  metals recovery, airport deicing fluid dewatering and recovery, antifreeze dewatering and recovery, biological oxygen demand (BOD) reduction, and ammonia (nitrogen) recovery. It also facilitates on-site pilot testing that accelerates the company's sales cycle.

ARP

Our patented Ammonia Recovery Process (“ARP”) captures ammonia from dilute waste streams and converts it into ammonium sulfate, a commercial grade fertilizer, which can be utilized in agricultural markets worldwide.  The ARP technology has been proven in more than 150 pilot tests.

ARP is a physical/chemical process, comprised of various patented and/or proprietary components, designed to remove and recover ammonia from aqueous waste streams.  In large-scale field demonstration as well as laboratory tests, ARP has been proven to be a reliable, low-cost, environmentally effective method of treating wastewater discharge streams containing nitrogen in the form of ammonia.  The ARP separates ammonia out of wastewater discharge streams from municipal, industrial and agricultural waste via RCAST and converts it into standard, commercial-grade, ammonium sulfate fertilizer.  We are targeting one such ammonia stream called "centrate"; a liquid product resulting from centrifuging anaerobically digested sewage, sludge or animal waste.  Ammonia concentrations found in centrate ranges from approximately 300 to 3,000 parts per million.  Such plants generate primary and waste activated sludges which are typically treated with anaerobic digestion and then dewatered.  In the anaerobic digestion process, more than half of the nitrogen in organic nitrogen compounds is converted into ammonia.

Once the anaerobically digested sludge is dewatered, the organically bound nitrogen stays with the sludge solids while virtually all of the aqueous ammonia stays with the water portion or centrate.  This centrate is typically recycled to the front of the wastewater treatment plant.  ARP treats the centrate as a relatively concentrated ammonia stream and returns a very low ammonia stream to the plant that is well below regulatory requirements.  This reduction in the nitrogen load on the plant can increase the overall plant through-put by up to 30%.  The removed and concentrated ammonia can thereafter be converted into ammonium sulfate, a commercial-grade fertilizer.  The primary markets for ARP are municipal and industrial wastewater treatment and the treatment of wastewater discharge from large concentrated animal farming operations, including dairy, pork, beef and poultry facilities.

 On May 11, 2010 we signed a contract with the New York City Department of Environmental Protection (“NYCDEP”) relating to the ThermoEnergy Ammonia Removal Process System at the 26th Ward waste water pollution control plant (the “Contract”).  The proceeds originally expected under the Contract were estimated to be $27.1 million; change orders have increased estimated proceeds to $27.9 million.

Under the Contract, we have been engaged by NYCDEP to (a) provide engineering and design services with respect to the rehabilitation of the Cake Storage Building, process equipment, and miscellaneous systems at the 26th Ward wastewater pollution control plant, (b) supply and install our proprietary ARP equipment (the “System”) at the 26th Ward wastewater pollution control plant, and (c) operate and maintain the System at the 26th Ward wastewater pollution control plant for a period of twelve months.  We are presently obligated to complete our services under the Contract on or before December 24, 2013.

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The first phase of the Contract is for engineering and design services related to the rehabilitation of the Cake Storage Building and miscellaneous systems.  We are to be paid $6.6 million for this phase of the Contract, payable in installments upon achieving certain milestones.  The second phase of the Contract is for the supply and installation of the System.  We are to be paid $13.4 million for this phase of the Contract, payable in installments relating to the progress of the project.  The last phase is for operation and maintenance of the System.  We are to be paid $2.3 million for this phase of the Contract, payable in twelve equal monthly installments.  In addition, we will be reimbursed, on a monthly basis, for our costs related to chemicals and reagents used in the System and the handling, storage and transportation of byproducts of the System (including internal costs and overhead), estimated to be $5.6 million.

We believe that, based upon the terms of the ARP contract, we will be able to meet the operational requirements of the Contract.  If the 26th Ward facility meets certain predetermined process and economic efficiencies, we intend to pursue additional contracts with New York City with respect to other facilities that need to meet the terms of a Consent Decree entered against the city in 2002 pursuant to which the city is required to develop a plan to upgrade the plants to meet specific ammonia discharge limits set forth in the Consent Decree.

Thousands of tons of nitrogen, in the form of ammonia, are being discharged into local waterways every day by wastewater treatment plants throughout the United States and around the world.  Many states, as well as the federal government, have begun to regulate the amount of ammonia discharged to protect the environment.  While ammonia, in small amounts, is present in many industrial and household products, it is harmful to human health and extremely toxic to aquatic life in large doses.  The presence of ammonia in waterways and aquifers creates conditions resulting in the creation of “Dead Zones”; areas within a body of water where fish and shellfish cannot live.  Currently, there are over 140 Dead Zones throughout the world, including some of the nation’s leading bodies of water such as the Chesapeake Bay, Long Island Sound, Puget Sound, Gulf of Mexico and Narragansett Bay, among others.

Thermo ARP™

We recently developed a new, high-efficiency process for recovering nutrients from wastewater called Thermo ARP™.  Thermo ARP™ is specifically designed for use with industrial, agricultural and municipal anaerobic digesters where the wastewater stream requires a simpler treatment strategy.  Based on our proprietary CAST technology platform, Thermo ARP™ uniquely combines heat and flash vacuum distillation to deliver the lowest cost per pound of nitrogen removed when compared with any digestate treatment technology on the market today.  For industrial, agricultural and municipal high rate anaerobic digesters, Thermo ARP™ has a treatment cost per pound of nitrogen removed that is materially less than that of the most efficient competing technologies.  Both ARP and Thermo ARP™ have the economic and environmental advantage of recovering nitrogen as a fertilizer.  Users of this technology can generate revenue from the sale of fertilizer and combine that revenue with nutrient credits now offered in several states to reduce the cost of operating the system and can accelerate payback on the equipment investment.

Other water technologies in our portfolio include:

ThermoFuel

The ThermoFuel Process ("TFP") is a renewable energy process that converts digested or waste-activated sewage sludge (biosolids) into a high-energy fuel that can be converted into electricity for use on-site (or exported to the local power grid) or sold as a low-cost feedstock to third party industrial clients.  TFP provides a cost-effective solution for biosolids disposal for municipal wastewater treatment.  TFP integrates advanced primary sludge digestion with hydrothermal treatment of waste-activated sludge to expand the capacity of existing municipal wastewater facilities.  TFP is designed to be a compact, environmentally effective method of upgrading existing wastewater treatment plants to Exceptional Quality (“EQ”) Class A biosolids production without the use of storage tanks, ponds or lagoons, as is common practice for municipal wastewater facilities.  EQ Class A biosolids denote the least health risk of human exposure as defined in the 40 CFR Part 503 Risk Assessment study of the United States Environmental Protection Agency (“EPA”).  Over 95% of all municipal wastewater treatment plants in the U.S. currently produce Class B biosolids.  These biosolids do not meet required pathogen and vector attraction reduction requirements and, as such, pose a potential health risk in the event of direct human contact.  The high energy and low moisture content of TFP fuel make it suitable for use as a fuel substitute or blending agent for power plants, municipal solid waste incinerators, cement kilns and similar applications.  The U.S. Patent & Trademark Office issued a patent for the Sewage Treatment System process on March 17, 2005.  TFP is covered in the same license as Enhanced Biogas.

TFP can be utilized as a stand-alone system or combined with our ARP or Enhanced Biogas Production technologies (described below) to provide a comprehensive and cost-effective method of upgrading existing wastewater treatment plants to produce 100% EQ Class A biosolids; a product which can then be safely applied to expired land, such as a landfill or mining reclamation, or converted on-site to energy via a gasification plant or boiler.  ThermoFuel allows wastewater treatment plant operators to control the incoming waste stream entirely on-site, with only clean water and saleable commodities leaving the plant.  The primary target markets for ThermoFuel are municipal and industrial wastewater treatment facilities.

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Enhanced Biogas Production

Our Enhanced Biogas Production process is a cost-effective method of processing and treating animal waste from concentrated animal farming that improves the efficiency of aerobic or anaerobic digesters in conventional wastewater treatment plants.  Our process retrofits existing wastewater treatment plants to recover excess ammonia from the digesters, making the plant run more efficiently.  Through this process, waste is converted into two saleable commodities:  Energy in the form of methane, and ammonium sulfate, a commercial-grade fertilizer.  It can be used as a stand-alone technology, together with our ARP technology, and/or together with our ThermoFuel process.  It can also be implemented with the Temperature Phased Anaerobic Digestion technology used by wastewater treatment plant operators to make more biogas and destroy pathogens.  Temperature phasing is a relatively new method adopted by wastewater treatment plant operators that uses two phases of anaerobic digestion.  In the high temperature phase, (around 120-140ºF) waste solids are disinfected and conditioned to reduce pathogens below threshold levels and solubilize some of the solids during the digestion phase.  In the lower temperature phase, (around 90-100ºF) waste solids already reduced in the first phase are more completely broken down to generate additional biogas at lower energy costs.

The Enhanced Biogas Production process is currently protected by patents that we license exclusively.  Under the terms of the license agreement, (the “Agreement”) at the time when cumulative sales of the licensed products exceed $20 million, we agree to pay 1% of the net sales thereafter (as defined in the Agreement).  We may assign or transfer the Agreement to third parties with the licensee’s consent, not to be unreasonably withheld.

Energy Technologies

In addition to our Water Technologies, we are developing a new, advanced power plant design, that offers a cost-effective and environmentally responsible solution to both carbon capture and global warming.  The power technology is described below.

Pressurized Oxycombustion

Pressurized oxycombustion represents a novel thermodynamic approach in power plant design.  Based on reliable oxyfuel chemistry, it combines the combustion of carbonaceous fuels (coal, oil, natural gas or biomass) with essentially complete recovery of all by-products, including NOx, SOx, mercury, particulates and carbon dioxide (CO2), which can then be used for sequestration or beneficial reuse.  The key element that differentiates pressurized oxycombustion from conventional oxy-fuel designs is that combustion shifts the temperatures at which water, CO2, mercury and acid gases condense.  Gas-to-liquid nucleate condensation physics is then used to collect and remove the pollutants, while CO2 is recovered as a liquid through direct condensation to reduce harmful air emissions of acid gases, mercury, soot and CO2.  pressurized oxycombustion is well-suited for new construction and offers a cost-effective way to upgrade many existing coal-fired power plants to zero air emission/carbon capture status.

The primary markets for pressurized oxycombustion will be power generation plants for electric utilities and combined heat and power plants for industrial clients, many of which produce waste by-products that can be used as a feedstock for pressurized oxycombustion.  Some of the industries in which pressurized oxycombustion can be utilized include oil refineries, petrochemical processing plants and pulp and paper mills.  In March 2001, ThermoEnergy Power Systems was granted U.S. Patent Nos. 6,196,000 and 6,918,253 for the pressurized oxycombustion process.  We also received patents relating to the pressurized oxycombustion process in Australia, China, India, Mexico, Poland, Romania, the Russian Federation and South Africa.  Foreign patent applications have also been filed in Canada and the European Patent Office.

Customers

We have approximately 70 CAST wastewater treatment systems deployed worldwide, mostly in the United States. We sell our systems to both small and large businesses, as well as to municipalities. Historically, companies in the Fortune 1000 rankings have accounted for approximately 28% of units sold; these customers include Valero, Proctor & Gamble, General Electric and Caterpillar. Historically, municipalities, including the New York City Department of Environmental Protection, have accounted for approximately 2% of units sold. The remaining 70% of units were sold to mid- and smaller-sized companies. All of our revenues in 2011 and 2010 came from the U.S. and the bulk of revenues in each year were generated by a single customer.

The City of New York Department of Environmental Protection was our largest customer during the fiscal years ended December 31, 2011 and 2010 and the three months, ended March 31, 2012, representing approximately 80%, 48% and 91% of our total revenues, respectively.

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Manufacturing

We design, manufacture, and service our products from our 48,000 square foot facility at 10 New Bond Street, Worcester, Massachusetts. We primarily utilize commercially available or off-the-shelf parts such as pumps, heat exchangers, vacuum vessels, and other balance of plant materials to produce our proprietary solutions for our customers. No single vendor holds a sole source contract nor represents a significant portion of our standard supply chain. We believe we could find alternative suppliers at competitive cost should any of our current suppliers be unable to fulfill our needs.

Sales, Marketing and Technical Support

We primarily sell our products through our direct sales force supported by a network of manufacturer representatives in the U.S. and internationally. Our sales force works closely with our field application engineers, business development and marketing teams in an integrated approach to address a customer's current and future needs. The support provided by our field application engineers is critical in the product qualification stage. Many customers have custom requirements to consider. We also sell through or with strategic partners such as AECOM and Contego Systems on larger, long-term municipal and industrial opportunities.

We have actively communicated our solutions and brands through participation at trade shows and industry conferences, publication of research papers, byline articles in trade media, in interactive media, interactions with industry press and analysts, press releases, our company website, as well as through print and electronic sales material.

Competition

Our Technologies enable the wastewater treatment and power generation industries to comply with state and federal clean water and clean air regulatory requirements while reducing their cost of operations.  We believe that these industries are dominated by process methods developed in the 1940s and 1950s, with only minor improvements since that time.  It is our belief that local, state and federal regulatory mandates, as well as amendments to previously enacted clean water regulations (see Government Regulation, below) have rendered the majority of these process methods ineffective, either from an economic or process efficiency standpoint, in meeting these mandates, especially as they relate to greenhouse gas ("GHG") reduction.  Yet conventional wisdom continues to enable these technologies to compete with our Technologies for a share of the wastewater treatment market.  Competitive factors affecting us include entrenchment and familiarity of the older technologies within our target markets.  Likewise, individuals with purchasing authority within our target markets are not as familiar with our Technologies and may be hesitant to adopt them in their municipal or industrial facilities.  Plant operators have attempted to meet the regulatory requirements by optimizing existing process methods rather than adopting new technologies, including ours.  The cost of developing new technologies and the ability of new companies to enter the wastewater treatment and power generation industries are barriers to entry for new or developing companies.  The established companies in the wastewater treatment and power generation markets who attempt to meet the regulatory mandates by modifying conventional technologies comprise our principal competition.  However, there can be no assurance that there will not be additional competitors in the future or that such competitors will not develop technologies that are superior to ours.

We believe the principal competitive factors impacting our solutions are:

•	product performance;

•	price to performance characteristics;

•	delivery performance and lead times;

•	time to market;

•	breadth of product solutions;

•	sales, technical and post-sales service and support;

•	technical partnerships in early stages of product development;

•	sales channels; and

•	ability to drive standards and comply with new industry regulations.

Patents and Other Intellectual Property Rights

We own or license all of our Technologies, including the Technologies discussed previously in this document.

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We rely on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect our technology. We believe that a robust technology portfolio that is assessed and refreshed periodically is an essential element of our business strategy. We believe that our success will depend in part on our ability to:

•	Obtain patent and other proprietary protection for the technology and processes that we develop;

•	Enforce and defend patents and other rights in technology, once obtained;

•	Operate without infringing the patent and proprietary rights of third parties; and

•	Preserve our company's trade secrets.

We presently have been issued approximately twelve patents and have eight patent applications are pending. Patents have been issued in various countries with the main concentration in the United States. Our existing significant U.S. patents will expire between 2021 and 2027.

We take extensive measures to protect our intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with us when they join and are reminded of their responsibilities when they leave. We also enter into and enforce a confidential information and invention assignment agreement with contractors.

We own or license patents and pending patents covering technologies relating to:

•	ARP - Ammonia removal from a stream

•	Pressurized Oxycombustion - Thermodynamic efficiency and pollution control

•	Enhanced biogas recovery and production

Although we believe our patent portfolio is a valuable asset, the discoveries or technologies covered by the patents, patent applications or licenses may not have commercial value. Issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology.

We periodically evaluate our patent portfolio based on our assessment of the value of the patents and the cost of maintaining such patents, and may choose from time to time to let various patents lapse, terminate or be sold.

Employees

As of  March 31, 2012, we had 27 employees, including 4 in manufacturing, 7 in engineering, 10 in sales and marketing, and 6 in general and administrative.  All of our employees were full-time employees, located primarily in our Worcester, Massachusetts fabrication facility.  None of our employees are represented by a labor union.  We have experienced no work stoppages, and management believes our employee relationships are generally good.

Facilities

Our principal executive offices are located at 10 New Bond Street, Worcester, Massachusetts 01606, where we lease approximately 48,000 square feet of space from an unaffiliated third party. In the event we require further space, we believe that we can find appropriate facilities in the same geographic area at lease rates comparable to those we currently pay.  We do not own any real property.

Environmental

Our operations involve the use, generation and disposal of hazardous substances and are regulated under federal, state, and local laws governing health and safety and the environment.  Our compliance costs were less than $100,000 in the years ended December 31, 2011 and 2010, and less than $50,000 for the three month period ended March 31, 2012. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be completely eliminated.

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Legal Proceedings

From time to time, we may become subject to various legal proceedings that are incidental to the ordinary conduct of our business. We are not currently party to any material legal proceedings.

Government Regulations

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations.  We regularly assess our compliance with environmental laws and management of environmental matters.  We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes for the year ended December 31, 2011 and for the three month period ended March 31, 2012, which are included in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions.  Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," "Special Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Overview

We are a diversified technologies company engaged in the worldwide commercialization of advanced municipal and industrial wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations.

We are also the owner of a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions, and at the same time removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology can be used to build new or retrofit old fossil fuel power plants globally with near zero emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.

We currently generate revenues from the sale and development of wastewater treatment systems. We enter into contracts with our customers to provide a wastewater treatment solution that meets the customer’s present and future needs. Our revenues are tied to the size and scale of the wastewater treatment system required by the customer, as well as the progress made on each customer contract.

Historically we marketed and sold our products in North America. In 2011, we began marketing and selling our products in Asia and Europe. These marketing and sales activities are performed by our direct sales force and authorized independent sales representatives.

We have made significant progress over the past year in resolving our past legal and financial issues, strengthening our balance sheet, hiring key management personnel and building our business for future growth. However, we have incurred net losses and negative cash flows from operations since inception. We incurred net losses of $1.5 million for the three-month period ended March 31, 2012 and net losses of $17.4 million and $14.9 million (as revised) for the years ended December 31, 2011 and 2010, respectively. Cash outflows from operations totaled $1.5 million for the three-month period ended March 31, 2012 and $6.1 million and $5.6 million and for the years ended December 31, 2011 and 2010, respectively.  As a result, we will require additional capital to continue to fund our operations.

Research and Development

We own or license all of the Technologies that we use in our business.

We conduct research and development of water/wastewater treatment products and services in a number of areas including testing various waste streams for potential clients and other third parties, Chemcad and Aspen modeling for the pressurized oxycombustion process, centrate testing related to our New York project and Ammonia Recovery Process (“ARP”) flow modifications.

Critical Accounting Policies and Estimates

We have identified the policies and estimates below as critical to our current and future business operations and the understanding of our results of operations. These policies and estimates are considered "critical" because they either had a material impact or they have the potential to have a material impact on our financial statements, and because they require significant judgments, assumptions or estimates. The preparation of our consolidated financial statements requires us to make estimates and judgments that affect both the results of operations as well as the carrying values of our assets and liabilities. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We base estimates on historical experience and/or on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the financial statements that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, making it possible that a change in these estimates could occur in the near term. Set forth below is a summary of our most critical accounting policies.

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Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of ThermoEnergy and our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.  Actual results could differ from those estimates.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements. As of  December 31, 2011, the noncontrolling interest in TEPS was immaterial to the consolidated financial statements taken as a whole.

Revenue recognition

We recognize revenues using the percentage of completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

Certain long-term contracts include a number of different services to be provided to the customer. We record separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in ASC 605-35. This policy may result in different interim rates of profitability for each segment than if we had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current.

The Company maintains allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and record these allowances as a charge to general and administrative expense. The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding.

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Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset.  Depreciation is computed using the straight-line method.  We evaluate long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable.  If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

Contingencies

We accrue for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable.  Such estimates may be based on advice from third parties or on management’s judgment, as appropriate.  Revisions to payroll tax and other accrued expenses are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assumptions with respect to the likelihood or amount of loss.  Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

 Stock options

We account for stock options in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation”.  These topics require that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  We use the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized. We recognize interest and penalties related to underpayments of income taxes as a component of interest and other expenses on our Consolidated Statements of Operations.

We estimate contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, “Income Taxes.” We use a two-step process to assess each income tax position.  We first determine whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, we then record the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.

We are subject to taxation in the U.S. and various states. As of December 31, 2011 our tax years for 2008, 2009 and 2010 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2011, we are no longer subject to U.S. federal, state or local examinations by tax authorities for years before 2008. Tax year 2007 was open as of December 31, 2009.

Series B Convertible Preferred Stock

We determine the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models we consider to be appropriate.  Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of our consolidated balance sheets.  The value of the warrants and beneficial conversion features are considered a “deemed dividend” and are added as a component of net loss attributable to common stockholders on our consolidated statements of operations.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS,” which converges fair value measurement and disclosure guidance in U.S. GAAP with fair value measurement and disclosure guidance issued by the International Accounting Standards Board (“IASB”). The amendments in the authoritative guidance do not modify the requirements for when fair value measurements apply. The amendments generally represent clarifications on how to measure and disclose fair value under ASC 820, “Fair Value Measurement.” The authoritative guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption of the authoritative guidance is not permitted. The adoption of the provisions of ASU 2011-04 did not have a material impact on our financial statements or disclosures.

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Restatement of Financial Statements

In connection with the preparation and audit of our consolidated financial statements as of, and for the year ended, December 31, 2011, we reviewed the accounting treatment of our debt and equity transactions during such year. During this review we uncovered errors that impacted our previously issued unaudited 2011 interim consolidated financial statements for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 (collectively, the “2011 Interim Consolidated Financial Statements”).

We have concluded that we incorrectly accounted for a series of related transactions effected pursuant to certain Note Amendment and Forbearance Agreements, effective as of January 4, 2011 (the “Note Amendment and Forbearance Agreements”), with the holders of our Convertible Promissory Notes due May 31, 2010 (the “Old Notes”), including the partial repayment of the Old Notes, the conversion of a portion of the Old Notes into shares of our Series B Convertible Preferred Stock, the issuance to the holders of the Old Notes of warrants for the purchase of shares of our Common Stock and the issuance to the holders of the Old Notes, upon cancellation of the Old Notes, of Amended and Restated Promissory Notes due February 29, 2012 (the “Restated Notes”) by treating such transactions as debt modifications rather than debt extinguishment. Our management also concluded that, due to deficiencies in the methodology we had used to calculate our derivative warrant liabilities, we had overstated the quarterly valuation of such liabilities.

Upon discovering these errors, we re-examined our accounting for similar transactions and the calculation of our derivative warrant liabilities in prior years and, although similar errors occurred in accounting for certain transactions in prior periods, the effect of such errors were not material.

In our Annual Report on Form 10-K as of and for the year ended December 31, 2011, we restated in Item 8, “Financial Statements and Supplementary Data,” our consolidated balance sheets and consolidated statements of operations for the first three quarters of 2011. This restatement is more fully described in Note 3, “Restatement and Condensed Quarterly Financial Information (Unaudited)” to our audited consolidated financial statements for the year ended December 31, 2011. We do not intend to restate separately our Quarterly Reports on Form 10-Q for the first three quarters of 2011. The financial statements included in such reports should not be relied on.

None of the errors related to our cash position, revenues or loss from operations for any of the periods in which such errors occurred. The net effect of these errors is (i) a $4.7 million understatement of our net loss to common stockholders in the quarter ended March 31, 2011, (ii) a $1.5 million overstatement of our net loss to common stockholders in the quarter ended June 30, 2011 and (iii) a $3.9 million overstatement of our net loss to common stockholders in the quarter ended September 30, 2011. The net effect is that our net loss to common stockholders for the nine-month period ended September 30, 2011 was overstated by approximately $0.7 million.

Results of Operations

Comparison of Years Ended December 31, 2011 and 2010 (as revised)

Revenues for 2011 were $5,583,000 compared to $2,874,000 in 2010. In 2010, we substantially completed production on two large industrial contracts in the first half of 2010 and started engineering and design work on our $27.9 million contract with NYCDEP in the third quarter of 2010.  In 2011, we completed engineering and design work on our NYCDEP contract and started system construction activities, which resulted in significantly higher revenues from the NYCDEP contract in 2011 compared to 2010. This contract, along with other new contracts, is expected to generate further increases in revenues in 2012.

Gross profit increased to $404,000 or 7.2% of revenues in 2011 compared to gross profit of $75,000 or 2.6% in 2010. The increase is mainly due to higher gross margins realized on the NYCDEP contract in 2011 as we completed engineering and design work and shifted toward higher margin system construction activities in the third quarter of 2011.

General and administrative expenses totaled $4,807,000 in 2011, a decrease of $993,000 compared to 2010.  The decrease is attributable to lower non-cash stock option expense in 2011 as certain tranches of stock options for our executive officers vested ratably at the end of 2010 and ended in early 2011.

Engineering, research and development expenses totaled $299,000 in 2011, a decrease of $344,000 compared to 2010. Our engineering group was fully utilized in the first three quarters of 2011 performing design and system fabrication work related to our NYCDEP contract. Our engineering group was not fully utilized until the third quarter of 2010. As a result, we charged $679,000 of engineering costs to costs of revenues in 2011 compared to $324,000 in 2010.

Selling expenses totaled $2,448,000 in 2011, an increase of $1,167,000 compared to 2010. The increase is due to increased sales headcount in 2011, as we focused on building our sales force to generate new business, as well as increased marketing and business development activity in 2011, as we began to market our product offerings in Europe and Asia.

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Because of our various financing transactions, including the amendment of existing debt issuances and the extinguishment of convertible debt in 2011 and 2010, we recognized losses on the extinguishment of debt of $12,551,000 and $5,620,000 in 2011 and 2010, respectively. Losses recognized in 2011 relate to the restructuring of our CASTion Notes and our 2010 Bridge Notes in the first quarter of 2011 and the extinguishment of these issuances in the third quarter of 2011; losses in 2010 relate primarily to the writeoff of unamortized debt discounts for beneficial conversion features and warrants issued with the various debt issuances.

We did not incur any warrant-related expenses in 2011. Warrant totaling $107,000 expense in 2010 related to the issuance of warrants to our investment advisor in partial consideration for its services in connection with our private placement of shares of our Series B Convertible Preferred Stock in August 2010.

In 2011, we recorded income of $3,936,000 related to the net change in fair value on our derivative instruments. We recorded an expense on these derivative instruments totaling $293,000 in 2010.

We did not recognize any additional gains on payroll tax settlement in 2011 as a result of the IRS accepting our Offer in Compromise in March 2011. We recorded a gain on payroll tax settlement of approximately $2.3 million in 2010 related to this Offer in Compromise.

In 2011, we recorded losses in our joint venture with Babcock Power, Inc. totaling $389,000, an increase of $315,000 compared to 2010. The joint venture performed significant development work related to our pressurized oxycombustion technology in 2011; losses in 2010 related primarily to start-up related costs.

Interest and other expense in 2011 totaled $1,232,000 in 2011, a decrease of approximately $2.1 million compared to 2010. This decrease is due to reduced amortization of debt discount in 2011 and our repaying and converting all of our secured debt by August 2011.

Comparison of Quarters Ended March 31, 2012 and 2011 (as restated)

Revenues totaled $1,688,000 for the first quarter of 2012 compared to $948,000 for the first quarter of 2011. We continued to devote significant resources toward construction work on our $27.1 million contract with the New York City Department of Environmental Protection (“NYCDEP”), which generated 91% of our revenues for the first quarter of 2012. We expect to continue generating significant revenues from the NYCDEP contract throughout 2012. We were in the middle of engineering and design work on our NYCDEP contract in the first quarter of 2011.

Gross profit for the first quarter of 2012 was $260,000 (15.4% of revenues) compared to gross profit (loss) of ($19,000) (-1.9% of revenues) for the first quarter of 2011. Gross profit in 2012 relates mainly to work performed on the NYCDEP contract. We generate higher margins on the construction phase of the NYCDEP contract when compared to the engineering and design phase of this contract. Gross profit in 2011 was the result of our engineering and design efforts on the NYCDEP contract, offset by $72,000 of costs for maintaining our production group to prepare for the manufacturing phase of the NYCDEP contract during the quarter.

General and administrative expenses decreased by $365,000 or 26% in the first quarter of 2012 compared to 2011, primarily due to a $149,000 decrease in non-cash stock option expenses as certain options granted to our Chief Executive Officer and Chief Financial Officer vested over time and a $211,000 decrease in legal expenses, as expenses incurred related to an employee lawsuit in the first quarter of 2011 did not repeat in the first quarter of 2012.

Engineering, research and development expenses increased by $26,000 or 31% in the quarter ended March 31, 2012 compared to 2011. The increase is attributable to reduced utilization of our engineering team on our various projects in 2012 compared to 2011; costs directly related to our projects are charged to Cost of Sales.

Sales and marketing expenses increased by $190,000 or 37% in the first quarter of 2012 compared to 2011. This increase is mainly due to increased sales headcount and expenses related to international business development activities in the first quarter of 2012. We did not begin devoting resources to international business development activities until the second quarter of 2011.

Because of our various financing transactions, including the amendment of our CASTion Notes and our 2010 Bridge Notes in the first quarter of 2011, we recognized losses on the extinguishment of debt of $7,245,000 (as restated) in the first quarter of 2011. We did not incur any such losses in the first quarter of 2012.

Changes in fair value reduced our derivative liabilities by $175,000 in the first quarter of 2012 compared to a reduction of approximately $2.7 million (as restated) in the first quarter of 2011. Decreases in fair value in 2012 mainly relates to the passage of time on warrants classified as derivative liabilities. Decreases in fair value in 2011 primarily relates to the decrease in our stock price, which significantly decreased the value of the various conversion features embedded in our debt instruments that were classified as derivative instruments.

Interest and other expense decreased by $562,000 during the first quarter of 2012 compared to the first quarter of 2011 (as restated) due to reduced debt levels in 2012.

We recognized losses related to our BTCC joint venture of $5,000 in the first quarter of 2012 compared to losses of $87,000 in the first quarter of 2011. The decrease in losses were mainly due to the wind down and dissolution of BTCC in the first quarter of 2012.

Liquidity and Capital Resources

Cash and cash flow data for the periods presented were as follows (in thousands of dollars):

	Year Ended December 31,		Three Months Ended March 31,
	2011	2010	2012	2011
				(as restated)
Cash	$3,056	$4,299	$1,933	$1,777

Net cash used in operating activities	(6,101)	(5,628)	(1,527)	(1,128)
Net cash used in investing activities	(535)	(432)	(94)	(195)
Net cash provided by (used in) financing activities	5,393	9,250	498	(1,199)
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Over the past year, we have continued to make significant progress in resolving our past legal and financial issues, strengthening our balance sheet and building our business for future growth. In the past year, we have:

•	Raised $8.2 million in additional funding in 2011;

•	Made debt service payments totaling $2.8 million and converted all outstanding secured debt and accrued interest totaling $10.1 million into Series B Convertible Preferred Stock;

•	Paid all amounts due to the Internal Revenue Service under the Offer in Compromise that was accepted in March 2011; and

•	Settled a lawsuit related to a former officer’s employment agreement.

However, we have historically lacked the financial and other resources necessary to market the Technologies or to build demonstration projects without the financial backing of government or industrial partners. During 2011 and 2010, we funded our operations primarily from the sale of convertible debt, short-term borrowings, preferred stock and common stock, generally from stockholders and other parties who are sophisticated investors in clean technology. Although we will require substantial additional funding to continue existing operations, we believe that we will be able to obtain additional equity or debt financing on reasonable terms; however, there is no certainty that we will be able to do so.

Cash used in operations amounted to $6,101,000 and $5,628,000 for the years ended December 31, 2011 and 2010, respectively. The increase in cash used in operations in 2011 is primarily due to higher operating expenses attributed to building our sales and marketing functions throughout 2011. Cash used in investing activities included purchases of property and equipment of $135,000 for the year ended December 31, 2011 and investments in our joint venture with Babcock Power (subsequently dissolved) of $400,000 and $61,000 for the years ended December 31, 2011 and 2010, respectively.

At March 31, 2012, we did not have sufficient working capital to satisfy our anticipated operating expenses for the next 12 months. As of March 31, 2012, the Company had a cash balance of approximately $1.9 million and current liabilities of approximately $10.5 million, which consisted of accounts payable of approximately $1.3 million, short-term convertible debt of approximately $2.9 million, billings in excess of costs of approximately $4 million, derivative liabilities of $552,000 and other current liabilities of approximately $1.7 million.

The following financing transactions describe our sources of funding for 2010, 2011 and 2012 to date:

On March 10, 2010, we entered into a Bridge Loan Agreement (the “2010 Bridge Loan Agreement”), effective as of March 1, 2010, with six of our principal investors (The Quercus Trust, Robert S. Trump, Focus Fund, L.P., Empire Capital Partners, LP, Empire Capital Partners, Ltd, and Empire Capital Partners Enhanced Master Fund Ltd) (collectively, the “Investors”) pursuant to which the Investors agreed to make bridge loans to us in the following amounts:

Lender	Commitment
The Quercus Trust	$1,200,000
Robert S. Trump	$600,000
Focus Fund L.P.	$200,000
Empire Capital Partners, LP	$233,333
Empire Capital Partners, Ltd	$233,333
Empire Capital Partners Enhanced Master Fund Ltd	$233,333

We issued 3% Secured Convertible Promissory Notes in the principal amount of each Investor’s funding commitment (the “2010 Bridge Notes”).  The 2010 Bridge Notes bore interest at the rate of 3% per annum and were originally due and payable on February 28, 2011.  The entire unpaid principal amount, together with all interest then accrued and unpaid under each 2010 Bridge Note, was convertible, at the election of the holder, into shares of our Common Stock at a conversion price of $0.24 per share.  The 2010 Bridge Notes were secured by a lien on all of our assets except for the shares of our subsidiary, CASTion Corporation.

On June 30, 2010 we amended the 2010 Bridge Loan Agreement to provide for $2 million of additional funding from the following investors:

Lender	Commitment
The Quercus Trust	$980,000
Robert S. Trump	$620,000
Empire Capital Partners, LP	$133,333
Empire Capital Partners, Ltd	$133,333
Empire Capital Partners Enhanced Master Fund Ltd	$133,334

The new loans made under the amended 2010 Bridge Loan Agreement were on terms identical to the original loans under the 2010 Bridge Loan Agreement. We received $4.6 million in proceeds under the Bridge Loan Agreement.

On July 8, 2010, upon our receipt of an Order to Commence under our contract with the New York City Department of Environmental Protection which triggered a purchase obligation on the part of the Investors under the Securities Purchase Agreement dated as of November 19, 2009 between us and the Investors, the Investors surrendered an aggregate of $1.9 million of principal and accrued interest under the 2010 Bridge Notes as payment for an aggregate of 791,668 shares of Series B Convertible Preferred Stock and warrants to purchase approximately 8.3 million shares of stock at $0.24 per share.

On February 25, 2011 we entered into Note Extension and Amendment Agreements with the Investors holding our 2010 Bridge Notes, further amending the terms of the remaining balance of the 2010 Bridge Notes.  As amended,  the 2010 Bridge Notes bore interest at the rate of 10% per annum with a maturity date of February 29, 2012.  The 2010 Bridge Notes were convertible into shares of our  Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the holders.  Pursuant to the Note Extension and Amendment Agreements,  on August 11, 2011 following the retirement of certain notes issued to former stockholders in our subsidiary, CASTion Corporation, (the “CASTion Notes”) the entire outstanding balance of principal and interest due under the 2010 Bridge Notes ($2,932,107.65 in the aggregate) was converted into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

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On July 1, 2011 we repaid 50% of the balance of the CASTion Notes and, in accordance with the terms of the CASTion Notes, the remaining balance automatically converted into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.  On August 11, 2011 we elected to convert the balance of the 2010 Bridge Notes into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

On August 9, 2010, we entered into a Securities Purchase Agreement with the following investors, all of which are affiliates of Security Investors, LLC and which are the selling stockholders in the offering to which this Prospectus relates:  Security Equity Fund, Mid Cap Value Fund;  SBL Fund, Series V (Mid Cap Value);  Security Equity Fund, Mid Cap Value Institutional Fund;  SBL Fund, Series Q (Small Cap Value); and  Security Equity Fund, Small Cap Value Fund (collectively, the “Security Investors”).  Pursuant to the Securities Purchase Agreement, we issued to the Security Investors an aggregate of 2,083,334 shares of our Series B Convertible Preferred Stock at a purchase price of $2.40 per share and Common Stock Purchase Warrants (the “Warrants”) entitling the holders to purchase up to an aggregate of 33,333,344 shares of our Common Stock, at an exercise price of $0.30 per share, as follows:

Investor	Purchase Price	Series B Shares	Warrant Shares
Security Equity Fund, Mid Cap Value Fund	$2,060,001.60	858,334 shares	13,733,344 shares
SBL Fund, Series V (Mid Cap Value)	$739,999.20	308,333 shares	4,933,328 shares
Security Equity Fund, Mid Cap Value Institutional Fund	$1,905,000.00	793,750 shares	12,700,000 shares
SBL Fund, Series Q (Small Cap Value)	$280,000.80	116,667 shares	1,866,672 shares
Security Equity Fund, Small Cap Value Fund	$15,000.00	6,250 shares	100,000 shares
Total	$5,000,001.60	2,083,334 shares	33,333,344 shares

On January 7, 2011 we entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the following holders of the CASTion Notes which had come due on May 31, 2010 but remained outstanding: Spencer Trask Specialty Group LLC; Massachusetts Technology Development Corporation; BCLF Ventures I, LLC; Essex Regional Retirement Board; and BancBoston Ventures Inc.  Pursuant to the Agreements, (i) we made an aggregate of $1,144,336 in payments against the outstanding balances of the CASTion Notes; (ii) the Noteholders converted an aggregate of $902,710 in principal and accrued interest under the CASTion Notes into shares of our Series B Convertible Preferred Stock at a conversion price of $2.40 per share; (iii) we issued to the Noteholders restated promissory notes (the “Restated CASTion Notes”) for an aggregate of $11,300,309 representing the remaining balance due under the CASTion Notes, (iv) we issued to the Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of our Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of our Common Stock at an exercise price of $0.30 per share; and (v) the Noteholders agreed to forbear until February 29, 2012 from exercising their rights and remedies under the Restated CASTion Notes.

The original principal amount of each CASTion Noteholder’s Restated CASTion Note, the number of shares of our Series B Convertible Preferred Stock issued to each CASTion Noteholder, and the number of shares of our Common Stock issuable upon exercise of the Warrants issued to each are as follows:

Investor	Restated Note	Series B Shares	$0.30 Warrant Shares	$0.40 Warrant Shares
BancBoston Ventures Inc.	$28,839.73	3,469 shares	55,502 shares	152,710 shares
BCLF Ventures I, LLC	$476,989.34	57,372 shares	917,957 shares	2,525,718 shares
Essex Regional Retirement Board	$14,420.34	1,743 shares	27,752 shares	76,357 shares
Massachusetts Technology Development Corporation	$874,791.74	105,220 shares	1,683,521 shares	4,632,132 shares
Spencer Trask Specialty Group, LLC	$2,032,067.98	208,333 shares	3,333,333 shares	10,198,210 shares

Prior to the Agreements and the issuance of the Restated CASTion Notes, we had been in default of our obligations under the original CASTion Notes since January 2008 as a result of our failure to apply to payment of the CASTion Notes a portion of the proceeds from our equity and convertible debt financings, as required by the CASTion Notes.  Further, our failure to pay the entire outstanding balance of principal and interest due of the CASTion Notes at maturity (May 31, 2010) constituted a separate event of default under the CASTion Notes.  As part of the Agreements in January 2011, the holders of the CASTion Notes waived these defaults.

The Restated CASTion Notes bore interest at the rate of 10% per annum (with penalty interest at the rate of 18% per annum following maturity or an event of default).  Installment payments (based on a 10-year amortization schedule) were due on the last day of each month beginning January 31, 2011 and continuing through February 29, 2012, at which time the entire unpaid principal amount of, and accrued interest on, the Restated Notes would be due and payable.  The Restated CASTion Notes were convertible, in whole or in part, at any time at the election of the Noteholders, into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.  The Agreements and the Restated CASTion Notes provided that, in the event we made any payments of principal or accrued interest on the Restated CASTion Notes on or before July 5, 2011, then simultaneously with the making of each such payment a portion of the remaining principal and accrued and unpaid interest on the Restated Notes in an amount equal to the amount of such payment would automatically convert into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

On the last business day of each month from January 31, 2011 through and including May 31, 2011, we made payments of principal and interest on the CASTion Notes in the aggregate amount of $45,290 (totaling $226,448 over the course of the 5-month period). Simultaneously with each payment, an additional aggregate amount of $45,283 (totaling $226,416 over the course of the 5-month period) of principal and accrued interest on the CASTion Notes was converted into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share.

On July 1, 2011 we made payments totaling $1,568,267 to the holders of the Restated CASTion Notes, which represented 50% of the outstanding principal and accrued interest balance.  In accordance with the terms of the Restated CASTion Notes, the remaining balance of the CASTion Notes automatically converted into shares of our Series B Convertible Preferred Stock.

On June 17, 2011, we entered into a Bridge Loan and Warrant Amendment Agreement (the “2011 Bridge and Warrant Agreement”) with Robert S. Trump; Focus Fund L.P.; Hughes Capital; Scott A. Fine; Peter J. Richards, Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd (collectively, the “Bridge Investors”), who held warrants for the purchase, in the aggregate, of 22,379,232 shares of our Common Stock (collectively, the “Warrants”).

Pursuant to the 2011 Bridge and Warrant Agreement, the Bridge Investors made loans to us in the respective principal amounts set forth below opposite the name of each Bridge Investor, against our issuance to each Bridge Investor of our Promissory Note (collectively, the “2011 Bridge Notes”) in such amount:

Noteholder	Principal Amount of Note
Robert S. Trump	$1,522,443.00
Focus Fund L.P.	$390,000.00
Hughes Capital	$20,000.00
Scott A. Fine	$65,000.00
Peter J. Richards	$65,000.00
Empire Capital Partners, LP	$285,728.69
Empire Capital Partners, Ltd	$284,584.43
Empire Capital Partners Enhanced Master Fund, Ltd	$276,543.54

Pursuant to the 2011 Bridge and Warrant Agreement, we agreed, subject to the satisfaction of certain conditions, to amend the Warrants (i) to provide that they would be exercisable for the purchase of shares of our Series B Convertible Preferred Stock (the “Series B Stock”) instead of Common Stock (with the number of shares of the Series B Stock determined by dividing by ten (10) the number of shares of Common Stock for which the Warrants were previously exercisable) and (ii) to change the exercise prices of all Warrants (which ranged from $0.30 to $1.82 per share of Common Stock) to $1.30 per share of Series B Stock (the equivalent of $0.13 per share of Common Stock).  The Bridge Investors agreed, subject to the satisfaction of certain conditions, to exercise all of the Warrants.  The principal amount of the 2011 Bridge Notes was equal to the aggregate exercise price of the Warrants (after they were amended as described above).

The 2011 Bridge Notes were payable on demand at any time on or after February 29, 2012 (the “Maturity Date”).  They did not bear interest until the Maturity Date and would bear interest at the rate of 10% per annum from and after the Maturity Date.

On July 12, 2011, we amended the 2011 Bridge and Warrant Agreement to provide for the extension to us by Mr. Trump and the Empire Capital funds of additional bridge loans in the following amounts:

Noteholder	Principal Amount of Note
Robert S. Trump	$855,422.10
Empire Capital Partners, LP	$248,493.70
Empire Capital Partners, Ltd	$248,493.70
Empire Capital Partners Enhanced Master Fund, Ltd	$248,493.70

The new loans made under the amended 2011 Bridge Loan Agreement were made on terms identical to the original loans under the 2011 Bridge Loan Agreement.

On August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge and Warrant Agreement, the Bridge Investors exercised all of the Warrants in accordance with the 2011 Bridge and Warrant Agreement and surrendered all of the 2011 Bridge Notes in payment of the exercise price for the purchase under the Warrants of an aggregate of 3,469,387 shares of our Series B Convertible Preferred Stock at a price of $1.30 per share.

On December 30, 2011, we entered into Warrant Amendment Agreements (the “Agreements”) with 21 individuals and entities who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 27.7 million shares of our Common Stock (collectively, the “Warrants”). Pursuant to the Agreements, we amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. We received proceeds totaling $2,436,000, net of issuance costs, from the exercise of the Warrants.

On January 10, 2012, we entered into additional Warrant Amendment Agreements (the “Agreements”) with 6 individuals who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 5,633,344 shares of our Common Stock. Pursuant to the Agreements, we amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. We received proceeds totaling $498,000, net of issuance costs, from the exercise of the Warrants.

During the period from January 1, 2011 through January 10, 2012, pursuant to the financing transactions described above, we raised an aggregate of $7,452,057 in equity. During such period, an aggregate of $6,295,045 of debt (over and above bridge loans reflected in the $7,452,057 of equity financing) was converted into shares of our Series B Convertible Preferred Stock at the rate of $2.40 per share and we repaid in cash an additional aggregate amount of $2,939,051 of outstanding debt.

As of  March 31, 2012, we had outstanding convertible debt of approximately $3,127,000 (exclusive of debt discounts).  Of this amount, debt totaling $1,877,000 is convertible into shares of our Common Stock at the rate of $0.50 per share.

Although our financial condition has improved, there can be no assurance that we will be able to obtain the funding necessary to continue our operations and development activities.

27

Off-Balance Sheet Arrangements

We do not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, we are not exposed to any financing or other risks that could arise if we had such relationships.

28

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF THERMOENERGY

Common Stock

The following table sets forth certain information as of June 5, 2012 with respect to beneficial ownership of our Common Stock by each shareholder known by the Company to be the beneficial owner of more than 5% of our Common Stock and by each of our directors and executive officers and by all of the directors, nominees for election as director, and executive officers as a group.

	Amount and Nature
	of Beneficial		Percent of
Beneficial Owners	Ownership (1)		Class (2)

Directors and Officers

Dileep Agnihotri
2324 Ridgepoint Dr., Suite G
Austin, Texas 78754	0		*

Joseph P. Bartlett
1900 Avenue of the Stars, 20th Floor
Los Angeles, California 90067	30,000	(3)	*

Cary G. Bullock
10 New Bond Street
Worcester, Massachusetts 01606	5,099,623	(3)	5.3%

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	11,905,842	(4)	11.9%

Shawn R. Hughes
717 South Edison Avenue
Tampa, Florida 33606	982,500	(5)	1.1%

Teodor Klowan, Jr.
10 New Bond Street
Worcester, Massachusetts 01606	2,804,796	(3)	3.0%

Arthur S. Reynolds
230 Park Avenue, Suite 1000
New York, New York 10169	781,103	(6)	*

All executive officers and directors as a group (7 persons)	21,603,864	(7)	19.8%

Other 5% Beneficial Owners

David Gelbaum and Monica Chavez Gelbaum
Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	61,139,857	(9)	42.2%

Security Investors, LLC
One Security Benefit Place
Topeka, Kansas 66636	24,441,140	(9)	21.8%

Robert S. Trump
89 10th Street
Garden City, New York 11530	39,511,798	(10)	32.1%

Elise C. Roenigk PO Box 230 Eureka Springs, Arkansas 72632	5,954,022	(11)	6.2%

The Focus Fund
PO Box 389
Ponte Vedra, Florida 32004	11,595,838	(12)	11.7%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	26,202,181	(13)	4.99	%(13)

Kevin B. Kimberlin c/o Spencer Trask
535 Madison Avenue
New York, NY 10022	28,875,225	(14)	24.5%

Massachusetts Technology Development Corp.
40 Broad St. Suite 230
Boston, MA 02109	14,908,23	(15)	14.2%

BCLF Ventures I, LLC
56 Warren St.
Boston, MA 02119	8,403,041	(16)	8.5%

Francis Howard
376 Victoria Place
London, United Kingdom SW1V 1AA	6,000,000	(17)	6.6%

29

* Less than 1%.

(1)	Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, which were exercisable or convertible on, or become exercisable or convertible within 60 days after, June 5, 2012 are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares of Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2)	Based on 91,219,622 shares of Common Stock issued and outstanding on June 5, 2012 plus, with respect to each individual or entity (but not with respect to other individuals or entities), the number of shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, held by such individual or entity which were exercisable or convertible on, or which become exercisable or convertible within 60 days after, June 5, 2012.

(3)	All shares are issuable upon exercise of options.

(4)	Includes 3,357,500 shares owned by The Focus Fund. Also includes 8,238,338 shares issuable to The Focus Fund and 250,004 shares issuable to Hughes Capital upon the exercise of warrants or conversion of shares of Series B Convertible Preferred Stock. Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Also includes 60,000 shares issuable upon exercise of options.

(5)	Includes 880,000 shares issuable upon exercise of options and warrants.

(6)	Includes 600,000 shares issuable upon exercise of options and warrants. Also includes 181,103 shares issuable upon the exercise of warrants held by Christine Reynolds, Mr. Reynolds’s wife. Mr. Reynolds disclaims beneficial ownership of the shares issuable to Mrs. Reynolds.

(7)	Includes shares issuable upon exercise of options and warrants and conversion of shares of Series B Convertible Preferred Stock, as detailed in notes (3) through (6) above.

(8)	This beneficial ownership information is based, in part, on information contained in Amendment No. 8 to the Statement on Schedule 13D filed by The Quercus Trust and Mr. and Mrs. Gelbaum as its trustees on August 13, 2010. Includes 23,987,090 shares issuable upon conversion of shares of Series B Convertible Preferred Stock, 29,761,423 shares issuable upon the exercise of warrants, and 30,000 shares issuable upon exercise of options.

(9)	This beneficial ownership information is based, in part, on information contained in Amendment No. 3 to the Statement on Schedule 13G filed by Security Investors, LLC on September 10, 2010. Includes 20,833,340 shares issuable upon conversion of shares of Series B Convertible Preferred Stock. Security Investors, LLC is the investment adviser to the following funds (the “Funds”): (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund. Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities owned by each Fund are as follows:

		Shares of Common Stock
		Issuable upon Conversion of
	Shares of	Shares of Series B
Fund	Common Stock	Preferred Stock
Security Equity Fund, Mid Cap Value Fund	2,701,839	8,583,340
SBL Fund, Series V (Mid Cap Value)	905,961	3,083,330
Security Equity Fund, Mid Cap Value Institutional Fund	-	7,937,500
SBL Fund, Series Q (Small Cap Value)	-	1,166,670
Security Equity Fund, Small Cap Value Fund	-	62,500

As investment adviser to the Funds, Security Investors, LLC may be deemed to be the beneficial owner of such securities.

(10)	Includes 31,773,770 shares issuable upon conversion of shares of Series B Convertible Preferred Stock.
(11)	Includes 30,000 shares issuable the exercise of options, 1,500,000 shares issuable upon the exercise of warrants, and 3,754,433 shares issuable upon conversion of convertible debt.
(12)	Includes 6,093,840 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 2,144,498 shares issuable upon the exercise of warrants.
(13)	This beneficial ownership information is based, in part, on information contained in Amendment No. 6 to the Statement on Schedule 13G filed by the group consisting of Empire Capital Management LLC and its affiliates on February 14, 2012. Includes 23,198,610 shares issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock over which Empire Capital Management and its affiliates have shared voting and dispositive power (the "Blocker Securities") are subject to a 4.99% "blocker" provision. The percentage set forth in the column under the heading “Percent of Class” gives effect to such blocker; however, the number of shares of Common Stock set forth in the column under the heading “Amount and Nature of Beneficial Ownership” includes all shares that would be issuable upon full conversion of the Blocker Securities without giving effect to such blocker.
(14)	Includes 5,517,250 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 20,922,108 shares issuable upon the exercise of warrants.
(15)	Includes 3,146,130 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 10,754,832 shares issuable upon the exercise of warrants.
(16)	Includes 1,799,670 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 6,025,098 shares issuable upon the exercise of warrants.
(17)	This beneficial ownership information is based on information contained on Schedule 13G filed by Mr. Howard on March 14, 2012.

30

Series A Convertible Preferred Stock

As of  June 5, 2012, there were 208,334 shares of Series A Convertible Preferred Stock issued and outstanding, all of which were held by Mr. Gregg Frankel.  Shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock on a 1-for-1 basis.  The shares of Series A Convertible Preferred Stock held by Mr. Frankel represent a beneficial ownership of less than 1% of our issued and outstanding Common Stock.  None of our directors or executive officers owns any shares of Series A Convertible Preferred Stock.

Series B Convertible Preferred Stock

As of  June 5, 2012, there were 11,664,993 shares of Series B Convertible Preferred Stock issued and outstanding.  The following table sets forth certain information as of  June 5, 2012 with respect to beneficial ownership of our Series B Convertible Preferred Stock by each shareholder known by the Company to be the beneficial owner of more than 5% of our Series B Convertible Preferred Stock and by each of our directors and executive officers and by all of the directors, nominees for election as director, and executive officers as a group.  Shares of Series B Convertible Preferred Stock are convertible into shares of Common Stock on a 10-for-1 basis.

Beneficial Owners	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Directors and Officers

Dileep Agnihotri
2324 Ridgepoint Drive, Suite G
Austin, Texas 78754	0		*

Joseph P. Bartlett
1900 Avenue of the Stars, 20th Floor
Los Angeles, California 90067	0		*

Cary G. Bullock
10 New Bond Street
Worcester, Massachusetts 01606	0		*

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	624,769	(3)	5.4%

Shawn R. Hughes
717 South Edison Avenue
Tampa, Florida 33606	0		*

Arthur S. Reynolds
230 Park Avenue, Suite 1000
New York, New York 10169	0		*

Teodor Klowan, Jr.
10 New Bond Street
Worcester, Massachusetts 01606	0		*

All executive officers and directors as a group (7 persons)	624,769	(3)	5.4%

Other 5% Beneficial Owners

David Gelbaum and Monica Chavez Gelbaum
Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	2,398,709		20.6%

Security Investors, LLC
One Security Benefit Place
Topeka, Kansas 66636	2,083,334	(4)	17.9%

Robert S. Trump
89 10th Street
Garden City, New York 11530	3,177,377		27.2%

The Focus Fund
PO Box 389
Ponte Vedra, Florida 32004	609,384		5.2%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	2,319,861		19.9%

*	Less than 1%

(1)	Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2)	Based on 11,664,993 shares of Series B Convertible Preferred Stock issued and outstanding on June 5, 2012.

(3)	Includes 609,384 shares owned by The Focus Fund and 15,385 shares owned by Hughes Capital. Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(4)	Security Investors, LLC may be deemed to be the beneficial owner of these shares because it is the investment adviser to the following funds (the “Funds”) which own shares of Series B Convertible Preferred Stock: (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund. Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The shares of Series B Convertible Preferred Stock owned by each Fund are as follows:

Fund	Shares of Series B Convertible Preferred Stock
Security Equity Fund, Mid Cap Value Fund	858,334 shares
SBL Fund, Series V (Mid Cap Value)	308,333 shares
Security Equity Fund, Mid Cap Value Institutional Fund	793,750 shares
SBL Fund, Series Q (Small Cap Value)	116,667 shares
Security Equity Fund, Small Cap Value Fund	6,250 shares

Equity Compensation Plan Information

The following table sets forth the securities that are authorized for issuance under our equity compensation plans as of December 31, 2011:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity Compensation plans approved by security holders

2008 Incentive Stock Plan	7,566,794	$0.34	12,433,206

Equity Compensation plans not approved by security holders

Stock options	12,107,308	$0.40	0

Warrants	1,281,103	$0.35	0

Total	20,955,205	$0.38	12,433,206

31

MANAGEMENT

Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to our directors and our executive officers who are not directors:

Name	Position
Cary G. Bullock	Director, Chairman of the Board, President and Chief Executive Officer
Dileep Agnihotri	Director
Joseph P. Bartlett	Director
J. Winder Hughes III	Director
Shawn R. Hughes	Director
Arthur S. Reynolds	Director
Teodor Klowan, Jr.	Executive Vice President and Chief Financial Officer

Cary G. Bullock, age 66, was appointed as our President and Chief Executive Officer and was elected to our Board of Directors on January 27, 2010.  Mr. Bullock also serves as Chief Executive Officer and a member of the Board of Directors of our subsidiary, ThermoEnergy Power Systems LLC, and as President and a member of the Board of Directors of our subsidiary, CASTion Corporation.  Prior to becoming our President and CEO, Mr. Bullock had been employed by GreenFuel Technologies Corporation, serving as Chief Executive Officer from February 2005 through July 2007 and as Vice President for Business Development from July 2007 through January 2009; he was a member of the Board of Directors of GreenFuel Technologies Corporation from February 2005 through August 2009. In May 2009, GreenFuel Technologies ceased business operations and made an assignment of its assets to a trustee for the benefit of its creditors.   From February 2009 through January 2010, Mr. Bullock served a variety of clients as an independent consultant and business advisor.  Prior to joining GreenFuel Technologies, Mr. Bullock was Chairman and Chief Executive Officer of Excelergy Corporation, Vice President of KENETECH Management Services and President of its affiliate, KENETECH Energy Management, Inc., Chairman and Chief Executive Officer of Econoler/USA Inc., Vice President of Engineering and Operations and Principal Engineer of Xenergy Inc., Director of Special Engineering and a Senior Engineer at ECRM, Inc. and a Senior Engineer at Sylvania Electronics Systems.  Mr. Bullock received an A.B. from Amherst College and an S.B. and an S.M. from Massachusetts Institute of Technology.  Having worked as a senior executive in several early stage energy companies, Mr. Bullock brings to the Board extensive industry and strategic experience.

Dr. Dileep Agnihotri, age 42, has been a director of the Company since January 2012. He is CEO, President, and a member of the Board of Directors of Advanced Hydro Inc., a privately held company commercializing novel membranes technology and turn-key systems for treatment of waste-water in the oil and gas industry, including hydraulic fracturing wastewater recycling applications. He is also serving as acting CEO and a member of the Board of Directors of Graphene Energy, Inc. also a privately held company.  Dr. Agnihotri has been a principal at 21 Ventures, LLC, a venture capital management firm providing seed, growth and bridge capital for technology ventures, since 2008.  Prior to 21 Ventures and Advanced Hydro, he spent 8 years, from 2001 to 2008, as director and world-wide manager of Jordan Valley Semiconductors Inc., an Israeli private company in the thin-film metrology market, where he managed technology development, applications development and strategic, technical and product marketing.   Dr. Agnihotri holds a PhD in Nuclear Chemistry and an MS in Physical Chemistry from the University of Rochester.  He also has an MS degree in Physics from Agra University. He has published more than 30 articles and holds more than half a dozen patents. Dr. Agnihotri brings to the Board expertise in new and disruptive technologies, their market potential and commercialization aspects.

Joseph P. Bartlett, age 54, has been a director of the Company since May 2012. He previously served as a member of our Board of Directors from October 2009 until December 2009.  Mr. Bartlett is an attorney in private practice in Los Angeles, California and is counsel to The Quercus Trust. He has practiced corporate and securities law since 1985. From September 2004 until August 2008 he was a partner at Greenberg Glusker LLP and from September 2000 until September 2004 he was a partner at Spolin Silverman Cohen and Bartlett LLP. Mr. Bartlett graduated, magna cum laude, from the University of California, Hastings College of Law in 1985, and received an AB in English literature from the University of California at Berkeley in 1980. Mr. Bartlett is 54 years old. He brings to our Board of Directors expertise in corporate finance, corporate governance and the oversight of smaller reporting companies.

32

J. Winder Hughes III, age 53, has been a director of the Company since July 2009 (except for the period from January 27, 2010 to February 5, 2010).  Mr. Hughes also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  Since 1995, Mr. Hughes has served as the managing partner of Hughes Capital Investors, LLC, which manages private assets and raises money for small public companies.  He formed the Focus Fund, LP in 2000 (with Hughes Capital as the fund manager), which is a highly-concentrated equity partnership that focuses on publicly-traded emerging growth companies.  From November 2007 to November 2009, Mr. Hughes was a director of Viking Systems, Inc, a manufacturer of surgical tools.  From 1983 to 1995, Mr. Hughes was an investment executive, first with Kidder Peabody & Co. and subsequently with Prudential Securities.  Mr. Hughes holds a B.A. in Economics from the University of North Carolina at Chapel Hill.  Mr. Hughes brings to the Board significant experience with capital raising, corporate restructuring, and managing strategic business relationships.

Shawn R. Hughes, age 51, has been a director of the Company since October 2009.  He previously served as a member of our Board of Directors from September 2008 until January 2009.  Mr. Hughes also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  He served as President and Chief Operating Officer of the Company from January 1, 2008 to January 27, 2010. From June 15, 2007 through December 31, 2007, he was employed by us to assist the Chief Executive Officer in administering corporate affairs and overseeing all of our business operating functions. From November 2006 to May 2007, Mr. Hughes served as President and Chief Operating Officer of Mortgage Contract Services.  From 2001 to 2006, Mr. Hughes served as Chief Executive Officer of Fortress Technologies.  Mr. Hughes holds a B.S.B.A. from Slippery Rock University and an M.B.A. from Florida State University.  Mr. Hughes brings to the Board extensive experience in executive management and strategic planning.

Arthur S. Reynolds, age 68, has been a director of the Company since October 2008.  He also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  From August 3, 2009 through November 16, 2009, Mr. Reynolds served as our interim Chief Financial Officer, and except during that period, has been Chairman of the Audit Committee of the Board of Directors.  He is the founder of Rexon Limited of London and New York where, since 1999, he has served as managing director. Mr. Reynolds was founder and, from 1997 to 1999, managing partner of London-based Value Management & Research (UK) Limited.   Mr. Reynolds was the founder and, from 1982 to 1997, served as managing director of Ferghana Financial Services Limited.  Prior thereto, Mr. Reynolds held executive positions at Merrill Lynch International Bank Limited, Banque de la Société Financière Européene, J.P. Morgan & Company and Mobil Corporation.  From July 30 to November 30, 2011, Mr. Reynolds was the Chief Executive Officer of Clean Power Technologies.  Mr. Reynolds is a director of Apogee Technology, Inc.  Mr. Reynolds holds an A.B. from Columbia University, a M.A. from Cambridge University, and an M.B.A. in Finance from New York University.  Mr. Reynolds brings to the Board extensive financial and executive experience across multiple sectors, with special strength in the international arena.

Teodor Klowan, Jr., age 43, was appointed as our Executive Vice President, Secretary and Treasurer on November 2, 2009 and became our Chief Financial Officer on November 16, 2009.  He also serves as Clerk and Treasurer of our subsidiary, CASTion Corporation.  Mr. Klowan has been a certified public accountant since 1991.  From November 2007 through February 2009 he was Chief Financial Officer and from May 2006 to November 2007 he was Vice President, Corporate Controller and Chief Accounting Officer of Nestor, Inc., a publicly held automated speed and red light technology company.  On June 3, 2009, a receiver was appointed by the Rhode Island Superior Court for the business and assets of Nestor, Inc. Mr. Klowan was Corporate Controller of MatrixOne, Inc. in 2005 and Corporate Controller and Chief Accounting Officer at Helix Technology Corporation from 1999 to 2004. He was Assistant Corporate Controller of Waters Corporation from 1996 to 1999. Prior to 1996, Mr. Klowan worked in management and staff positions at Banyan Systems, Inc. and Ernst & Young.  Mr. Klowan holds a B.A. in Accounting from Bryant University and an M.B.A. in International Finance from Clark University.

Pursuant to our Certificate of Incorporation, as amended, the holders of our Series B Convertible Preferred Stock are entitled to elect four members of our Board of Directors (the “Series B Directors”), which Series B Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock voting as a separate class; any vacancy created by the resignation or removal of a Series B Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock or (ii) the unanimous vote or consent of the remaining Series B Directors.  The holders of our Common Stock, voting together with the holders of our Series A Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.  The holders of our Series B Convertible Preferred Stock are parties to a Voting Agreement dated as of November 19, 2009, pursuant to which they have agreed to vote all of their shares of Series B Convertible Preferred Stock for the election to our Board of Directors of three persons designated by The Quercus Trust and one person designated by Robert S. Trump.  The Series B Directors are Dileep Agnihotri, Joseph P. Bartlett and J. Winder Hughes III (all of whom are designees of The Quercus Trust) and Shawn R. Hughes (who is the designee of Robert S. Trump).  The Common Stock Directors are Cary G. Bullock and Arthur S. Reynolds.  All directors serve terms of one year.

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The Executive Employment Agreement of our President and Chief Executive Officer, Cary G. Bullock, provides that, during the term of his employment, Mr. Bullock will be elected to serve on our Board of Directors.

None of our directors or executive officers is related by blood or marriage to any other director or executive officer.

Executive Officer and Director Compensation

Executive Officer Compensation

The table set forth below summarizes the compensation earned by our named executive officers in 2011 and 2010.

Executive Compensation (1)

					Medical and
			Option		Insurance
		Salary	Awards		Reimbursement	Total
Name and Principal Position	Year	($)	($)(2)		($)	($)

Cary G. Bullock	2011	$200,349	$0		$60,237	$260,586
Chairman, President and CEO (3)	2010	$207,285	$1,731,170		$57,008	$1,995,463

Teodor Klowan, Jr.	2011	$175,000	$0		$0	$175,000
Executive Vice President and CFO	2010	$177,883	$335,168		$0	$513,051

Robert Marrs	2011	$132,231	$99,409	(5)	$11,876	$243,516
Vice President, International Business Development (4)	2010	$0	$0		$0	$0

Patrick Scalli	2011	$145,000	$162,079		$22,423	$329,502
Vice President, Sales (6)	2010	$25,096	$0		$3,742	$28,838

(1)	Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named executive officers required to be reported in such columns during 2011 or 2010.

(2)	Amounts in the column “Option Awards” reflect the grant date fair value of stock options awarded in accordance with FASB ASC Topic 718. The fair value of options granted during 2011 and 2010 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2011	2010
Risk-free interest rate	2.0% - 3.5%	2.5% - 3.8%
Expected option life (years)	10.0	10.0
Expected volatility	91% - 92%	80% - 97%
Expected dividend rate	0%	0%

(3)	Mr. Bullock was hired on January 27, 2010.

(4)	Mr. Marrs was hired on April 1, 2011.

(5)	The option award to Mr. Marrs reflects the grant date value based on the probable outcome of performance conditions as set forth in the option agreement. If the highest level of performance conditions were achieved in 2011, the value of this option award would be $397,465.

(6)	Mr. Scalli was hired on November 1, 2010.

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Compensation Discussion and Analysis

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing shareholder value.   We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary and long-term equity incentive compensation.  Our executive compensation program aims to provide a risk-balanced compensation package which is competitive in our market sector and, more importantly, relevant to the individual executive.

Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders.   Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive cash compensation norms and (ii) we provide non-cash compensation, primarily in the form of stock option awards, to encourage superior performance against long-term strategic goals.  Although on occasion we grant cash bonuses, we do not maintain a formal short-term incentive plan, as our strategic philosophy is to focus on long-term goals. The Compensation and Benefits Committee of our Board of Directors believes this compensation structure focuses our executives’ attention primarily on long-term stock price appreciation, rather than short-term results, and yet enables us to recruit and retain talented executives by ensuring that their annual cash compensation in the form of base salary is competitive with the annual cash compensation paid by other similarly situated companies.

Executive Compensation Process

We have employment agreements with both of our executive officers.  These agreements provide for payment of base compensation at a rate negotiated at the time of the agreement, with eligibility for cash bonuses from time to time upon achievement of certain performance goals to be established through discussions with the Compensation and Benefits Committee of our Board of Directors (in the case of our Chief Executive Officer) or with such Committee and our Chief Executive Officer (in the case of Chief Financial Officer).  The employment agreements with our Chief Executive Officer and our Chief Financial Officer also provide for an initial grant of stock options, with provision for future grants of stock options at the discretion of the Compensation and Benefits Committee of our Board of Directors.

In negotiating the employment agreements of our executive officers and establishing their base compensation, the ad hoc Executive Search Committee (which had primary responsibility for recruitment of our Chief Executive Officer and our Chief Financial Officer), the Compensation and Benefits Committee and management considered the practices of comparable companies of similar size, geographic location and market focus. We did not utilize any standard executive compensation index or engage the services of a compensation consultant in setting executive compensation, although management, the ad hoc Executive Search Committee and the Compensation and Benefits Committee analyzed publicly available compensation data.

In determining each component of each executive’s compensation, numerous factors particular to the executive are considered, including:

•	The individual’s particular background, including prior relevant work experience;

•	The market demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us; and

•	Comparison to other executives within our Company.

Elements of Compensation

Executive compensation consists of the following elements:

Base Salary.  Base salary is established based on the factors discussed above. Our general compensation philosophy, as described above, is to offer a competitive package of base salary plus long-term, equity-based incentive compensation. Because we place emphasis on the long-term equity-based portion of our compensation package, we believe that the cash portion of our executive’s compensation is below the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies.

Bonuses.  Cash bonuses and non-equity incentive compensation are generally not a regular or important element of our executive compensation strategy, and we focus instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards.  We believe that long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The ThermoEnergy Corporation 2008 Incentive Stock Plan was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of shareholders and with our long-term success. Our Board of Directors believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals. While the 2008 Incentive Stock Plan provides for a variety of stock-based awards, to date we have relied exclusively on stock options to provide equity incentive compensation. We believe that stock options most effectively focus the attention of our executives and management on long-term performance and stock price appreciation.  Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, to meet special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation and Benefits Committee. The Compensation and Benefits Committee considers the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of shares subject to each option grant.

In light of the significance we place on equity-based incentive compensation, in January 2010 our Board of Directors amended the 2008 Incentive Plan to increase the number of shares of our common stock available for grant under such Plan from 10,000,000 to 20,000,000 and to remove the limit on the number of shares with respect to which stock options may be granted to any individual. At the Special Meeting in lieu of the 2010 Annual Meeting in November 2010, the shareholders ratified the amendments to the 2008 Incentive Stock Plan.

We have not adopted stock ownership guidelines.

Other Compensation.  Our executive officers are not eligible to participate in, and do not have any accrued benefits under, any Company-sponsored defined benefit pension plan. They are eligible to, and in some cases do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees.   In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation and Benefits Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Tax Implications.  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to certain of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders.  We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m).  We believe that options granted under our 2008 Incentive Stock Plan will generally qualify as performance-based compensation under Section 162(m).  However, we may authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the officer’s performance.

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Outstanding Equity Awards at Fiscal Year-End (2011)

The following table summarizes information concerning outstanding equity awards held by the named executive officers at December 31, 2011.  No named executive officer exercised options in the fiscal year ended December 31, 2011.

	Stock Option Awards
	Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date
Cary G. Bullock	4,079,699	4,079,702	$0.30	01/27/2020

Teodor Klowan, Jr.	1,406,250	1,083,750	$0.32	11/02/2019
	888,584	691,117	$0.30	01/27/2020

Robert Marrs	none	2,000,000	$0.26	04/01/2021

Patrick Scalli	175,000	525,000	$0.30	03/07/2021

Employment Arrangements with Named Executive Officers

We have written employment agreements with each of our senior executives. Set forth below are descriptions of the agreements with each of our current executive officers and with each person who was an executive officer during the year ended December 31, 2011.

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Cary G. Bullock.  On January 27, 2010, we entered into an Executive Employment Agreement with our President and Chief Executive Officer, Cary G. Bullock, pursuant to which we agreed to pay him a base salary of $200,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Bullock’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Bullock’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Bullock may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Bullock’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Bullock without Good Reason, Mr. Bullock will be entitled to receive severance payments of $16,667 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Bullock and his family at the time of termination.  Mr. Bullock’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Bullock, for a period of six months or one year following the termination of his employment (depending on the circumstances of termination), from competing against us or soliciting our customers or employees.

Teodor Klowan, Jr.   On November 2, 2009 we entered into an Executive Employment Agreement with our Executive Vice President and Chief Financial Officer, Teodor Klowan, Jr., pursuant to which we agreed to pay him an annual base salary of $175,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Compensation Committee of our Board of Directors.  Mr. Klowan’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Klowan’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Klowan may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement).  If Mr. Klowan’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Klowan without Good Reason, Mr. Klowan will be entitled to receive severance payments of $14,583 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Klowan and his family at the time of termination.  Mr. Klowan’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information and a provision prohibiting Mr. Klowan, for a period of one year following the termination of his employment, from competing against us or soliciting our customers or employees.

37

Director Compensation

Directors do not receive cash compensation for serving on the Board or its committees.  Non-employee directors are awarded annual grants of non-qualified stock options.  All directors are reimbursed for their reasonable expenses incurred in attending all board meetings.  We maintain directors and officers liability insurance.

The following table shows compensation for the fiscal year ended December 31, 2011 to our directors who were not also named executive officers at the time they received compensation as directors:

Director Compensation (1)

		Option		Other
	Fees Earned or	Awards		Compensation			Total
Name	Paid in Cash	($)(2)		($)			($)
David Anthony	None	$3,391	(3)	$	None		$3,391
Shawn R. Hughes	None	$3,391	(3)		$50,000	(4)	$53,391
J. Winder Hughes III	None	$3,391	(3)	$	None		$3,391
Arthur S. Reynolds	None	$3,391	(3)	$	None		$3,391

(1)	Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named directors required to be reported in such columns during 2011.

(2)	The amounts in the column “Options Award” reflect the dollar amount recognized for financial statement reporting purposes in accordance with ASC 710. Assumptions used in the calculation of these amounts are included in Note 5 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2011. The amounts shown exclude the impact of any forfeitures related to service-based vesting conditions. The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(3)	An option to purchase 30,000 shares of Common Stock at an exercise price of $0.15 per share was granted to each of Messrs. Anthony, Shawn Hughes, J. Winder Hughes III and Reynolds on December 13, 2011; these options vest on the date of our 2012 Annual Meeting of Stockholders and expire on December 13, 2021.

(4)	A finder’s fee of $50,000 was paid to Mr. Shawn Hughes in 2011 related to securing a large industrial contract on our behalf. This fee was approved by the Compensation Committee of the Board of Directors.

As of December 31, 2011, each director held option and warrant awards as follows:

Name	Aggregate Number of Shares Underlying Stock Options (#)	Aggregate Number of Shares Underlying Warrants (#)
David Anthony	90,000	none
Shawn R. Hughes	310,000	600,000
J. Winder Hughes III	90,000	none
Arthur S. Reynolds	130,000	681,103

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

Our securities are not listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. In determining which directors and which members of committees are “independent,” our Board of Directors has voluntarily adopted the independence standards set forth in the Marketplace Rules of the Nasdaq Stock Market. Our Board of Directors has determined that, in accordance with these standards, four of our current Directors, Dr. Agnihotri, Mr. Bartlett, Mr. Winder Hughes and Mr. Reynolds, are “independent directors.”

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Certain Relationships And Related Transactions

We are a party to a license agreement with Alexander G. Fassbender, who until March 3, 2010 was our Executive Vice President and Chief Technology Officer, under which Mr. Fassbender has granted to us an exclusive license in the patents and patent applications for ThermoFuel and Enhanced Biogas Production in the United States and certain foreign countries.  We are required to pay to Mr. Fassbender a royalty of 1% of net sales after the cumulative sales of all licensed products exceed $20,000,000.  In December 2007, Mr. Fassbender waived certain termination rights under the license agreement, agreed that we can assign or transfer the license without his consent in connection with a merger or a sale of all or a portion of our business and assets, and agreed that he would not transfer his interest in the license agreement without our consent.

We are members, along with Mr. Fassbender and Mr. Fassbender’s ex-wife, of a limited liability company, ThermoEnergy Power Systems, LLC (“TEPS”), which owns  the pressurized oxycombustion technology. We hold an 85% ownership interest in TEPS, and Mr. Fassbender and his ex-wife each own a 7.5% membership interest.

Our Board of Directors has adopted a policy whereby all transactions between us and any of our affiliates, officers, directors, principal shareholders and any affiliates of the foregoing must be approved in advance by the disinterested members of the Board of Directors based on a determination that the terms of such transactions are no less favorable to us than would prevail in arm’s-length transactions with independent third parties.

SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the "Plan of Distribution." The information included below is based on information that has been provided to us by or on behalf of the selling stockholders. The information assumes all of the shares covered hereby are sold or otherwise disposed of by the selling stockholders pursuant to this prospectus. However, we do not know whether the selling stockholders will in fact sell or otherwise dispose of the shares of Common Stock listed next to their names below.

The shares of our Common Stock offered hereby are issuable upon conversion of shares of our Series B Convertible Preferred Stock or exercise of Common Stock Purchase Warrants held by the selling stockholders.  No shares of Series B Convertible Preferred Stock and none of the Common Stock Purchase Warrants are being registered for resale.

Each share of Series B Convertible Preferred Stock is convertible into ten shares of our Common Stock (at an effective conversion price of $0.24 per share of Common Stock).  Shares of Series B Convertible Preferred Stock are convertible at any time at the option of the holder thereof and are subject to mandatory conversion (i) in the event the closing bid price for our Common Stock on the OTC Bulletin Board exceeds $0.72 for a period of sixty consecutive trading days or (ii) at the written election of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock.

The Common Stock Purchase Warrants entitle the holders thereof to purchase shares of our Common Stock at an exercise price of $0.30 per share at any time on or before 6:00 pm on August 10, 2015.  Each  Warrant also provides for “cashless exercise” whereby, in lieu of payment of the exercise price in cash, the holder may direct us to cancel a portion of the Warrant having a value equal to the exercise price for the number of shares of our Common Stock as to which the Warrant is being exercised.

We are filing the registration statement of which this prospectus is a part in satisfaction of a contractual obligation under the Securities Purchase Agreement dated as of August 9, 2010 between us and the selling stockholders pursuant to which the selling stockholders purchased the shares of Series B Convertible Preferred Stock and the Common Stock Purchase Warrants, upon the conversion and exercise of which the shares of Common Stock offered hereby are issuable.

Pursuant to the Securities Purchase Agreement, we agreed to issue to the selling stockholders, and the selling stockholders agreed to purchase from us, an aggregate of 2,083,334 shares of our Series B Convertible Preferred Stock and Common Stock Purchase Warrants entitling the selling stockholders to purchase up to an aggregate of 33,333,344 shares of our Common Stock in consideration of cash payments by the selling stockholders to us in the aggregate amount of $5,000,001.06.

In the Securities Purchase Agreement we agreed to bear all expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications of the shares of Common Stock offered by the selling stockholders, including, without limitation, all registration, listing, and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Company, and (with respect to the preparation and filing of the registration statement of which this prospectus is a part) the reasonable fees of one firm of legal counsel for the selling stockholders.

In the Securities Purchase Agreement we also agreed to indemnify and hold harmless each selling stockholder and each underwriter, if any, which facilitates the disposition of the shares of Common Stock offered hereby, and each of their respective officers and directors and each person who controls such selling stockholder or underwriter (each, an “Indemnified Person”) from and against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and we agreed to reimburse such Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred; provided, however, that we shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement made in, or an omission or alleged omission from, such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein or (ii)  the use by the Indemnified Person of an outdated or defective prospectus after we have provided to such Indemnified Person an updated prospectus correcting the untrue statement or alleged untrue statement or omission or alleged omission giving rise to such loss, claim, damage or liability.

Except for the issuance and sale of shares of Series B Convertible Preferred Stock and Common Stock Purchase Warrants to the selling stockholders pursuant to the Securities Purchase Agreement, we have not engaged in any  material transactions with any of the selling stockholders or any of their affiliates at any time since January 1, 2008.

The following table sets forth:

•	the name of the selling stockholders,

•	the number and percentage of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus and the percentage of the class represented by such shares,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•	the number and percentage of shares of our Common Stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

39

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Percentage Ownership Prior to Offering (1)	Maximum Number of Shares to be Sold	Shares of Common Stock beneficially Owned After Offering	Percentage Ownership After Offering (1)
Security Equity Fund, Mid Cap Value Fund (2)	11,285,179	(3)	10.11%	8,583,340	2,701,839	2.42%
SBL Fund, Series V (Mid Cap Value) (2)	3,989,291	(4)	3.57%	3,083,330	905,961	*
Security Equity Fund, Mid Cap Value Institutional Fund (2)	7,937,500	(5)	7.11%	7,937,500	0	0%
SBL Fund, Series Q (Small Cap Value) (2)	1,116,670	(5)	1.00%	1,116,670	0	0%
Security Equity Fund, Small Cap Value Fund (2)	62,500	(5)	*	62,500	0	0%
John Blum	1,000,000		*	1,000,000	0	0%
Michael Brodherson	1,000,000		*	1,000,000	0	0%
Ron Craft	1,000,000		*	1,000,000	0	0%
Scott E. Douglass	1,000,000		*	1,000,000	0	0%
Steve Elsey	1,000,000		*	1,000,000	0	0%
Steven Etra	1,000,000		*	1,000,000	0	0%
Jack and Mary Garson	1,182,609		1.06%	1,182,609	0	0%
Gunther Motor Company of Plantation, Inc.	1,000,000		*	1,000,000	0	0%
Francis Howard	6,000,000		5.37%	6,000,000	0	0%
JSL Kids Partners (6)	1,000,000		*	1,000,000	0	0%
John S. Lemak, IRA Rollover (6)	1,000,000		*	1,000,000	0	0%
Patrick and Zoe Lynch	1,000,000		*	1,000,000	0	0%
Next View Capital LP	3,000,000		2.69%	3,000,000	0	0%
Niamh O’Reilly	1,000,000		*	1,000,000	0	0%
W.P. O’Reilly & Associates, Ltd.	2,000,000		1.79%	1,000,000	1,000,000	*
Robert B. Prag	1,000,000		*	1,000,000	0	0%
Bruce M. Robinson	1,450,735		1.30%	1,450,735	0	0%
Steven Sack	3,000,000		2.69%	3,000,000	0	0%
Samax Family Limited Partnership	1,000,000		*	1,000,000	0	0%
Sandor Capital Master Fund, L.P. (6)	1,700,000		1.52%	1,700,000	0	0%
John J. Shaw	1,000,000		*	1,000,000	0	0%
Gerald and SeenaSperling	1,000,000		*	1,000,000	0	0%
Robert Stranger	1,000,000		*	1,000,000	0	0%

*      Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the table below, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. The percentage of beneficial ownership is based on 91,219,622 shares of Common Stock outstanding as of June 5, 2012, adjusted to reflect the issuance of the aggregate of 20,833,340 shares issuable to the selling stockholders.

(2)	These selling stockholders are investment companies registered under the Investment Company Act of 1940, as amended. James P. Schier, Portfolio Manager of Security Investors, LLC (“SI”), which is the investment adviser to each of the selling stockholders, exercises voting and investment control over the securities held by the selling stockholders. Mr. Schier’s voting and investment control is subject to SI’s proxy voting procedures adopted pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940 and other applicable policies and procedures of SI. All of these selling stockholders are affiliates of one or more registered broker-dealers. These selling stockholders purchased the securities offered for resale hereby in the ordinary course of business and, at the time of purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(3)	Includes 8,583,340 shares issuable upon conversion of shares of Series B Convertible Preferred Stock.

(4)	Includes 3,083,330 shares issuable upon conversion of shares of Series B Convertible Preferred Stock.

(5)	Represents shares issuable upon conversion of shares of Series B Convertible Preferred Stock.

(6)	John S. Lemak may be deemed to be the beneficial owner of the shares held by these selling stockholders, inasmuch as in his capacity as the Manager of JSL Kids Partners and of Sandor Capital Master Fund, L.P. and the owner of the John S. Lemak, IRA Rollover he exercises voting and investment control over the securities held by these selling stockholders. Mr. Lemak disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. Mr. Lemak is a registered representative of WFG Investments Inc., a registered broker-dealer.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock under our certificate of incorporation and by-laws.

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Authorized and Outstanding Capital Stock

We are authorized to issue 425,000,000 shares of Common Stock, par value $0.001 per share, and 30,000,000 shares of Preferred Stock, par value $0.01 per share.  Of our authorized Preferred Stock, 208,334 shares have been designated “Series A Convertible Preferred Stock”, 12,000,000 shares have been designated “Series B Convertible Preferred Stock” and 17,791,666 shares remain undesignated.  As of  June 5, 2012, 91,219,622 shares of Common Stock were issued and outstanding, 133,797 shares of Common Stock were held as treasury shares, 208,334 shares of Series A Convertible Preferred Stock were issued and outstanding and 11,664,993 shares of Series B Convertible Preferred Stock were issued and outstanding.

Description of Common Stock

Voting Rights

Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of preferred stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of our common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the our common stock, as such, are not entitled to vote on any amendment to the our amended and restated certificate of incorporation (including the certificate of designation of any series of our preferred stock) that relates solely to the terms of one or more outstanding series of our preferred stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the certificate of incorporation (including the certificate of designation of any series of our preferred stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of its debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of preferred stock having preference over our common stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends

Dividends may be paid on our common stock and on any class or series of preferred stock entitled to participate with our common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors. Holders of our company's common stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after we have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of our preferred stock.

Other Rights

Holders of our Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series A Convertible Preferred Stock

Voting Rights

In addition to any other voting rights under law or as described below, the holders of Series A Convertible Preferred Stock are entitled to vote or consent, together with the holders of Common Stock, as a single class on all matters submitted to the vote of Common Stock holders. Each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the nearest number of whole shares of Common Stock into which it is convertible on the record date.  The separate vote or consent of 66 2/3% of the Series A Convertible Preferred Stock is required for any of the following:

(i)	directly or indirectly altering the rights, preferences, privileges, powers or restrictions of the Series A Convertible Preferred Stock;

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(ii)	creating, or issuing securities of, any class or series having an equal or senior preference or priority to the Series A Convertible Preferred Stock; or

(iii)	amending our Articles of Incorporation in a way that adversely affects the rights, preferences or privileges of the holders of the Series A Convertible Preferred Stock.

Liquidation Rights

Upon a liquidation, dissolution or winding up of the Company, the holder of each share of Series A Convertible Preferred Stock is entitled to a preference payment in an amount equal to the greater of (i) $1.20 plus all declared and unpaid dividends on such share or (ii) the amount that would be payable to such holder if all shares of Series A Convertible Preferred Stock had been converted to the liquidation event.  A consolidation or merger or a sale of all or substantially all of our assets (except for a transaction in which our shareholders prior to the transaction hold 50% or more of the voting securities of the surviving or purchasing entity) shall be regarded as a dissolution, liquidation or winding up unless the holders of 66 2/3% of the then outstanding shares of Series A Convertible Preferred Stock determine otherwise.

Conversion

Each share of Series A Convertible Preferred Stock is convertible into one share of our Common Stock. The conversion ratio is adjusted to reflect any stock dividend, distribution or stock split or combination or consolidation. Conversion rights are also adjusted to reflect any change in the Common Stock by way of reorganization, recapitalization, reclassification, consolidation or merger. Fractional shares of Common Stock will not be issued upon conversion of Series A Convertible Preferred Stock and we will make a cash payment to the holder in lieu of any fractional share. Shares of Series A Convertible Preferred Stock may be converted at any time at the election of the holder thereof. All outstanding shares of the Series A Convertible Preferred Stock will be automatically converted into Common Stock when the market price for our Common Stock exceeds $3.00 (adjusted to reflect stock splits, stock dividends, combinations or consolidations) for 30 consecutive trading days. All outstanding shares of the Series A Convertible Preferred Stock will also be automatically converted into Common Stock at the election of the holders of 66 2/3% of the then outstanding Series A Convertible Preferred Stock.

Dividends

The Series A Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series A Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series B Convertible Preferred Stock

Voting Rights

Except with respect to the election of members of our Board of Directors, the holders of our Series B Convertible Preferred Stock are entitled to vote together with the holders of our Common Stock, as a single class, on all matters submitted to the holders of our Common Stock for a vote.  Each share of our Series B Convertible Preferred Stock entitles the holder thereof to a number of votes equal to the nearest number of whole shares of our Common Stock into which such share of Series B Convertible Preferred Stock is convertible.

The holders of our Series B Convertible Preferred Stock our entitled to elect four members of our Board of Directors (the “Series B Directors”), which Series B Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock as a separate class; any vacancy created by the resignation or removal of a Series B Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock or (ii) the unanimous vote or consent of the remaining Series B Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

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The consent of the holders of at least 66⅔% of the then-outstanding shares of our Series B Convertible Preferred Stock for certain corporate actions, including any amendment of our Certificate of Incorporation or By-laws or any recapitalization which would adversely alter or changes the rights, preferences or privileges of our Series B Convertible Preferred Stock, any increase or decrease the number of authorized shares of our Series B Convertible Preferred Stock, the creation of a class or series of shares having preference or priority equal or senior to our Series B Convertible Preferred Stock, the declaration or payment of a dividend on our Common Stock, the redemption of any shares of our Common Stock (subject to certain specified exceptions), any merger or consolidation with another entity in a transaction immediately following which our shareholders would hold less than a majority of the voting power of the outstanding stock of the surviving corporation, the sale of all or substantially all of our assets, our liquidation or dissolution, or any increase or decrease in the size of our Board of Directors.

Liquidation Rights

The shares of our Series B Convertible Preferred Stock have a stated value of $2.40 per share (subject to adjustment for stock dividends, combinations or splits).  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after satisfaction of the claims of creditors and payment or distribution of assets is made on any securities which, by their terms rank senior to our Series B Convertible Preferred Stock, but before any payment or distribution of assets and any surplus funds is made on any securities that do not expressly provide that they rank senior to our Series B Convertible Preferred Stock, including, without limitation, our Common Stock, the holders of our Series B Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares plus an amount equal to all declared and unpaid dividends with respect to their shares.  Thereafter, each holder of our Common Stock shall be paid an amount per share equal to the amount per share paid to each holder of our Series B Convertible Preferred Stock, and any remaining assets will be distributed on a pro rata basis to the holders of our Common Stock and our Series B Convertible Preferred Stock.

Conversion

Each share of our Series B Convertible Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of shares of our Common Stock determined by dividing (i) the stated value of such shares of our Series B Convertible Preferred Stock ($2.40) by (ii) the conversion price thereof (initially, $0.24).  Initially, the conversion rate of our Series B Convertible Preferred Stock is ten-for-one.  The conversion price of our Series B Convertible Preferred Stock is subject to conventional weighted-average formula adjustment in the event we issue shares of our common stock or securities convertible into shares of our Common Stock at a price per share less than the conversion price then in effect, subject to certain conventional exclusions including, without limitation, shares issued or issuable to employees, directors or consultants pursuant to a stock option plan or a restricted stock plan approved by our Board of Directors, shares issued or issuable in connection with an acquisition transaction and shares issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions.

Dividends

The Series B Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series B Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Undesignated Preferred Stock

Our certificate of incorporation authorizes our board of directors from time to time and without further stockholder action to provide for the issuance of shares of our unauthorized but previously unissued Preferred Stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. Our board of directors will have broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, subject to any applicable rights of holders of any shares of Preferred Stock outstanding from time to time.

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The rights and privileges of holders of the Common Stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of Preferred Stock that the board of directors may designate and we may issue from time to time. Among other things, by authorizing the issuance of shares of Preferred Stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the Common Stock and could discourage any attempt to effect a change in control of our Company, even if such a transaction would be beneficial to the interests of our stockholders.

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws contain provisions that could have the effect of delaying or deferring a change in control of the company. These provisions, among other matters:

•	limit the number of directors constituting the entire board of directors to a maximum of 7 directors;

•	grant the holders of our Series B Convertible Preferred Stock the exclusive right to elect 4 directors and thereby to control the board of directors;

•	limit the types of persons who may call a special meeting of stockholders; and

•	establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax considerations related to the purchase, ownership and disposition of our common stock that are applicable to a "non-U.S. holder" (defined below) of the common stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor's particular tax situation;

•	is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the "Treasury Regulations," judicial authority and published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to beneficial owners of common stock who hold their common stock as a "capital asset," within the meaning of section 1221 of the Code;

•	does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	"controlled foreign corporations" and "passive foreign investment companies"

•	partnerships, other pass-through entities and investors in these entities; and

•	investors that expect to receive dividends or realize gain in connection with the investors' conduct of a United States trade or business, permanent establishment or fixed base.

•	pension plans;

•	tax-exempt entities;

•	banks, financial institutions and insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;
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•	certain trusts;

•	brokers and dealers in securities;

•	holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk–reduction or integrated transaction; and

•	persons who hold or receive our common stock as compensation, such as that received pursuant to stock option plans and stock purchase plans.

•	does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could materially affect the tax consequences described herein. We have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary of United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial holder of our common stock that is neither a "United States person" nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A "United States person" is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three–year period ending in the current calendar year. The 183–day test is determined by counting all of the days the individual is treated as being present in the current year, one–third of such days in the immediately preceding year and one–sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership holds our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership's activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a "dividend" for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the holder's basis in our common stock, but not below zero, and thereafter would be treated as gain from the sale of our common stock (see "Sale or Taxable Disposition of Common Stock" below).

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Subject to the following paragraphs, dividends paid to a non-U.S. holder on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base) are not subject to the withholding tax, provided that, prior to the making of a distribution, the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person.

Corporate holders who receive effectively connected dividends may also be subject to an additional "branch profits tax" at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder's conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

A non–U.S. holder who provides us with an Internal Revenue Service Form W–8BEN or W–8ECI will be required to periodically update such form.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax (including by way of withholding) unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the non-U.S. holder's holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional "branch profits" tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

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We believe we are not, have not been and will not become a "United States real property holding corporation" for United States federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our Common Stock at any time during the applicable period, or (2) our Common Stock ceases to be traded on an "established securities market" within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our Common Stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our Common Stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of such holder and the amount of tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status (and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislative Developments

Recently proposed legislation is pending in both houses of congress providing for new withholding taxes to enforce new reporting requirements on specified foreign accounts owned by either specified United States persons or by foreign entities which are owned by United States persons. The provisions specifically establish rules for withholdable payments (including dividends) to foreign financial institutions and other foreign entities. The proposed legislation generally imposes a 30% withholding tax on payments of dividends made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury agreeing to meet certain information reporting and verification requirements regarding the U.S. accounts upon behalf of which it is acting. The proposed legislation imposes similar requirements (absent the need for agreements) on non-financial institutions. These rules are currently scheduled to be effective for payments made after December 31, 2010. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the proposed legislation on their investment in respect of the Common Stock.

The foregoing discussion is only a summary of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our Common Stock by non–U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our Common Stock, including the effect of any U.S., state, local, non–U.S. or other tax laws and any applicable income or estate tax treaty.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will pay other expenses relating to the preparation, updating and filing of this registration statement. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may use any one or more of the following methods when disposing of shares:

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available for a selling stockholder, rather than under this prospectus. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

In connection with the sale of our Common Stock or interest therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales or our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short position, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transaction with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be underwriters will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

48

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.  We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this prospectus, including certain liabilities under the Securities Act and state securities laws.  We may be indemnified by the selling stockholders against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:  (1) such time as all of the shares of selling stockholders eligible to be covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) such shares are eligible for resale without restriction (including volume limitations) under Rule 144 of the Securities Act.

CHANGE IN ACCOUNTANTS

CCR LLP

On April 12, 2010, we engaged CCR LLP ("CCR") as our principal independent accountants to audit our financial statements, replacing Kemp & Company, a Professional Association ("Kemp"), who were dismissed as our principal independent accountants on the same day.  We made this change primarily because we relocated our financial operations from Little Rock, Arkansas to Worcester, Massachusetts. CCR was a regional firm with headquarters in Westborough, Massachusetts which provided local support on a timely basis, while Kemp does not maintain offices outside of Little Rock, Arkansas. On December 1, 2011 Grant Thornton LLP acquired the practice of CCR.

These changes were approved by the Audit Committee of our Board of Directors.

During the fiscal years ended December 31, 2009 and 2008 and during the subsequent interim period prior to the engagement of CCR, we did not consult with CCR regarding any matter, including without limitation (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of audit opinion that might be rendered on our consolidated financial statements or (iii) any matter that was either the subject of a disagreement (as defined in Item 304, paragraph (a)(1)(iv) of Regulation S-K and the instructions related to such Item 304) with Kemp or a reportable event (as defined in paragraph (a)(1)(v) of such Item 304).

Kemp's reports on our financial statements for the fiscal years ended December 31, 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion and were not qualified as to uncertainty, audit scope or accounting principles, except that Kemp’s reports on our financial statements for both fiscal years contained explanatory paragraphs describing conditions that raised substantial doubt about our ability to continue as a going concern.

During the fiscal years ended December 31, 2009 and 2008 and during the subsequent interim period prior to the engagement of CCR, there were no disagreements between us and Kemp on any matter of accounting principles or practices, financial statement disclosures or auditing scope or procedures, which disagreements, if not resolved to Kemp’s satisfaction, would have caused Kemp to make reference to the subject matter of such disagreements in its report, except that, with respect to the fiscal year ended December 31, 2008, the following disagreements arose:

(i)	Payroll tax adjustments: Our prior Chief Financial Officer did not agree with Kemp’s estimated adjustment for penalties and interest with respect to unpaid payroll taxes. Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and our Board of Directors discussed the matter with Kemp and the matter was resolved to Kemp’s satisfaction;

(ii)	Debt covenant violations: Our prior Chief Financial Officer would not agree to classify our Convertible Promissory Note to The Quercus Trust in the original principal amount of $2,000,000 as in default at December 31, 2008 due to the violation of certain covenants relating to unpaid payroll taxes and the non-disclosure of such violations. Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and the Audit Committee of our Board of Directors discussed the matter with Kemp and the matter was resolved to Kemp’s satisfaction; and

(iii)	Failure to provide requested audit information: Our prior Chief Financial Officer refused to provide critical audit documentation to Kemp. Following termination of our prior Chief Financial Officer’s employment, our interim Chief Financial Officer and the Audit Committee of our Board of Directors discussed the matter with Kemp, our interim Chief Financial Officer provided all of the requested information to Kemp, and the matter was resolved to Kemp’s satisfaction.

We have authorized Kemp to respond fully to CCR concerning all of the foregoing disagreements.

In connection with its audits of our financial statements for the fiscal years ended December 31, 2008 and 2009, Kemp advised us of certain matters involving our internal controls over financial reporting that Kemp considered to be material weaknesses.  Our Audit Committee discussed such matters with Kemp and we have undertaken efforts to correct the deficiencies in internal controls identified by Kemp.  We have authorized Kemp to respond fully to CCR concerning such matters.

Grant Thornton LLP

As of December 1, 2011, the Audit Committee of our Board of Directors engaged Grant Thornton LLP (“Grant Thornton”) as our new independent registered public accounting firm.   CCR LLP (“CCR”) our former independent registered public accounting firm, resigned as our independent registered public accounting firm simultaneous with the engagement of Grant Thornton.  This change was a result of Grant Thornton’s acquisition of the practice of CCR on December 1, 2011.

CCR had been appointed as our independent registered public accounting firm on April 12, 2010.   CCR’s report on the Company’s consolidated financial statements for the year ended December 31, 2010 did not contain any adverse opinion or disclaimer of opinion (except for an emphasis of matter paragraph which discussed substantial doubt regarding our ability to continue as a going concern) and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2010 and during the period from January 1, 2011 through the resignation of CCR on December 1, 2011, there were no disagreements between us and CCR on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of CCR, would have caused CCR to make reference to the matter in their report.   None of the “reportable events” described in Item 304(a)(1)(v) of Regulation S-K have occurred during the fiscal year ended December 31, 2010 or through December 1, 2011.

During the fiscal year ended December 31, 2010 and during the period from January 1, 2011 through the engagement of Grant Thornton on December 1, 2011, neither we nor anyone acting on our behalf consulted Grant Thornton regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and Grant Thornton did not provide either a written report or oral advice to us that was a factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was either the subject of a disagreement with CCR, which, if not resolved to the satisfaction of CCR, would have caused CCR to make reference to the matter in their report, or (3) a “reportable event” as described in Item 304(a)(1)(v) of Regulation S-K .

49

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110.

EXPERTS

The consolidated financial statements of ThermoEnergy Corporation as of December 31, 2011 and 2010 and for the years then ended included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants and successor to the practice of CCR LLP, upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov and on the investor relations page of our website at http://ir.stockpr.com/thermoenergy/sec-filings. Information on, or accessible through, our website is not part of this prospectus.  You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

50

THERMOENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Years ended December 31, 2011 and 2010

With

Report of Independent Registered Public Accounting Firm

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

ThermoEnergy Corporation

We have audited the accompanying consolidated balance sheet of ThermoEnergy Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2011, and the related consolidated statements of operations, stockholders’ deficiency, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 2010 and for the year then ended were audited by CCR LLP. We have since succeeded to the practice of such firm.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoEnergy Corporation and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $17,386,000 during the year ended December 31, 2011, and, as of that date, the Company’s current liabilities exceeded its current assets by $3,387,000 and its total liabilities exceeded its total assets by $4,603,000. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

May 14, 2012

F-2

THERMOENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31, 2011	December 31, 2010
ASSETS
Current Assets:
Cash	$3,056	$4,299
Accounts receivable, net	4,228	1,043
Costs in excess of billings	132	—
Inventories	167	65
Other current assets	590	289
Total Current Assets	8,173	5,696

Property and equipment, net	544	560
Other assets	72	61

TOTAL ASSETS	$8,789	$6,317

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$2,640	$722
Convertible debt, current portion	1,250	—
Accrued payroll taxes	599	1,470
Billings in excess of costs	5,131	1,880
Derivative liability, current portion	706	—
Other current liabilities	1,234	1,995
Total Current Liabilities	11,560	6,067

Long Term Liabilities:
Derivative liability	101	2,852
Convertible debt, net	1,571	8,892
Other long term liabilities	160	180
Total Long Term Liabilities	1,832	11,924

Total Liabilities	13,392	17,991

Commitments and contingencies (Note 12)

Stockholders' Deficiency:
Preferred Stock, $0.01 par value: authorized: 30,000,000 shares at December 31, 2011 and 20,000,000 shares at December 31, 2010:
Series A Convertible Preferred Stock, liquidation value of $1.20 per share: designated: 208,334 shares at December 31, 2011 and 10,000,000 shares at December 31, 2010; issued and outstanding: 208,334 shares at December 31, 2011 and 2010	2	2
Series B Convertible Preferred Stock, liquidation preference of $2.40 per share: designated: 12,000,000 shares at December 31, 2011 and 6,454,621 shares at December 31, 2010; issued and outstanding: 11,664,993 shares at December 31, 2011 and 5,968,510 shares at December 31, 2010	117	60
Common Stock, $.001 par value: authorized – 425,000,000 shares at December 31, 2011 and 300,000,000 shares at December 31, 2010; issued: 85,167,098 shares at December 31, 2011 and 55,681,918 shares at December 31, 2010; outstanding: 85,033,301 shares at December 31, 2011 and 55,548,121 shares at December 31, 2010	85	55
Additional paid-in capital (Note 1)	108,727	84,351
Accumulated deficit (Note 1)	(113,510)	(96,124)
Treasury stock, at cost: 133,797 shares at December 31, 2011 and 2010	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(4,597)	(11,674)
Noncontrolling interest	(6)	—
Total Stockholders’ Deficiency	(4,603)	(11,674)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$8,789	$6,317

See notes to consolidated financial statements.

F-3

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2011	2010

Revenue	$5,583	$2,874
Cost of revenue	5,179	2,799
Gross profit	404	75

Operating Expenses:
General and administrative	4,807	5,800
Engineering, research and development	299	643
Sales and marketing	2,448	1,281
Total operating expenses	7,554	7,724

Loss from operations	(7,150)	(7,649)

Other income (expense):
Warrant expense	—	(107)
Gain on payroll tax settlement	—	2,263
Loss on extinguishment of debt (Note 1)	(12,551)	(5,620)
Derivative liability income (expense)	3,936	(293)
Equity in losses of joint venture	(389)	(74)
Interest and other expense, net	(1,232)	(3,376)
Total other expense	(10,236)	(7,207)

Net loss	(17,386)	(14,856)
Net loss attributable to noncontrolling interest	57	—

Net loss attributable to ThermoEnergy Corporation	(17,329)	(14,856)
Deemed dividend on Series B Convertible Preferred Stock (Note 1)	—	(1,894)

Net loss attributable to ThermoEnergy Corporation common stockholders	$(17,329)	$(16,750)

Loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.30)	$(0.31)

Weighted average shares used in computing loss per share, basic and diluted	56,819,885	54,041,586

See notes to consolidated financial statements.

F-4

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
(in thousands, except share and per share amounts)

Years Ended December 31, 2011 and 2010

	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Noncontrolling Interest	Total

Balance at December 31, 2009	$2	$30	$54	$66,711	$(81,268)	$-	$-	$(14,471)

Stock options issued to officers, directors and employees				2,066				2,066
Common Stock issued for services (200,000 shares)				54				54
Convertible Notes and accrued interest converted to Common Stock (1,802,445 shares at $0.24 per share)			1	432				433
Convertible debt and accrued interest converted to Series B Convertible Preferred Stock (791,668 shares at $2.40 per share) (Note 1)		8		6,898				6,906
Series B Convertible Preferred Stock and warrants issued for cash, net of issuance costs of $375 (2,083,334 shares at $2.40 per share)		21		4,604				4,625
Series B Convertible Preferred Stock and warrants issued for settlement with Convertible note holders (55,554 shares at $2.40 per share)		1		533				534
Beneficial conversion features recognized upon issuance of short term borrowings				3,053				3,053
Purchase of treasury stock (50,000 shares at $0.35 per share)						(18)		(18)
Net Loss (Note 1)					(14,856)			(14,856)

Balance at December 31, 2010	2	60	55	84,351	(96,124)	(18)	-	(11,674)
Stock options issued to officers, directors and employees				1,002				1,002
Common Stock issued for services (600,000 shares)			1	113				114
Conversion of Series B Convertible Stock (118,518 shares) to Common Stock (1,185,180 shares)		(1)	1					—
Conversion and tender of convertible debt and accrued interest to Series B Convertible Preferred Stock and warrants		58		14,080				14,138
Exercise of Common Stock purchase warrants for cash, net of issuance costs of $196 (27,700,000 shares at $0.095 per share)			28	2,408				2,436
Issuance of Common Stock purchase warrants				4,879				4,879
Derecognition of beneficial conversion features on extinguished debt				(2,003)				(2,003)
Repricing of warrants				1,799				1,799
Reclassification of derivative liabilities to equity				2,037				2,037
Debt discount recognized upon issuance of convertible debt				61				61
Contributions to joint venture on behalf of noncontrolling interest							(63)	(63)
Net Loss					(17,386)		57	(17,329)

Balance at December 31, 2011	$2	$117	$85	$108,727	$(113,510)	$(18)	$(6)	$(4,603)

See notes to consolidated financial statements.

F-5

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2011	2010
Operating Activities:
Net loss (Note 1)	$(17,386)	$(14,856)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock option expense	1,002	2,066
Warrant expense	—	107
Common stock issued for services	114	54
Gain on payroll tax settlement	—	(2,263)
Loss on extinguishment of debt (Note 1)	12,513	5,620
Loss on disposal of property, plant and equipment	62	—
Equity in losses of joint venture	389	74
Derivative liability (income) expense	(3,936)	293
Non-cash interest added to debt	245	941
Series B Preferred Convertible Stock and warrants issued for note holder settlement expenses	—	534
Purchase of treasury stock	—	(18)
Depreciation	89	52
Amortization of discount on convertible debt	687	2,243
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(3,185)	(1,036)
Costs in excess of billings	(132)	—
Inventories	(102)	9
Other current assets	(307)	(84)
Accounts payable	1,918	(90)
Billings in excess of costs	3,251	1,482
Other current liabilities	(1,303)	(707)
Other long-term liabilities	(20)	(49)

Net cash used in operating activities	(6,101)	(5,628)

Investing Activities:
Investment in joint venture	(400)	(61)
Purchases of property and equipment	(135)	(371)

Net cash used in investing activities	(535)	(432)

Financing Activities:
Proceeds from issuance of Series B Convertible Preferred Stock and warrants, net of issuance costs of $375	—	4,625
Proceeds from issuance of common stock, net of issuance costs of $196	2,436	—
Proceeds from issuance of convertible promissory notes	5,760	4,625
Payments on convertible promissory notes	(2,803)	—

Net cash provided by financing activities	5,393	9,250

Net change in cash	(1,243)	3,190
Cash, beginning of year	4,299	1,109
Cash, end of year	$3,056	$4,299

Supplemental schedule of non-cash financing activities:
Conversion and tender of convertible debt and accrued interest to Series B Convertible Preferred Stock and warrants	$14,138	$1,900
Conversion of convertible notes and accrued interest to common stock	$—	$433
Debt (premium) discount recognized on convertible debt	$(131)	$3,053
Accrued interest added to debt	$153	$323

See notes to consolidated financial statements.

F-6

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Note 1: Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of developing and marketing advanced municipal and industrial wastewater treatment and carbon reducing power generation technologies.

The Company’s wastewater treatment systems are based on its proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  The Company’s patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable. The Company’s wastewater treatment systems have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater. The CAST platform technology is owned by its subsidiary, CASTion Corporation (“CASTion”).

The Company also owns a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions and removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology. The pressurized oxycombustion technology is held in the Company’s subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”).

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to current year classifications.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements. As of December 31, 2010, the noncontrolling interest in TEPS was immaterial to the consolidated financial statements taken as a whole.

Revenue recognition

The Company recognizes revenues using the percentage of completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

Certain long-term contracts include a number of different services to be provided to the customer. The Company records separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in ASC 605-35. This policy may result in different interim rates of profitability for each segment than if the Company had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

In circumstances when the Company cannot estimate the final outcome of a contract, or when the Company cannot reasonably estimate revenue, the Company utilizes the percentage-of-completion method based on a zero profit margin until more precise estimates can be made. If and when the Company can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate. For the years ended December 31, 2011 and 2010, the Company has recorded one contract which represented approximately 5% and 35% of its revenues, respectively, utilizing the percentage-of-completion method based on a zero profit margin.

F-7

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Cash

The Company places its cash in highly rated financial institutions, which are continually reviewed by senior management for financial stability. Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account. Generally the Company’s cash in interest-bearing accounts exceeds financial depository insurance limits. However, the Company has not experienced any losses in such accounts and believes that its cash is not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current.

The Company maintains allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and record these allowances as a charge to general and administrative expense. The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding.

The following is a summary of the Company’s allowance for doubtful accounts activity for the years ended December 31, 2011 and 2010:

	Year Ended December 31,
(in $000’s)	2011	2010

Allowance for doubtful accounts, beginning of year	$9	$9
Bad debt expense	1	—
Write-offs	(10)	—
Allowance for doubtful accounts, end of year	—	9

At December 31, 2011, one customer accounted for 96% of the Company’s gross accounts receivable balance. For the year ended December 31, 2011, two customers each accounted for more than 10% of the Company’s revenues and collectively accounted for 92% of total revenues. For the year ended December 31, 2010, three customers each accounted for more than 10% of the Company’s revenues and collectively accounted for 96% of total revenues.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of raw materials and supplies.

The Company evaluates its inventory for excess quantities and obsolescence on an annual basis.  In preparing our evaluation, we look at the expected demand for our products for the next three to twelve months.  Based on this evaluation, we establish and maintain a reserve so that inventory is appropriately stated at the lower of cost or net realizable value.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset. Depreciation is computed using the straight-line method.  The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

The Company recorded a loss of $62,000 on the disposal of property and equipment during 2011 in conjunction with relocating its corporate headquarters.

F-8

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to payroll tax and other accruals are reflected in income in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

The Company accounts for stock options in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation”. This topic requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized. The Company recognizes interest and penalties related to underpayments of income taxes as a component of interest and other expense on its Consolidated Statement of Operations.

The Company estimates contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, “Income Taxes.” We use a two-step process to assess each income tax position.  We first determine whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, we then record the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At December 31, 2011 and 2010, there are no uncertain tax positions that require accrual.

The Company is subject to taxation in the U.S. and various states. As of December 31, 2011 the Company’s tax years for 2008, 2009 and 2010 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2001, the Company is no longer subject to U.S. federal, state or local examinations by tax authorities for years before 2008. Tax year 2007 was open as of December 31, 2010.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable, short-term borrowings and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of those instruments. The carrying amount of the Company’s convertible debt was $2,821,000 and $8,892,000 at December 31, 2011 and 2010, respectively, and approximates the fair value of these instruments. The Company’s warrant liabilities are recorded at fair value.

The Company's assets and liabilities carried at fair value are categorized using inputs from the three levels of fair value hierarchy, as follows:

Level 1:   Quoted prices in active markets for identical assets or liabilities.

Level 2:   Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:   Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

F-9

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability – current portion	$706	$-	$-	$706
Derivative liability – long-term portion	101	-	-	101

Total	$807	$-	$-	$807

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2010	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability – long-term portion	$2,852	$-	$-	$2,852

Total	$2,852	$-	$-	$2,852

The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative liabilities classified as Level 3 (in thousands):

Balance at December 31, 2010	$2,852
Issuance of warrants as derivative liabilities	3,928
Change in fair value	(3,936)
Reclass of warrants to equity	(2,037)
Balance at December 31, 2011	$807

Series B Convertible Preferred Stock

The Company determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models it considers to be appropriate. Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of the Company's Consolidated Balance Sheets. The value of beneficial conversion features are considered a “deemed dividend” and are accounted for as a component of net loss attributable to common stockholders on the Company’s Consolidated Statements of Operations.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Fully diluted earnings per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income per share is antidilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later.

F-10

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS,” which converges fair value measurement and disclosure guidance in U.S. GAAP with fair value measurement and disclosure guidance issued by the International Accounting Standards Board (“IASB”). The amendments in the authoritative guidance do not modify the requirements for when fair value measurements apply. The amendments generally represent clarifications on how to measure and disclose fair value under ASC 820, “Fair Value Measurement.” The authoritative guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption of the authoritative guidance is not permitted. The Company does not believe the adoption of the provisions of ASU 2011-04 in the Company’s fiscal year beginning January 1, 2012 will have a material impact on its financial statements or disclosures.

Revision of prior period financial statements

The Company identified prior period errors relating to the accounting for certain debt transactions. As part of the Company’s accounting for these transactions under extinguishment accounting, the fair value of certain warrants issued as partial consideration for the extinguishment of debt during the quarter ended September 30, 2010 was recorded as deemed dividends to preferred shareholders instead of being separately valued and included as a component of the loss recognized on debt extinguishment. These errors impacted the quarter ended September 30, 2010 and the year ended December 31, 2010.

In evaluating whether the Company’s previously issued consolidated financial statements were materially misstated, the Company considered the guidance in Accounting Standards Codification (ASC) Topic 250, “Accounting Changes and Error Corrections,” ASC Topic 250-10-S99-1, “Assessing Materiality,” and ASC Topic 250-10-S99-2, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” The Company concluded these errors were not material individually or in the aggregate to any of the prior reporting periods, and therefore, amendments of previously filed reports were not required. As such, the revisions for these corrections to the applicable prior periods are reflected in the financial information herein and will be reflected in future filings containing such financial information.

The prior period financial statements included in this filing have been revised to reflect the corrections of these errors, the effects of which have been provided in summarized format below:

Revised consolidated balance sheet amounts	December 31, 2010
	As Previously Reported	Adjustment	As Revised
Additional paid-in capital	79,345	5,006	84,351
Accumulated deficit	(91,118)	(5,006)	(96,124)

Revised consolidated statement of operations amounts	For the Year Ended December 31, 2010
	As Previously Reported	Adjustment	As Revised
Loss on extinguishment of debt	$(614)	$(5,006)	$(5,620)
Total other expense	(2,201)	(5,006)	(7,207)
Net loss	(9,850)	(5,006)	(14,856)
Net loss attributable to ThermoEnergy Corporation	(9,850)	(5,006)	(14,856)
Deemed dividend on Series B Convertible Preferred Stock	(6,900)	5,006	(1,894)
Net loss attributable to ThermoEnergy Corporation common stockholders	(16,750)	—	(16,750)

F-11

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Revised consolidated statement of stockholders’ deficiency amounts	For the Year Ended December 31, 2010
	As Previously Reported	Adjustment	As Revised
Convertible debt and accrued interest converted to Series B Convertible Preferred Stock (791,668 shares at $2.40 per share)	$1,900	$5,006	$6,906
Net loss	(9,850)	(5,006)	(14,856)

Revised consolidated statement of cash flows amounts	For the Year Ended December 31, 2010
	As Previously Reported	Adjustment	As Revised
Net loss	$(9,850)	$(5,006)	$(14,856)

Adjustment to reconcile net loss to net cash used in operating activities:
Loss on extinguishment of debt	614	5,006	5,620

Note 2: Management's consideration of going concern matters

The Company has incurred net losses since inception and will require substantial additional capital to continue commercialization of the Company’s power and water technologies (the “Technologies”) and to fund the Company’s liabilities, which included accounts payable of $2.64 million, convertible debt of approximately $2.8 million, accrued payroll taxes of $599,000 (see Note 12), derivative liabilities of $807,000 and approximately $1.4 million of other liabilities at December 31, 2011. In addition, the Company may be subject to tax liens if it cannot satisfactorily settle the outstanding payroll tax liabilities and may also face criminal and/or civil action with respect to the impact of the payroll tax matters (see Note 12).  The consolidated financial statements have been prepared assuming the Company will continue as a going concern, realizing assets and liquidating liabilities in the ordinary course of business and do not reflect any adjustments that might result from the outcome of the aforementioned uncertainties. Management is considering several alternatives for mitigating these conditions.

Management is actively seeking to raise substantial working capital through additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive from operations. Management is also actively pursuing commercial contracts to generate operating revenue. Management has determined that the financial success of the Company is primarily dependent upon the Company’s ability to collaborate with financially sound third parties to pursue projects involving the Technologies.

Management has undertaken and successfully completed a program to reduce the Company’s outstanding debt as follows:

As more fully described in Note 5, the Company entered into Note Amendment and Forbearance Agreements in January 2011 with the holders of the CASTion Notes originally due May 31, 2010. As part of these agreements, the Company issued amended CASTion Notes that extended the maturity date until February 29, 2012.

As more fully described in Note 5, on February 25, 2011, the Company entered into a Note Extension and Amendment Agreement with the holders of the Company’s 2010 Bridge Notes. The Note Extension and Amendment Agreement extended the maturity date of the 2010 Bridge Notes to February 29, 2012 and increased the interest rate on these Notes from 3% per annum to 10%.

As more fully described in Note 5, the Company entered into a Bridge Loan and Warrant Amendment Agreement with certain investors on June 17, 2011 pursuant to which the Company received proceeds totaling approximately $2.9 million. The Bridge Loan and Warrant Amendment Agreement was amended on July 12, 2011 to provide for an additional $1.6 million of funding, bringing the total proceeds to approximately $4.5 million (the “2011 Bridge Loans”).

On July 1, 2011, the Company used approximately $1.6 million of these proceeds to pay down the principal balance of the CASTion Notes as described above. Per the terms of the CASTion Notes, as amended, in the event the Company makes any payments of principal or accrued interest on or before July 5, 2011, an equal amount of such payment shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share and Warrants for the purchase of the Company’s Common Stock equal to that number of shares of the Company’s Common Stock determined by dividing 200% of the amount of principal and interest converted by $0.30. Accordingly, on July 1, 2011, the Company issued 653,439 shares of its Series B Convertible Preferred Stock and Warrants for the purchase of 10,455,024 shares of its Common Stock. As a result, the amended CASTion Notes were considered to be repaid in full.

Consequently, per the terms of the amended 2010 Bridge Loan Agreement, as described above, the repayment of the CASTion Notes triggered the Company’s right to convert the entire outstanding balance of principal and interest on the 2010 Bridge Notes (approximately $4.5 million) into shares of Series B Convertible Preferred Stock. The Company effected this conversion on August 11, 2011.

Also on August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge Loan and Warrant Amendment Agreement, the holders of the 2011 Bridge Loans exercised all of the Warrants in accordance with the 2011 Bridge Loan and Warrant Amendment Agreement and surrendered all of the 2011 Bridge Loans in payment of the exercise price for the purchase under the Warrants of an aggregate of 3,469,387 shares of Series B Convertible Preferred Stock at a price of $1.30 per share.

F-12

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

As more fully described in Note 5, the Company entered into a Bridge Loan Agreement with certain investors on December 2, 2011 pursuant to which the Company received proceeds totaling $1.25 million.

As more fully described in Note 6, on December 30, 2011, the Company received proceeds totaling $2,436,000, net of issuance costs, from the exercise of an aggregate of 27.7 million warrants at an exercise price of $0.095 per share.

As more fully described in Note 6, on January 10, 2012, the Company received proceeds totaling $498,000, net of issuance costs, from the exercise of an aggregate of 5,633,344 warrants at an exercise price of $0.095 per share.

Note 3. Restatement and Condensed Quarterly Financial Information (Unaudited)

2011 Quarterly Restatement

The unaudited quarterly financial information for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 have been restated to correct errors in the valuation of the Company’s derivative liabilities and accounting for certain financing transactions in those periods. These errors in the Company’s financing transactions were caused by the Company incorrectly accounting for the amendment of its CASTion Notes and its 2010 Bridge Notes as a debt modification instead of a debt extinguishment in the first quarter of 2011 (see Note 5). The errors in the Company’s derivative liabilities were due to deficiencies in the Company’s valuation model and methodology used to calculate the fair value of such liabilities in the first three quarters of 2011. These errors did not have any impact on the Company’s consolidated financial statements as of and for the year ended December 31, 2010.

The impact of the errors on the Company’s consolidated statements of operations for the three and nine months ended September 30, 2011 is summarized below (in thousands):

	Three Months Ended September 30, 2011		Nine Months Ended September 30, 2011
	(Unaudited)		(Unaudited)
	As Originally Reported	As Restated	As Originally Reported	As Restated

Loss from operations	$(1,470)	$(1,470)	$(5,296)	$(5,296)

Other income (expense):
Warrant expense	(1,799)	—	(1,799)	—
Derivative liability income (loss)	(653)	440	403	3,963
Loss on extinguishment of debt	(2,042)	(5,159)	(2,042)	(12,551)
Interest and other expense, net	(263)	(220)	(2,751)	(1,124)
Equity in losses of joint venture	(117)	(117)	(386)	(386)

Net loss	(6,344)	(6,526)	(11,871)	(15,394)
Net loss attributable to noncontrolling interest	17	17	57	57

Net loss attributable to ThermoEnergy Corporation	(6,327)	(6,509)	(11,814)	(15,337)
Deemed dividend on Series B Convertible Preferred Stock	(4,045)	—	(4,271)	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(10,372)	$(6,509)	$(16,085)	$(15,337)

Net loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.18)	$(0.11)	$(0.28)	$(0.27)

Weighted average shares used in computing loss per share, basic and diluted	56,867,098	56,867,098	56,506,905	56,506,905

F-13

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

The impact of the errors on the Company’s consolidated statements of operations for the three and six months ended June 30, 2011 is summarized below (in thousands):

	Three Months Ended June 30, 2011 (Unaudited)		Six Months Ended June 30, 2011 (Unaudited)
	As Originally Reported	As Restated	As Originally Reported	As Restated

Loss from operations	$(1,815)	$(1,815)	$(3,826)	$(3,826)

Other income (expense):
Derivative liability income	39	820	1,056	3,523
Loss on extinguishment of debt	—	(147)	—	(7,392)
Interest and other expense, net	(1,027)	(210)	(2,488)	(904)
Equity in losses of joint venture	(182)	(182)	(269)	(269)

Net loss	(2,985)	(1,534)	(5,527)	(8,868)
Net loss attributable to noncontrolling interest	27	27	40	40

Net loss attributable to ThermoEnergy Corporation	(2,958)	(1,507)	(5,487)	(8,828)
Deemed dividend on Series B Convertible Preferred Stock	(91)	—	(226)	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(3,049)	$(1,507)	$(5,713)	$(8,828)

Net loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.05)	$(0.03)	$(0.10)	$(0.16)

Weighted average shares used in computing loss per share, basic and diluted	56,738,188	56,738,188	56,323,824	56,323,824

The impact of the errors on the Company’s consolidated statement of operations for the three months ended March 31, 2011 is summarized below (in thousands):

	Three Months Ended March 31, 2011 (Unaudited)
	As Originally Reported	As Restated

Loss from operations	$(2,011)	$(2,011)

Other income (expense):
Loss on extinguishment of debt	—	(7,245)
Derivative liability income	1,017	2,703
Equity in losses of joint venture	(87)	(87)
Interest and other expense, net	(1,461)	(694)

Net loss	(2,542)	(7,334)
Net loss attributable to noncontrolling interest	13	13

Net loss attributable to ThermoEnergy Corporation	(2,529)	(7,321)
Deemed dividend on Series B Convertible Preferred Stock	(135)	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(2,664)	$(7,321)

Loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.05)	$(0.13)

Weighted average shares used in computing loss per share, basic and diluted	55,848,585	55,848,585

F-14

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

The impact of the errors on the Company’s consolidated balance sheets is summarized below (in thousands):

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	September 30, 2011 (Unaudited)		June 30, 2011 (Unaudited)		March 31, 2011 (Unaudited)
	As Originally Reported	As Restated	As Originally Reported	As Restated	As Originally Reported	As Restated

Total liabilities	$11,090	$9,684	$15,984	$19,476	$13,156	$18,246

Total stockholders’ deficiency	$(6,813)	$(5,407)	$(11,653)	$(15,145)	$(9,182)	$(14,272)

Total liabilities and stockholders’ deficiency	$4,277	$4,277	$4,331	$4,331	$3,974	$3,974

The errors as detailed above had no effect on net cash flows from operating, investing or financing activities in any period. Within the operating activities section of the consolidated statements of cash flows, the effect of the error on net loss in each period as summarized above was offset by an equal change in non-cash items, a non-cash adjustment to reconcile net loss to net cash used in operating activities. The Company did not include consolidated statements of stockholders’ deficiency in its Quarterly Reports on Form 10-Q for any of the three quarters of 2011.

Condensed Quarterly Financial Information (Unaudited)

The following table sets forth certain unaudited quarterly financial information for fiscal 2010 and 2011. This data should be read together with the Company’s consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K. The Company has prepared the unaudited information on a basis consistent with its audited financial statements and has included all adjustments of a normal and recurring nature, which, in the opinion of management, are considered necessary to fairly present the Company’s revenue and operating expenses for the quarters presented. The Company’s historical operating results for any quarter are not necessarily indicative of results for any future period.

	(Unaudited) For the Three Months Ended
(in thousands, except share and per share data)	March 31, 2010	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011
			As Revised		As Restated	As Restated	As Restated

Revenue	$1,160	$253	$641	$820	$948	$1,434	$1,193	$2,008
Cost of sales	1,170	141	612	876	967	1,280	1,073	1,859

Gross profit	(10)	112	29	(56)	(19)	154	120	149
Operating expenses	1,649	1,842	1,819	2,414	1,992	1.969	1,590	2,003

Loss from operations	(1,659)	(1,730)	(1,790)	(2,470)	(2,011)	(1,815)	(1,470)	(1,854)
Other income (expense)	(329)	(3,852)	(4,138)	1,112	(5,323)	281	(5,056)	(138)

Net loss	(1,988)	(5,582)	(5,928)	(1,358)	(7,334)	(1,534)	(6,526)	(1,992)
Net loss attributable to noncontrolling interest	—	—	—	—	13	27	17	—

Net loss attributable to ThermoEnergy Corporation	(1,988)	(5,582)	(5,928)	(1,358)	(7,321)	(1,507)	(6,509)	(1,992)
Deemed dividend on Series B Convertible Preferred Stock	—	—	(1,894)	—	—	—	—	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(1,988)	$(5,582)	$(7,822)	$(1,358)	$(7,321)	$(1,507)	$(6,509)	$(1,992)

Net loss per common share, basic and diluted:	$(0.04)	$(0.10)	$(0.15)	$(0.03)	$(0.13)	$(0.03)	$(0.11)	$(0.03)

Weighted average shares used in computing loss per share, basic and diluted	53,679,473	53,679,473	53,679,473	54,041,586	55,848,585	56,738,188	56,867,098	57,748,620

Note 4:  Joint Venture

On February 25, 2009, the Company’s subsidiary, TEPS, and  Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Joint Venture”) for the purpose of developing its proprietary pressurized oxycombustion technology.  In 2011, the joint venture changed its name to Babcock-Thermo Clean Combustion LLC.

F-15

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

TEPS entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide and royalty-free license to TEPS’ intellectual property related to or necessary to practice the pressurized oxycombustion technology (the “License”).   In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the pressurized oxycombustion technology: a combustor subsystem, a steam generating heating surface subsystem, and a condensing heat exchangers subsystem (collectively, the “Subsystems”) and  BPD has entered into a license agreement with the Joint Venture and TEPS pursuant to which it has granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other proprietary intellectual property related to or necessary to practice the Subsystems.

Pursuant to the LLC Agreement, each of ThermoEnergy Power Systems and BPD owned a 50% membership interest in the Joint Venture.  The LLC Agreement provides that each member may be required, from time to time, to make capital contributions to the Joint Venture to fund its operations.  The Company made capital contributions of $50,000 in 2009, $61,000 in 2010, and $400,000 in 2011.

The Company accounted for the Joint Venture using the equity method of accounting. Accordingly, the Company reduced the value of its investment in the Joint Venture by $389,000 in 2011 and $74,000 in 2010 to account for its share of net losses incurred by the Joint Venture. The carrying value of the Company’s investment in the Joint Venture is $32,000 and $37,000 as of December 31, 2011 and 2010, respectively, and is classified as Other Assets on the Company’s Consolidated Balance Sheets.

As further discussed in Note 13, on March 2, 2012, TEPS entered into a Dissolution Agreement with BPD to terminate the Limited Liability Company Agreement and dissolve the Joint Venture. The BTCC Board of Managers is supervising the wind down and dissolution process.

F-16

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Note 5: Convertible debt

Convertible debt consisted of the following at December 31, 2011 and 2010 (in thousands):

	2011	2010

Convertible Promissory Note, 5%, due March 7, 2013, less discount of $78 in 2011 and $132 in 2010	$860	$762
Convertible Promissory Note, 5%, due March 21, 2013, less discount of $181 in 2011 and $345 in 2010	711	504
Convertible Promissory Notes, 12.5%, due December 31, 2012	1,250	—
Convertible Promissory Notes, 10%, due February 29, 2012	—	5,380
Convertible Bridge Notes, 10%, due February 29, 2012, net of discount of $496 in 2010	—	2,246
	2,821	8,892
Less: Current portion	(1,250)	—
	$1,571	$8,892

March 21, 2007 Financing

On March 21, 2007 the Company issued to Mr. Martin A. Roenigk, a member of the Company’s Board of Directors as of that date, a 5% Convertible Promissory Note due March 21, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note is convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder.  As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share. The warrant expires on March 21, 2013.

The Company estimated the fair value of the warrant issued using the Black-Scholes option pricing model and allocated $193,000 of the proceeds received to the warrant on a relative fair value basis. In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $88,000, the intrinsic value of the conversion feature on that date. The total debt discount of $281,000 is being amortized to interest expense over the stated term of the Note.

Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $188,000 and $144,000 of accrued interest to the principal balance of the Note as of December 31, 2011 and 2010, respectively.

March 7, 2008 Financing

On March 7, 2008, Mr. Roenigk exercised his option to make an additional $750,000 investment in the Company under the terms of the Securities Purchase Agreement between the Company and Mr. Roenigk dated March 21, 2007. The Company issued to Mr. Roenigk a 5% Convertible Promissory Note due March 7, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note is convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder. As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the Company’s common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share. The warrant expires on March 7, 2014.

The Company estimated the fair value of the warrant issued using the Black-Scholes option pricing model and allocated $321,000 of the proceeds received to the warrant on a relative fair value basis. In addition, the difference between the effective conversion price of the Note and the fair value of the Company’s common stock on the date of issuance resulted in a beneficial conversion feature amounting to $429,000, the intrinsic value of the conversion feature on that date. The total debt discount of $750,000 is being amortized to interest expense over the stated term of the Note.

F-17

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $142,000 and $99,000 of accrued interest to the principal balance of the Note as of December 31, 2011 and 2010, respectively.

CASTion Minority Interest Financing

In January 2009, the Company issued Convertible Promissory Notes (the “Convertible Notes”) in the aggregate principal amount of $351,614, originally due May 31, 2010, as part of the consideration for the acquisition of the minority shareholders’ interest in CASTion. The Convertible Notes were issued with the same terms and conditions as the Convertible Promissory Notes issued as part of the acquisition of CASTion on July 2, 2007.

On October 20, 2010, in conjunction with the settlement reached between former minority shareholders of CASTion and former majority shareholders of CASTion as discussed in Note 12, the Company entered into a settlement agreement with the former minority shareholders pursuant to which the former minority shareholders converted notes plus accrued interest totaling $433,000 into 1,802,445 shares of the Company’s common stock at a price of $0.24 per share.

CASTion Acquisition Financing

On July 2, 2007, the Company issued Convertible Promissory Notes in the aggregate principal amount of $3,353,127 as part of the consideration for the acquisition of CASTion. The outstanding principal and accrued interest are convertible into shares of the Company’s Common Stock at a conversion price of $0.50 per share at any time at the holders’ discretion. The Notes contain conventional weighted-average anti-dilution provisions for the adjustment of the conversion price of the Notes in the event the Company issues additional shares of Common Stock (or securities convertible into Common Stock) at a price less than the then-effective exercise price or conversion price. The Notes originally matured on May 31, 2010, and were in default, as the Company had not made required prepayments from a private placement of equity that closed on December 18, 2007.

Interest on the Notes was payable semi-annually, and the Company has the option of deferring interest payments and rolling the deferred amount into the principal amount of the Notes. At December 31, 2010, deferred accrued interest amounts added to the principal balances of the Notes totaled $2,027,000.

A valuation discount of $313,425 was computed on the Notes based on a fair market value interest rate of 10% compared to the stated rate of 6.5%, which was adjusted to 10% as of November 30, 2007 in accordance with the terms of the Notes. The valuation discount resulted in a beneficial conversion feature of $313,182, the intrinsic value of the conversion feature on that date. The total debt discount of $626,607 was amortized to interest expense over the stated term of the Notes.

On January 7, 2011 the Company entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the holders of the CASTion Notes (the “CASTion Noteholders”). Pursuant to the Agreements, the Company (i) made payments totaling $1,144,336 against the outstanding balances of the CASTion Notes; (ii) converted an aggregate of $902,710 in principal and accrued interest on the CASTion Notes into a total of 376,129 shares of the Company’s Series B Convertible Preferred Stock; (iii) issued to the CASTion Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of its Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of its Common Stock at an exercise price of $0.30 per share ; (iv) made additional cash payments to the CASTion Noteholders totaling $37,914; and (v) the CASTion Notes were amended and restated.

The amended and restated CASTion Notes bore interest at the rate of 10% per annum, and the maturity date on the CASTion Notes was extended to February 29, 2012. Installment payments (based on a 10-year amortization schedule) were due on the last day of each month beginning January 31, 2011. The restated CASTion Notes were convertible, in whole or in part, at any time at the election of the CASTion Noteholders, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. The restated CASTion Notes provided that, in the event, on or before July 5, 2011, the Company made any payments of principal or accrued interest, then simultaneously with the making of such payment a portion of the remaining principal and accrued and unpaid interest on the restated CASTion Notes in an amount equal to the amount of such payment automatically converted into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. The restated CASTion Notes also provided that, in the event that (i) the closing price of the Company’s Common Stock equaled or exceeded $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeded 30,000 shares for 20 consecutive trading days, then the entire principal amount, plus all accrued and unpaid interest thereon, would automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.

F-18

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

The Company accounted for the restated CASTion Notes as a debt extinguishment, as the present value of cash flows of the restated CASTion Notes was substantially different than the present value under the original terms. The restructuring of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $7,361,000 in the first quarter of 2011.

On July 1, 2011, the Company exercised its right to prepay a portion of the outstanding principal balance and accrued and unpaid interest on the restated CASTion Notes by making payments in the aggregate amount of $1,568,267. These payments represent slightly in excess of 50% of the balance of principal and accrued interest balance on the restated CASTion Notes. Accordingly, on July 1, 2011, the Company issued 653,439 shares of its Series B Convertible Preferred Stock and Warrants for the purchase of 10,455,024 shares of its Common Stock per the terms of the restated CASTion Notes. As a result, the restated CASTion Notes are repaid in full.

The Company accounted for the repayment and conversion of the restated CASTion Notes as a debt extinguishment, as the fair value of the instruments tendered was substantially different than the carrying value of the restated CASTion Notes. The extinguishment of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $952,000 in the third quarter of 2011.

2010 Bridge Note Financing

On March 10, 2010, the Company entered into a Bridge Loan Agreement with six of its principal investors (“the Investors”), all related parties, pursuant to which the Investors agreed to make bridge loans to the Company of $2.6 million in exchange for 3% Secured Convertible Promissory Notes (the “Bridge Notes”).  The Bridge Notes bear interest at the rate of 3% per year and were due and payable on February 28, 2011. The entire unpaid principal amount, together with all interest then accrued and unpaid under each Bridge Note, is convertible, at the election of the holder, into shares of Common Stock at a conversion price of $0.24 per share.

The Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default. The Bridge Notes are secured by all of the Company’s assets except for the shares of the Company’s subsidiary, CASTion Corporation (in which no security interest has been granted).

On June 30, 2010, the parties amended the Bridge Loan Agreement pursuant to which the Investors agreed to increase by $2 million the amount of the bridge loans as provided under the Bridge Loan Agreement. The new loans made under the amended Bridge Loan Agreement have been made on terms identical to the original loans under the Bridge Loan Agreement. The Company has received proceeds totaling $4.6 million under the Bridge Loan Agreement.

The Company calculated the difference between the effective conversion price of the Bridge Note and the fair value of the Company’s common stock as of each date of issuance, resulting in a total beneficial conversion feature of $3,053,000, representing the intrinsic value of the conversion feature on the respective issuance dates. The value of the beneficial conversion feature is recorded as a discount on the Bridge Notes and is amortized to interest expense over the stated term of the Bridge Notes.

On July 8, 2010, the Company converted $1.9 million of 2010 Bridge Notes and accrued interest into 791,668 shares of Series B Convertible Preferred Stock, and the Company issued warrants to purchase 8.3 million shares of Common Stock at $0.24 per share. The Company accounted for this conversion as a debt extinguishment, as the fair value of the consideration tendered was substantially different than the carrying value of the converted Notes. The extinguishment of these Notes resulted in the Company recording a loss on extinguishment of debt $5,620,000 in the third quarter of 2010.

F-19

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

On February 25, 2011 the Company and the Investors entered into Note Extension and Amendment Agreements amending the terms of the 2010 Bridge Notes. As amended, the “Amended 2010 Bridge Notes” bear interest at the rate of 10% per annum and mature on February 29, 2012. The Amended 2010 Bridge Notes are convertible into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the holders. In the event, prior to the maturity date of the Amended 2010 Bridge Notes, the Company pays in full the restated CASTion Notes as detailed above, then the Amended 2010 Bridge Notes shall convert, at the Company’s election, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. In the event that (i) the closing price of the Company’s Common Stock equals or exceeds $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeds 30,000 shares for 20 consecutive trading days, then the entire principal amount of the Amended 2010 Bridge Notes, plus all accrued and unpaid interest, shall automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. Upon conversion of all or any portion of the Amended 2010 Bridge Notes, the Company will issue five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”). The Amended 2010 Bridge Notes contain other conventional terms, including events of default upon the occurrence of which the Amended 2010 Bridge Notes become immediately due and payable.

The Company accounted for the amendment of the 2010 Bridge Notes as a debt extinguishment, as the change in fair value of the embedded and beneficial conversion features of the Amended 2010 Bridge Notes was substantially different than the fair value under the original terms. The amendment of the 2010 Bridge Notes resulted in the Company recording a gain on extinguishment of debt of $327,000 in the first quarter of 2011.

As stated above, on July 1, 2011 the Company repaid the entire principal balance of the restated CASTion Notes by making payments totaling $1,568,267 and converting the remaining balance into shares of Series B Convertible Preferred Stock. Per the terms of the amended 2010 Bridge Loan Agreement, as described above, the repayment of the CASTion Notes triggered the Company’s right to convert the entire outstanding balance of principal and interest on the Amended 2010 Bridge Notes (approximately $4.5 million) into shares of Series B Convertible Preferred Stock and five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”). The Company effected this conversion on August 11, 2011, and as a result, the Amended 2010 Bridge Notes are repaid in full.

The Company accounted for the conversion of the Amended 2010 Bridge Notes as a debt extinguishment, as the fair value of the instruments tendered was substantially different than the carrying value of the Amended 2010 Bridge Notes. The extinguishment of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $2,618,000 in the third quarter of 2011.

June 2011 Bridge Note Financing

On June 17, 2011 the Company entered into a Bridge Loan and Warrant Amendment Agreement (the “June 2011 Bridge Loan Agreement”) with six of its principal investors (“the 2011 Investors”), pursuant to which the Company issued Promissory Notes (the “June 2011 Bridge Notes”) in exchange for proceeds of approximately $2.9 million. This Agreement was amended on July 12, 2011 to provide for an additional $1.6 million of funding to the Company and the issuance of additional June 2011 Bridge Notes in such principal amount. The Company used approximately $1.6 million of the proceeds from the issuance of the June 2011 Bridge Notes to pay down the principal balance of the restated CASTion Notes as described above.

The June 2011 Bridge Notes were originally payable on demand at any time on or after February 29, 2012 (the “Maturity Date”).  They did not bear interest until the Maturity Date and bore interest at the rate of 10% per annum from and after the Maturity Date.  The 2011 Bridge Notes may not be prepaid, in whole or in part, without the prior written consent of the 2011 Investors.  The 2011 Investors have agreed to surrender the June 2011 Bridge Notes in payment of the exercise price for warrants held by or issuable to them (the “Warrants”) if and when the conditions to their amendment and exercise have been satisfied.

Pursuant to the June 2011 Bridge Loan Agreement, the Company agreed, subject to the satisfaction of certain conditions, to amend the Warrants (i) to provide that they will be exercisable for the purchase of shares of the Company’s Series B Convertible Preferred Stock (the “Series B Stock”) instead of Common Stock (with the number of shares of the Series B Stock determined by dividing by ten (10) the number of shares of Common Stock for which the Warrants are currently exercisable) and (ii) to change the exercise prices of all Warrants (which currently range from $0.30 to $1.82 per share of Common Stock) to $1.30 per share of Series B Stock (the equivalent of $0.13 per Common-equivalent share).  The Investors agreed, subject to the satisfaction of certain conditions, to exercise all of the Warrants.  The principal amount of the June 2011 Bridge Notes was equal to the aggregate exercise price of the Warrants (after they are amended as described above).

F-20

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Because the June 2011 Bridge Notes did not bear interest, the Company calculated the present value of the June 2011 Bridge Notes using an imputed interest rate of 10% and recorded imputed interest of $60,000 as a debt discount. The debt discount was amortized to interest expense.

On August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge Note and Warrant Amendment Agreement, the Company reduced the exercise price of the Warrants, and the holders of the June 2011 Bridge Notes exercised all of the Warrants and tendered all of the June 2011 Bridge Notes for the purchase of an aggregate of 3,469,387 shares of Series B Convertible Preferred Stock at a price of $1.30 per share. As a result, the June 2011 Bridge Notes are repaid in full. As a result of the tender of the June 2011 Bridge Notes, the Company recorded a loss on extinguishment of debt of $1,799,000 in the third quarter of 2011.

December 2011 Bridge Note Financing

On December 2, 2011 the Company entered into Bridge Loan Agreements with four of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $1.25 million in exchange for 12.5% Promissory Notes (the “December 2011 Bridge Notes”).  The December 2011 Bridge Notes bear interest at the rate of 12.5% per year and are due and payable on December 31, 2012. The entire unpaid principal amount, together with all interest then accrued and unpaid under each December 2011 Bridge Note, is convertible into shares of a future series of Preferred Stock.

The December 2011 Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default.

Note 6: Equity

On July 11, 2011 the Company received written consents from stockholders representing 71.3% in voting power of the Company’s capital stock authorizing an amendment of the Company’s Certificate of Incorporation for the following purposes:

•	to increase the total number of authorized shares of stock to 455,000,000 shares, of which 425,000,000 shares shall be Common Stock and 30,000,000 shares shall be Preferred Stock, with 208,334 shares of the Preferred Stock designated “Series A Convertible Preferred Stock”, 12,000,000 shares of the Preferred Stock designated “Series B Convertible Preferred Stock” and the remaining shares undesignated; and

•	to modify the definition of “Additional Stock” (as set forth in Section 6(g)(ii) of the Description of Series B Convertible Preferred Stock attached as Exhibit A to the Certificate of Designation, Preferences and Rights filed in the Office of the Secretary of State of the State of Delaware on November 18, 2009 (the “Series B Terms”)) to exclude any shares of Common Stock issued or deemed issued in a transaction or series of related transactions approved by the holders of a majority of the then-outstanding Series B Convertible Preferred Stock.

The Company filed a Certificate of Amendment to its Certificate of Incorporation to effect the amendment on August 11, 2011.

Common Stock

During 2010, the Company received 50,000 shares of its Common Stock from a former officer as payment for medical benefits under COBRA regulations. These shares are held as Treasury Stock and are recorded at $18,000, which represents the cost of benefits provided.

The Company issued 600,000 shares of Common Stock valued at $114,000 and 200,000 shares of Common Stock valued at $54,000 during 2011 and 2010, respectively, for services.

As discussed in Note 5, on October 20, 2010, the Company converted notes plus accrued interest totaling $433,000 into 1,802,445 shares of the Company’s Common Stock at a price of $0.24 per share.

F-21

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

In March 2011, an investor of the Company converted 100,000 shares of Series B Convertible Preferred Stock into 1 million shares of the Company’s Common Stock. In May 2011, an investor of the Company converted 18,518 shares of Series B Convertible Preferred Stock into 185,180 shares of the Company’s Common Stock.

On December 30, 2011, the Company entered into Warrant Amendment Agreements (the “Agreements”) with 21 individuals and entities who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 27.7 million shares of the Company’s Common Stock (collectively, the “Warrants”). Pursuant to the Agreements, the Company amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. The Company received proceeds totaling $2,436,000, net of issuance costs, from the exercise of the Warrants.

At December 31, 2011, approximately 236 million shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments.

Preferred Stock

As of December 31, 2011, the Company has 208,334 shares of Series A Convertible Preferred Stock outstanding, which is held by a single investor. Each share of Series A Convertible Preferred Stock is convertible into one share of the Company’s Common Stock and has a liquidation value of $1.20 per share.

The Company designated and began issuing shares of its Series B Convertible Preferred Stock in 2009. Each share of the Company’s Series B Convertible Preferred Stock is convertible, at any time at the discretion of the holder, into ten shares of the Company’s Common Stock. Except with respect to the election of the Board of Directors, holders of Series B Convertible Preferred Stock will vote on an as-converted basis together with the Common Stock holders on all matters. The Company’s Board of Directors consists of seven members, four of whom are elected by holders of the Company’s Series B Convertible Preferred Stock (three to be designated by Quercus and one by Robert S. Trump) and three by the holders of the Company’s Common Stock.

As discussed in Note 5, on July 8, 2010, in conjunction with receiving a Notice to Proceed on its contract with the New York City Department of Environmental Protection, the Company converted $1.9 million of principal and interest on its 2010 Bridge Notes into 791,668 shares of Series B Convertible Preferred Stock and warrants for the purchase of 8.3 million shares of the Company’s Common Stock at an exercise price of $0.30 per share.

On August 9, 2010 the Company issued to certain investors a total of 2,083,334 shares of the Company’s Series B Convertible Preferred Stock at a purchase price of $2.40 per share and warrants to purchase up to 33,333,344 shares of the Company’s Common Stock at an exercise price of $0.30 per share. The total proceeds to the Company, net of issuance costs, was $4,625,000.

The Warrants may be exercised at any time on or before August 10, 2015, subject to the Company’s right to accelerate the expiration date in the event the closing price for the Company’s Common Stock exceeds 200% of the closing price on August 9, 2010 for a period of 30 consecutive trading days. The Warrants contains other conventional terms, including provisions for cashless exercise and for adjustment in the Exercise Price and/or the securities issuable upon exercise in the event of certain specified extraordinary corporate events, such as stock splits, combinations, and stock dividends.

The Company estimated the fair value of the warrants issued using the Black-Scholes option pricing model and allocated proceeds received to the warrant on a relative fair value basis. The Company then calculated a beneficial conversion value of $1,894,000 related to the Series B Convertible Preferred Stock based on its allocated fair value. Because the Series B Convertible Preferred Stock is convertible at any time at the investor’s option, the value of the beneficial conversion feature is considered a “deemed dividend” to the investors of the Preferred Stock as of the date of issuance and increases the net loss attributable to common shareholders on the Company’s Consolidated Statements of Operations.

F-22

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

As stated in Note 5, on July 1, 2011 the Company repaid the entire principal balance of the restated CASTion Notes by making payments totaling $1,568,267 and converting the remaining balance into 653,439 shares of Series B Convertible Preferred Stock and warrants to purchase a total of 10,455,424 shares of the Company’s Common Stock.

Per the terms of the amended 2010 Bridge Loan Agreement, as described in Note 4 above, the repayment of the CASTion Notes triggered the conversion of the entire outstanding balance of principal and interest on the 2010 Bridge Notes. As a result, on August 11, 2011 the Company converted principal and accrued interest totaling $2,932,108 into 1,221,707 shares of Series B Convertible Preferred Stock and warrants to purchase 19,547,385 shares of the Company’s Common Stock at an exercise price of $0.30 per share.

As stated in Note 5, on August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge Note and Warrant Amendment Agreement, the holders of the June 2011 Bridge Notes exercised all of the Warrants in accordance with the Agreement and surrendered all of the June 2011 Bridge Notes for the purchase under the Warrants of an aggregate of 3,469,387 shares of Series B Convertible Preferred Stock at a price of $1.30 per share.

Stock Options

The Company’s 1997 Stock Option Plan (the “Plan”) provided for incentive and non-incentive stock options for an aggregate of 750,000 shares of Common Stock for key employees and non-employee Directors of the Company. The Plan, which expired on December 31, 2007, provided that the exercise price of each option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant. The Plan contained automatic grant provisions for non-employee Directors of the Company.

The ThermoEnergy Corporation 2008 Incentive Stock Plan (the “2008 Plan”) provides for the granting of non-qualified stock options, restricted stock, stock appreciation rights (“SAR”) and incentive stock options for officers, employees, non-employee members of the Board of Directors, consultants and other service providers.  Options may not be granted at an exercise price less than the fair market value of the Company’s Common Stock on the date of grant and the term of the options may not be in excess of ten years.   The Company has reserved 20,000,000 shares of Common Stock for issuance under the 2008 Plan.

Although the granting of awards under the 2008 Plan is generally at the discretion of the Compensation Committee of the Board of Directors, the 2008 Plan provides for automatic grants of stock options to the non-employee members of the Board of Directors. Each non-employee Director who is elected or appointed to the Board for the first time shall automatically be granted a non-qualified stock option to purchase 30,000 shares of the Company’s Common Stock. Thereafter, at each subsequent Annual Meeting of Stockholders, each non-employee Director who is re-elected to the Board of Directors or continues to serve a term that has not expired will receive a non-qualified stock option grant to purchase an additional 30,000 shares. All options granted to non-employee Directors vest and become fully exercisable on the date of the first Annual Meeting of Stockholders occurring after the end of the fiscal year of the Company during which such option was granted and shall have a term of ten years.

F-23

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

The following table presents non-cash stock option expense included in expenses in the Company’s Consolidated Statements of Operations for the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010

Cost of revenue	$23	$24
General and administrative	769	1,752
Engineering, research and development	41	177
Sales and marketing	169	113
Option expense before tax	1,002	2,066
Income tax benefit	—	—
Net option expense	$1,002	$2,066

During 2011, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 3,320,000 stock options.  The options are exercisable at exercise prices ranging from $0.15 to $0.30 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates during the year.

During 2010, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 13,659,102 stock options.  The options are exercisable at exercise prices ranging from $0.30 to $0.35 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates during the year.

The fair value of options granted during 2011 and 2010 were estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2011	2010

Risk-free interest rate	2.0% - 3.5%	2.5% - 3.8%
Expected option life (years)	10.0	10.0
Expected volatility	91% - 92%	80% - 97%
Expected dividend rate	0%	0%

A summary of the Company’s stock option activity and related information for the years ended December 31, 2011 and 2010 follows:

	2011		2010
	Number of Shares	Wtd. Avg. Price per Share	Number of Shares	Wtd. Avg. Price per Share
Outstanding, beginning of year	22,065,402	$0.57	11,203,800	$1.18
Granted	3,320,000	$0.27	13,659,102	$0.30
Canceled and expired	(5,711,300)	$0.99	(2,797,500)	$1.92
Outstanding, end of year	19,674,102	$0.38	22,065,402	$0.57
Vested and exercisable, end of year	9,393,283	$0.47	9,746,061	$0.91

The weighted average grant date fair value of options granted were $0.21 per share and $0.23 per share for the years ended December 31, 2011 and 2010, respectively. The total fair value of options vested were approximately $958,000 and $885,000 as of December 31, 2011 and 2010, respectively.

Exercise prices for options outstanding as of December 31, 2010 ranged from $0.15 to $1.50. The weighted average remaining contractual life of those options was approximately 7.9 years at December 31, 2011. The weighted average remaining contractual life of options vested and exercisable was approximately 7.4 years at December 31, 2011.

As of December 31, 2011, there was $1,056,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans.  That cost is expected to be recognized over a weighted-average period of 1.0 year.  The Company recognizes stock-based compensation on the straight-line method.

F-24

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Warrants

At December 31, 2011, there were outstanding warrants for the purchase of 83,695,444 shares of the Company’s Common Stock at prices ranging from $0.01 per share to $1.50 per share (weighted average exercise price was $0.39 per share). The expiration dates of outstanding warrants as of December 31, 2011 are as follows:

Expiration	Warrants Outstanding
2012	19,720,910
2013	8,896,554
2014	6,345,601
2015	11,822,223
2016 and later	36,910,156

83,695,444

Note 7: Derivative Liabilities

The Company has periodically issued Common Stock purchase warrants with anti-dilution provisions as additional consideration with certain debt instruments. Additionally, certain debt instruments have been convertible into shares of the Company’s Series B Convertible Preferred Stock, which are convertible into shares of the Company’s Common Stock and have anti-dilution provisions and liquidation preferences. Because these instruments contain provisions that are not indexed to the Company’s stock, the Company is required to record these as derivative instruments.

As of December 31, 2009 the fair value of the Company’s derivative liabilities was $2,559,000. The fair value as of December 31, 2009 was determined based on the Black-Scholes valuation model. Effective January 1, 2010, the Company uses a binomial lattice model to more accurately reflect the circumstances that could affect the valuation of these warrants. The Company re-measured its warrant liability using the binomial lattice model as of December 31, 2009 using the same assumptions as originally used in the Black-Scholes model, including a suboptimal exercise factor of 1.25. The difference in the fair value of these derivative liabilities using the binomial lattice model did not have a material effect on the Company’s consolidated financial statements.

The increase in fair value of the Company’s derivative liabilities resulted in an expense of $293,000 for the year ended December 31, 2010. The expense results primarily from a reduction in the exercise price of certain warrants from $0.50 per share and $0.36 per share to $0.30 per share, partially offset by the passage of time.

The fair value of these derivative liabilities as of December 31, 2010 was $2,852,000. The binomial lattice model was used to determine the fair values. The significant assumptions used were: exercise prices between $0.30 and $0.50; the Company’s stock price on December 31, 2010, $0.26; expected volatility of 91.5%; risk free interest rate between 0.15% and 0.98%; a remaining contract term between 2 and 5 years; and a suboptimal exercise factor of 1.25.

During 2011, as part of the amendments to its CASTion Notes and 2010 Bridge Notes as discussed in Note 5, the Notes were convertible into shares of the Company’s Series B Convertible Preferred Stock at a rate of $2.40 per share at any time at the discretion of the Noteholder. As discussed in Note 6, the Series B Convertible Preferred Stock is convertible into 10 shares of the Company’s Common Stock at any time. The Series B Convertible Preferred Stock also contains anti-dilution provisions that allow for a reduction on the conversion price in the event of a future financing at an exercise price lower than the conversion price of the Preferred Stock. The Series B Convertible Preferred Stock also contains liquidation preferences to the holder. Because these provisions in the Series B Stock are not indexed to the Company’s Common Stock, the value of these conversion features must be bifurcated and treated as derivative liabilities. As a result, the Company recorded derivative liabilities totaling $4,306,000 in the first quarter of 2011.

The decrease in fair value of the Company’s derivative liabilities resulted in income of $3,936,000 for the year ended December 31, 2011. The income results primarily from the passage of time and decreases in the Company’s stock price.

The fair value of these derivative liabilities as of December 31, 2011 was $807,000, of which warrants with an aggregate value $706,000 expire in one year or less and are classified as current liabilities on the Company’s Consolidated Balance Sheets. The lattice model was used to determine the fair values. The significant assumptions used were: exercise prices between $0.185 and $0.36; the Company’s stock price on December 31, 2011, $0.19; expected volatility of 82.9%; risk free interest rate between 0.12% and 0.25%; a remaining contract term between 1 and 2 years; and a suboptimal exercise factor of 1.25.

F-25

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Note 8: Related party transactions

The Company has an 85% ownership interest in ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”) for the purpose of transferring the Company’s rights and interests in its pressurized oxycombustion technology. Alexander Fassbender, former Executive Vice President and Chief Technology Officer, as the inventor of the technology, has a 7.5% ownership interest, and the remaining 7.5% is owned by an unrelated third party.

As discussed in Note 4, on February 25, 2009, TEPS and  Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a joint venture establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company for the purpose of developing and commercializing TEPS’s proprietary pressurized oxycombustion technology. The BTCC Board of Managers is supervising the wind down and dissolution process.

The Company has employment agreements with each of its senior officers that specify base compensation, minimum annual increases and lump sum payment amounts in the event of a change in control of the Company.

See Notes 5 and 6 for additional related party transactions.

Note 9: Income taxes

A valuation allowance equal to the total of the Company's net deferred tax assets has been recognized for financial reporting purposes. The net changes in the valuation allowance were decreases of approximately $1.9 million and increases of $1.3 million during the years ended December 31, 2011 and 2010, respectively. The Company's deferred tax liabilities are not significant.

Significant components of the Company's deferred tax assets are as follows as of December 31, 2011 and 2010 (in thousands):

	2011	2010

Net operating loss carryforwards	$19,720	$16,729
Contingent liability reserves	158	224
Stock options and warrants	1,973	5,590
Valuation discount	(99)	1,371
Other	165	222
	21,917	24,136
Valuation allowance – deferred tax assets	(21,917)	(24,136)
	$-	$-

A reconciliation of income tax expense (benefit) at the statutory rate to income tax expense at the Company's effective rate is shown below for the years ended December 31, 2011 and 2010 (in thousands):

	2011	2010

Computed at statutory rate (34%)	$(5,911)	$(3,349)
(Decrease) increase in valuation allowance for deferred tax assets	(2,220)	1,336
Loss on extinguishment of debt	4,267	209
Stock and stock options	3,745	757
Derivative liabilities	(1,338)	100
Valuation discount	1,558	763
Non-deductible items and other	(101)	184
Benefit for income taxes	$-	$-

F-26

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

At December 31, 2011, the Company has net operating loss carryforwards, which expire in various amounts during 2012 through 2031, of approximately $51.9 million.  The Internal Revenue Code provides for limitations on the use of net operating loss carryforwards for acquired entities. The Company’s annual limitation for the use of CASTion’s net operating loss carryforwards for periods prior to the date of acquisition for income tax reporting purposes is approximately $300,000. As further discussed in Note 12, the Company has agreed, in conjunction with the Offer in Compromise accepted by the IRS in March 2011, that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated, which totaled $2,263,000.

Note 10: Employee benefit plans

The Company has adopted an Employee Stock Ownership Plan. However, as of December 31, 2011, the Plan had not been funded nor submitted to the Internal Revenue Service for approval. The Company has a 401(k) Plan, but no employer contributions have been made to date.

Note 11: Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources. As stated in Note 1, the Company markets and develops advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies. The Company currently generates a large majority of its revenues from the sale and application of its water treatment technologies. Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development. In 2009, the Company established Babcock-Thermo Carbon Capture, LLC, a joint venture with Babcock Power Development, LLC, for the purpose of developing and commercializing the Company’s clean energy technology. Separate disclosure of financial information related to the Company’s clean energy technologies is not required, as all operating activity is captured in the Company’s joint venture. The financial information presented in these financial statements represents all the material financial information related to the Company’s water treatment technologies.

The Company’s operations are currently conducted solely in the United States. The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 12: Commitments and contingencies

In October 2011, the Company amended its lease on its primary facility in Worcester, MA with an unaffiliated third party to expand from approximately 19,200 square feet to approximately 48,000 square feet of space and to extend its lease until January 2017.  The following table summarizes the Company’s operating lease commitments on its primary facility at December 31, 2011: (in thousands)

Payments due in:	Amount
2012	$168
2013	173
2014	178
2015	183
2016 and later	204

$906

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008 that were not paid by the Company’s former Chief Financial Officer. Pursuant to the Offer in Compromise, it has agreed to satisfy its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties). As of December 31, 2011, the Company has made payments totaling $1,958,000; a remaining balance of $176,636 was paid in January 2012. In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated. The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

F-27

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2011 and 2010

Accrued payroll taxes, which includes penalties and interest related to state taxing authorities, totaled $599,000 as of December 31, 2011. The Company continues to work with the various state taxing authorities to settle its remaining payroll tax obligations.

In April 2010, a group representing former minority shareholders of CASTion Corporation (“CASTion”) (“the Plaintiffs”) filed a Complaint in the Suffolk County, Massachusetts Superior Court against CASTion’s former majority shareholders (the “Defendants”) alleging claims arising out of the Defendants’ sale to the Company of their shares of capital stock and other securities of CASTion. The Defendants threatened to file a third party complaint against the Company (and others) alleging, among other things, that the Company breached an obligation to the Defendants in not extending to the Plaintiffs an offer to purchase the CASTion securities held by them in a timely manner.

On October 20, 2010 the Company, the Plaintiffs and the Defendants entered into a settlement agreement (the “Settlement”) resolving all matters related to the Complaint. As part of the Settlement, the Company agreed to pay $66,000 to the Defendants; issue 55,554 shares of our Series B Convertible Preferred Stock to the Defendants; amend the terms of the Company’s Convertible Notes with the Plaintiffs to reduce the conversion price of the Notes from $0.50 per share to $0.24 per share (which were immediately converted into Common Stock; see CASTion Minority Interest Financing section of Note 4), modify the exercise price of certain warrants held by the Plaintiffs from $0.50 per share to $0.24 per share, and issue to the Defendants additional warrants to purchase the Company’s Common Stock. Total expense related to the Settlement totaled $600,000 and was recorded in general and administrative expense on the Company’s Consolidated Statement of Operations for the year ended December 31, 2010.

On April 21, 2010, Alexander G. Fassbender, the Company’s former Executive Vice President and Chief Technology Officer (“Fassbender”), filed a Complaint in the Fairfax County, Virginia Circuit Court alleging that his employment had been terminated in breach of his employment agreement and claiming damages in the aggregate amount of approximately $1 million, including unpaid salary, reimbursement of expenses, and other payments under his employment agreement.  On April 7, 2011, the two parties entered into a settlement agreement through which, in exchange for mutual releases, the Company agreed to pay Fassbender a total of $400,000 in monthly installments of $16,667 per month over a two-year period.  The Company issued a non-interest bearing note to Fassbender for these payments.  In addition, Fassbender agreed to tender all outstanding stock options to the Company in exchange for an equal number of warrants.  The warrants are exercisable at an exercise price of $0.24 per share and have a five-year term.

In addition to the matters described above, the Company is involved from time to time in litigation incidental to the conduct of its business. Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

Note 13:  Subsequent events

On January 10, 2012, the Company entered into additional Warrant Amendment Agreements (the “Agreements”) with 6 individuals who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 5,633,344 shares of the Company’s Common Stock. Pursuant to the Agreements, the Company amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. The Company received proceeds totaling $498,000, net of issuance costs, from the exercise of the Warrants.

On March 2, 2012, the Company entered into a Dissolution Agreement with Babcock Power, Inc. to terminate the Limited Liability Company Agreement dated February 25, 2009 of Babcock-Thermo Clean Combustion, LLC and dissolve BTCC, the joint venture which the Company and Babcock had organized for the purpose of developing and commercializing the Company’s pressurized oxycombustion technology. Pursuant to the LLC Agreement, and as confirmed by the Dissolution Agreement, the exclusive license of the Company’s pressurized oxycombustion technology to BTCC has been terminated. The parties remain bound by the Master Non-Disclosure Agreement (the “Master Non-Disclosure Agreement”) entered into in connection with the organization of BTCC, which imposes on all parties continuing confidentiality obligations. The BTCC Board of Managers is supervising the wind down and dissolution process.

On March 8, 2012 the Company announced the formation of Unity Power Alliance (“UPA”). UPA was formed to work with partners and stakeholders to develop and commercialize its pressurized oxycombustion technology, and will seek the involvement of other major firms and organizations with an interest in promoting the technology.

F-28

FINANCIAL STATEMENTS

AS OF AND FOR THE THREE MONTH PERIODS

ENDED MARCH 31, 2012

 THERMOENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current Assets:
Cash	$1,933	$3,056
Accounts receivable, net	986	4,228
Costs in excess of billings	392	132
Inventories	297	167
Deposits	820	262
Other current assets	290	328
Total Current Assets	4,718	8,173

Property and equipment, net	480	544
Other assets	68	72

TOTAL ASSETS	$5,266	$8,789

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$1,338	$2,640
Convertible debt, net - current portion	2,926	1,250
Billings in excess of costs	3,982	5,131
Derivative liability, current portion	552	706
Other current liabilities	1,672	1,833
Total Current Liabilities	10,470	11,560

Long Term Liabilities:
Derivative liability	80	101
Convertible debt, net	—	1,571
Other long term liabilities	114	160
Total Long Term Liabilities	194	1,832

Total Liabilities	10,664	13,392

Commitments and contingencies (Note 8)

Stockholders' Deficiency:
Preferred Stock, $0.01 par value: authorized: 30,000,000 shares at March 31, 2012 and December 31, 2011:
Series A Convertible Preferred Stock, liquidation value of $1.20 per share: designated: 208,334 shares at March 31, 2012 and December 31, 2011; issued and outstanding: 208,334 shares at March 31, 2012 and December 31, 2011	2	2
Series B Convertible Preferred Stock, liquidation preference of $2.40 per share: designated: 12,000,000 shares at March 31, 2012 and December 31, 2011; issued and outstanding: 11,664,993 shares at March 31, 2012 and December 31, 2011	117	117
Common Stock, $.001 par value: authorized – 425,000,000 shares at March 31, 2012 and December 31, 2011; issued: 91,219,622 shares at March 31, 2012 and 85,167,098 shares at December 31, 2011; outstanding: 91,085,825 shares at March 31, 2012 and 85,033,301 shares at December 31, 2011	91	85
Additional paid-in capital	109,470	108,727
Accumulated deficit	(115,055)	(113,510)
Treasury stock, at cost: 133,797 shares at March 31, 2012 and December 31, 2011	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(5,393)	(4,597)
Noncontrolling interest	(5)	(6)
Total Stockholders’ Deficiency	(5,398)	(4,603)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$5,266	$8,789

See notes to consolidated financial statements.

F-29

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share amounts

(Unaudited)

	Three Months Ended March 31,
	2012	2011
		(As Restated – See Note 3)

Revenue	$1,688	$948
Less: cost of revenue	1,428	967
Gross profit (loss)	260	(19)

Operating Expenses:
General and administrative	1,031	1,396
Engineering, research and development	109	83
Sales and marketing	703	513
Total operating expenses	1,843	1,992

Loss from operations	(1,583)	(2,011)

Other income (expense):
Change in fair value of derivative liabilities	175	2,703
Loss on extinguishment of debt	—	(7,245)
Interest and other expense, net	(132)	(694)
Equity in losses of joint venture	(5)	(87)

Net loss	(1,545)	(7,334)
Net loss attributable to noncontrolling interest	1	13

Net loss attributable to ThermoEnergy Corporation	$(1,544)	$(7,321)

Net loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.02)	$(0.13)

Weighted average shares used in computing loss per share, basic and diluted	90,277,915	55,848,585

See notes to consolidated financial statements.

F-30

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2012	2011
		(As Restated – See Note 3)
Operating Activities:
Net loss	$(1,545)	$(7,334)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	163	354
Equity in losses of joint venture	5	87
Decrease in derivative liabilities	(175)	(2,703)
Loss on extinguishment of debt	—	7,245
Common stock issued for services	89	—
Non-cash interest added to debt	23	45
Loss on disposal of equipment	131	—
Depreciation	27	17
Amortization of discount on convertible debt	59	492
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	3,242	361
Costs in excess of billings	(260)	—
Inventories	(130)	(66)
Deposits	(558)	—
Other current assets	38	(393)
Accounts payable	(1,302)	1,302
Billings in excess of costs	(1,149)	(250)
Other current liabilities	(139)	(461)
Other long-term liabilities	(46)	176

Net cash used in operating activities	(1,527)	(1,128)

Investing Activities:
Investment in joint venture	—	(125)
Purchases of property and equipment	(94)	(70)

Net cash used in investing activities	(94)	(195)

Financing Activities:
Payments on convertible debt	—	(1,199)
Proceeds from issuance of common stock, net of issuance costs of $38	498	—

Net cash provided by (used in) financing activities	498	(1,199)

Net change in cash	(1,123)	(2,522)
Cash, beginning of period	3,056	4,299
Cash, end of period	$1,933	$1,777

Cash paid for interest	$—	$81
Supplemental schedule of non-cash financing activities:
Accrued interest added to debt	$23	$153

See notes to consolidated financial statements.

F-31

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Note 1: Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of developing and marketing advanced municipal and industrial wastewater treatment and carbon reducing power generation technologies.

The Company’s wastewater treatment systems are based on its proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  The Company’s patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable. The Company’s wastewater treatment systems have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater. The CAST platform technology is owned by the Company’s subsidiary, CASTion Corporation (“CASTion”).

The Company also owns a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions and removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology. The pressurized oxycombustion technology is held in the Company’s subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”).

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 15% third-party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements. Certain prior year amounts have been reclassified to conform to current year classifications.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012.

The preparation of these unaudited interim consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2011 of ThermoEnergy Corporation.

The Company has restated its unaudited interim consolidated financial statements for the three-month period ended March 31, 2011. See Note 3.

Revenue recognition

The Company recognizes revenues using the percentage of completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

F-32

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

Certain long-term contracts include a number of different services to be provided to the customer. The Company records separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in Accounting Standards Codification (“ASC”) 605-35. This policy may result in different interim rates of profitability for each segment than if the Company had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current assets.

The Company maintains allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and record these allowances as a charge to general and administrative expense. The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding. The Company did not have any allowance for doubtful accounts as of March 31, 2012 and December 31, 2011.

Inventories

Inventories are stated at the lower of cost or market using the first-in, first-out method and consist primarily of raw materials and supplies.

Inventories consist of the following at March 31, 2012 and December 31, 2011:

	(unaudited) March 31, 2012	December 31, 2011

Raw materials	$79	$67
Work in process	218	100
	$297	$167

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset. Depreciation is computed using the straight-line method. The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

F-33

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

The Company recorded a loss of $131,000 related to the disposal of a system previously used for pre-sales testing. This loss is included in sales and marketing expense on its Consolidated Statement of Operations for the three-month period ended March 31, 2012.

Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to accruals are reflected in earnings (loss) in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of such liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

The Company accounts for stock options in accordance with ASC Topics 505, “Equity”, and 718, “Compensation – Stock Compensation”. These topics require that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values on the measurement date, which is generally the date of grant. Such cost is recognized over the vesting period of the awards. The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of the instruments. The carrying amount of the Company’s convertible debt was $2,926,000 and $2,821,000 at March 31, 2012 and December 31, 2011, respectively, and approximates the fair value of these instruments. The Company’s warrant liabilities are recorded at fair value.

The Company's liabilities carried at fair value are categorized using inputs from the three levels of the fair value hierarchy, as follows:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Assets and liabilities measured at fair value on a recurring basis as of March 31, 2012 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	(Unaudited) Balance as of March 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities
Derivative liability – current portion	$552	$-	$-	$552
Derivative liability – long-term portion	80	-	-	80

Total	$632	$-	$-	$632

F-34

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

The Monte Carlo Simulation lattice model was used to determine the fair values at March 31, 2012. The significant assumptions used were: exercise prices between $0.30 and $0.36; the Company’s stock price on March 31, 2012, $0.18; expected volatility of 81% - 83%; risk free interest rate between 0.19% and 0.25%; and a remaining contract term between 9 months and 15 months.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities
Derivative liability – current portion	$706	$-	$-	$706
Derivative liability – long-term portion	101	-	-	101

Total	$807	$-	$-	$807

The Monte Carlo Simulation lattice model was used to determine the fair values at December 31, 2011. The significant assumptions used were: exercise prices between $0.185 and $0.36; the Company’s stock price on December 31, 2011, $0.19; expected volatility of 82.9%; risk free interest rate between 0.12% and 0.25%; a remaining contract term between 1 and 2 years; and a suboptimal exercise factor of 1.25.

The following table sets forth a reconciliation of changes in the fair value of derivatives classified as Level 3 (in thousands):

(Unaudited) Derivative Liability
Balance at December 31, 2011	$807
Change in fair value	(175)
Balance at March 31 2012	$632

Series B Convertible Preferred Stock

The Company determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models it considers to be appropriate. Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of the Company's consolidated balance sheets. The value of beneficial conversion features upon issuance are considered a “deemed dividend” and are added as a component of net loss attributable to common stockholders in the Company’s Consolidated Statements of Operations.

Net income (loss) per share

Basic net income (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Fully diluted net income (loss) per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income (loss) per share is antidilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later. The effect of computing the Company’s diluted net income (loss) per share was antidilutive and, as such, basic and diluted net income (loss) per share are the same for the three-month periods ended March 31, 2012 and 2011 (as restated).

F-35

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS,” which converges fair value measurement and disclosure guidance in U.S. GAAP with fair value measurement and disclosure guidance issued by the International Accounting Standards Board (“IASB”). The amendments in the authoritative guidance do not modify the requirements for when fair value measurements apply. The amendments generally represent clarifications on how to measure and disclose fair value under ASC 820, “Fair Value Measurement.” The authoritative guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption of the authoritative guidance is not permitted. The Company has adopted the provisions of ASU 2011-04 in the Company’s fiscal year beginning January 1, 2012, and the provisions of this guidance did not have a material impact on its financial statements or disclosures.

Note 2: Management's consideration of going concern matters

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial loses from operations in recent years, and such losses have continued through the unaudited quarter ended March 31, 2012.

At March 31, 2012, we had cash and cash equivalents of $1,933,000, a decrease of $1,123,000 from December 31, 2011. The Company has incurred net losses since inception, including a net loss of $1,544,000 during the quarter ended March 31, 2012 and had an accumulated deficit of approximately $115,055,000 at March 31, 2012.

Based upon management's projections, we will require additional capital to continue commercialization of the Company’s power and water technologies (the “Technologies”) and to support current operations. The Company had a working capital deficit of $5,752,000 at March 31, 2012. Any change to management projections will increase or decrease this deficit. In addition, the Company may be subject to tax liens if it cannot abide by the terms of the Offer in Compromise approved by the Internal Revenue Service to satisfactorily settle outstanding payroll tax liabilities (see Note 8). Management is considering several alternatives for mitigating these conditions.

These uncertainties raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time. The financial statements included in this Form 10-Q have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

Management successfully completed a program to eliminate the Company’s outstanding secured debt in 2011 and is actively seeking to raise substantial capital through additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive from operations. Management is also actively pursuing commercial contracts to generate operating revenue. Management has determined that the financial success of the Company is largely dependent upon the Company’s ability to collaborate with financially sound third parties to pursue projects involving the Technologies.

As more fully described in Note 6, on January 10, 2012, the Company received proceeds totaling $498,000, net of issuance costs, from the exercise of an aggregate of 5,633,344 warrants at an exercise price of $0.095 per share.

Note 3: Restatement

The unaudited quarterly financial information for the quarterly periods ended March 31, 2011, June 30, 2011 and September 30, 2011 have been restated to correct errors in the valuation of the Company’s derivative liabilities and accounting for certain financing transactions in those periods. These errors in the Company’s financing transactions were caused by the Company incorrectly accounting for the amendment of its CASTion Notes and its 2010 Bridge Notes as a debt modification instead of a debt extinguishment in the first quarter of 2011. The errors in the Company’s derivative liabilities were due to deficiencies in the Company’s valuation model and methodology used to calculate the fair value of such liabilities in the first three quarters of 2011.

F-36

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

The Company restated the effects of these errors for the affected periods in its Annual Report on Form 10-K as of and for the year ended December 31, 2011. The net effect of these errors is (i) a $4.7 million understatement of the Company’s net loss to common stockholders in the quarter ended March 31, 2011, (ii) a $1.5 million overstatement of the Company’s net loss to common stockholders in the quarter ended June 30, 2011 and (iii) a $3.9 million overstatement of the Company’s net loss to common stockholders in the quarter ended September 30, 2011. The net effect is that the Company’s net loss to common stockholders for the nine-month period ended September 30, 2011 was overstated by approximately $0.7 million. None of the errors related to the Company’s cash position, revenues or loss from operations for any of the periods in which such errors occurred.

This Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 includes the impact of this restatement on the applicable unaudited quarterly financial information for the three months ended March 31, 2011 presented in the Consolidated Statements of Operations and Consolidated Statements of Cash Flows. In addition, the Company’s future Quarterly Reports on Form 10-Q for subsequent periods in 2011 will include restated quarter and year to date financial information.

Previously filed Quarterly Reports on Form 10-Q for each of the first three quarters of 2011 have not been and will not be amended. The financial statements included in such reports should not be relied on.

The impact of the errors on the Company’s Consolidated Statement of Operations for the three months ended March 31, 2011 is summarized below (in thousands):

	(Unaudited) Three Months Ended March 31, 2011
	As Originally Reported	As Restated

Loss from operations	$(2,011)	$(2,011)

Other income (expense):
Loss on extinguishment of debt	—	(7,245)
Derivative liability income	1,017	2,703
Equity in losses of joint venture	(87)	(87)
Interest and other expense, net	(1,461)	(694)

Net loss	(2,542)	(7,334)
Net loss attributable to noncontrolling interest	13	13

Net loss attributable to ThermoEnergy Corporation	(2,529)	(7,321)
Deemed dividend on Series B Convertible Preferred Stock	(135)	—

Net loss attributable to ThermoEnergy Corporation common stockholders	$(2,664)	$(7,321)

Loss per share attributable to ThermoEnergy Corporation common stockholders, basic and diluted	$(0.05)	$(0.13)

Weighted average shares used in computing loss per share, basic and diluted	55,848,585	55,848,585

Note 4:  Joint Ventures

Babcock-Thermo Clean Combustion LLC

On February 25, 2009, the Company’s majority-owned subsidiary, TEPS, and Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company now known as Babcock-Thermo Clean Combustion LLC (the “Joint Venture”) for the purpose of developing and commercializing its proprietary pressurized oxycombustion technology.

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THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

TEPS entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide and royalty-free license to TEPS’ intellectual property related to or necessary to practice the pressurized oxycombustion technology. In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the pressurized oxycombustion technology. BPD entered into a license agreement with the Joint Venture and TEPS pursuant to which it granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other relevant proprietary intellectual property. Pursuant to the LLC Agreement, TEPS and BPD each owned a 50% membership interest in the Joint Venture.

On March 2, 2012, TEPS entered into a Dissolution Agreement with BPD to terminate the Limited Liability Company Agreement and dissolve the Joint Venture. The BTCC Board of Managers is supervising the wind down and dissolution process.

Unity Power Alliance

On March 8, 2012, the Company announced the formation of Unity Power Alliance (“UPA”). UPA was formed with the intention to work with partners and stakeholders to develop and commercialize its pressurized oxycombustion technology, and will seek the involvement of other major firms and organizations with an interest in promoting the technology. As of March 31, 2012, UPA is a wholly-owned subsidiary of the Company until it enters into a Joint Venture agreement with outside parties.

Note 5: Convertible debt

Convertible debt consisted of the following at March 31, 2012 and December 31, 2011 (in thousands):

	March 31, 2012	December 31, 2011
	(unaudited)
Roenigk 2007 Convertible Promissory Note, 5%, due March 21, 2013, less discount of $64 at March 31, 2012 and $78 at December 31, 2011	$899	$860
Roenigk 2008 Convertible Promissory Note, 5%, due March 7, 2013, less discount of $138 at March 31, 2012 and $181 at December 31, 2011	777	711
December 2011 Convertible Promissory Notes, 12.5%, due December 31, 2012	1,250	1,250
	2,926	2,821
Less: Current portion	(2,926)	(1,250)
	$—	$1,571

Roenigk 2007 Convertible Promissory Note

On March 21, 2007 the Company issued to Mr. Martin A. Roenigk, a member of the Company’s Board of Directors as of that date, a 5% Convertible Promissory Note due March 21, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder. Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee. The Company added $24,000 of accrued interest to the principal balance of the Note during the three months ended March 31, 2012. Total interest added to the principal balance of the Note was $213,000 as of March 31, 2012.

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THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Roenigk 2008 Convertible Promissory Note

On March 7, 2008, Mr. Roenigk exercised his option to make an additional $750,000 investment in the Company under the terms of the Securities Purchase Agreement between the Company and Mr. Roenigk dated March 21, 2007. The Company issued to Mr. Roenigk a 5% Convertible Promissory Note due March 7, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder. Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee. The Company added $22,000 of accrued interest to the principal balance of the Note during the three months ended March 31, 2012. Total interest added to the principal balance of the Note was $165,000 as of March 31, 2012.

December 2011 Convertible Promissory Notes

On December 2, 2011 the Company entered into Bridge Loan Agreements with four of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $1.25 million in exchange for 12.5% Promissory Notes (the “December 2011 Bridge Notes”).  The December 2011 Bridge Notes bear interest at the rate of 12.5% per year and are due and payable on December 31, 2012. The entire unpaid principal amount, together with all interest then accrued and unpaid under each December 2011 Bridge Note, is convertible into shares of a future series of Preferred Stock.

The December 2011 Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default.

Note 6: Equity

Common Stock

On January 10, 2012, the Company entered into Warrant Amendment Agreements (the “Agreements”) with six individuals who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 5,633,344 shares of the Company’s Common Stock (collectively, the “Warrants”). Pursuant to the Agreements, the Company amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. The Company received proceeds totaling $498,000, net of issuance costs, from the exercise of the Warrants.

On February 10, 2012, the Company issued 419,180 shares of Common Stock to ARC Capital (BVI) Limited. (“ARC”) in partial consideration for financial advisory and other consulting services performed by ARC pursuant to a Financial Advisory and Consulting Agreement dated as of November 7, 2011. The value of this Common Stock was recorded as a component of general and administrative expense on the Company’s Consolidated Statement of Operations in the fourth quarter of 2011.

At March 31, 2012, approximately 231 million shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments.

Stock Options

During the three-month period ended March 31, 2012, the Board of Directors awarded employees and an advisor to the Board of Directors a total of 1,530,000 stock options under the Company’s 2008 Incentive Stock Plan. The options are exercisable at $0.15 - $0.268 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates. Options granted to non-employee directors vest on the date of the Company’s 2012 Annual Meeting of Stockholders; options granted to employees vest ratably over a four-year period.

The following table presents option expense included in expenses in the Company’s Consolidated Statements of Operations for the three-month periods ended March 31, 2012 and 2011:

	2012	2011

Cost of revenue	$4	$9
General and administrative	137	286
Engineering, research and development	25	30
Sales and marketing	(3)	29
Option expense before tax	163	354
Benefit for income tax	—	—
Net option expense	$163	$354

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THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

The fair value of options granted during the three-month periods ended March 31, 2012 and 2011 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2012	2011

Risk-free interest rate	1.1% - 1.2%	3.5%
Expected option life (years)	6.25	6.25
Expected volatility	92%	91%
Expected dividend rate	0%	0%
Expected forfeiture rate	20%	0%

A summary of the Company’s stock option activity and related information for the three-month periods ended March 31, 2012 and 2011 follows:

	2012		2011
	Number of Shares	Wtd. Avg. Exercise Price per Share	Number of Shares	Wtd. Avg. Exercise Price per Share
Outstanding, beginning of year	19,674,102	$0.38	22,065,402	$0.57
Granted	1,530,000	$0.24	1,200,000	$0.30
Canceled	(521,250)	$0.31	(1,832,500)	$1.12
Outstanding, end of period	20,682,852	$0.37	21,432,902	$0.51
Exercisable, end of period	9,540,783	$0.51	9,084,754	$0.80

The weighted average fair value of options granted was approximately $0.18 and $0.23 per share for the three-month periods ended March 31, 2012 and 2011, respectively. The weighted average fair value of options vested was approximately $141,000 and $221,000 for the three-month periods ended March 31, 2012 and 2011, respectively.

Exercise prices for options outstanding as of March 31, 2012 ranged from $0.15 to $1.50. The weighted average remaining contractual life of those options was approximately 7.7 years at March 31, 2012. The weighted average remaining contractual life of options vested and exercisable was approximately 7.0 years at March 31, 2012.

As of March 31, 2012, there was approximately $879,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 1.1 years. The Company recognizes stock-based compensation on the straight-line method.

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THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2012

(Unaudited)

Warrants

At March 31, 2012, there were outstanding warrants for the purchase of 78,062,100 shares of the Company’s Common Stock at prices ranging from $0.01 per share to $1.50 per share (weighted average exercise price was $0.40 per share). The expiration date of these warrants are as follows:

Year	Number of Warrants
2012	12,679,487
2013	8,896,554
2014	6,159,436
2015	6,188,879
2016	42,795,244
After 2016	1,342,500
78,062,100

Note 7: Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources. The Company markets and develops advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies. The Company currently generates almost all of its revenues from the sale and application of its water treatment technologies. Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development. In 2009, the Company established BTCC, a joint venture with Babcock Power Development, LLC, for the purpose of developing and commercializing the Company’s clean energy technology. Because revenues and costs related to the Company’s clean energy technologies is immaterial to the entire Company taken as a whole, the financial information presented in these financial statements represents all the material financial information related to the Company’s water treatment technologies.

The Company’s operations are currently conducted solely in the United States. The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 8: Commitments and contingencies

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008. Pursuant to the Offer in Compromise, the Company has satisfied its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties).

In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated. The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance. The Company has filed all returns and made all required payments to the IRS.

Accrued payroll taxes, which include taxes, penalties and interest related to state taxing authorities, totaled approximately $422,000 and are included in other current liabilities on the Company’s Consolidated Balance Sheets as of March 31, 2012. The Company continues to work with the various state taxing authorities to settle its remaining payroll tax obligations.

The Company is involved from time to time in litigation incidental to the conduct of its business. Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

F-41

54,166,684 Shares

Common Stock

THERMOENERGY CORPORATION

PROSPECTUS

July 11, 2012